As filed with the Securities and Exchange Commission on March 26, 2008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

2033
(Primary Standard Industrial Classification Code Number)

98-0222013
(I.R.S. Employer Identification Number)

A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road,
Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC 710065 011-86-29-88386415 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yongke Xue
A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road,
Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC 710065 011-86-29-88386415 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darren Ofsink, Esq.
GUZOV OFSINK LLC
600 Madison Avenue, 14th Floor,
New York, NY 10022

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one);

☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer
☒	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share, underlying Series B Preferred Stock	2,833,333 (2)	$.0165(3)	$46,750	$1.84

Common Stock, par value $.001 per share, underlying warrants	7,000,000 (4)	$3.00(5)	$21,000,000	$825.30

Total	9,833,333			$827.14

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions

(2)	Consists of 2,833,333 shares of Common Stock issuable on conversion of Series B Preferred Stock currently held by the selling stockholders.

(3)
The registration fee is calculated pursuant to Rule 457(c). As of the date of this  prospectus, our Common Stock is quoted under the symbol "EEVT.OB" on the Over-the-Counter Bulletin Board (“OTCBB”). As of March 24, 2008,  the last reported bid price was $.015 per share and the last reported asked price  was $.018 per share. The average of the bid and asked price was $.0165 per share.

(4)	Consists of shares of Common Stock underlying five year warrants to purchase an aggregate of 7,000,000 shares of Common Stock with an exercise price of $3.00 per share.

(5)	The registration fee is calculated pursuant to Rule 457(g).

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED ______________, 2008

PRELIMINARY PROSPECTUS

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

2,833,333 Shares of Common Stock
(underlying Series B Preferred Stock)
7,000,000 Shares of Common Stock
(underlying warrants)
Offered by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 9,833,333 shares of our Common Stock, including (i) 2,833,333 shares issuable to them upon conversion of Series B Preferred Stock issued to them in a private placement completed on February 26, 2008 (the “Private Placement”) and (ii) 7,000,000 shares of Common Stock issuable to them upon exercise of warrants issued to them in the Private Placement. The warrants have an exercise price of $3.00 per share (subject to adjustment), and expire on February 24, 2013.

The selling stockholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of warrants. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $________) but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

Our Common Stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "EEVT.OB". As of March _____, 2008, the last reported bid price for our Common Stock was $_____ per share and the last reported asked price was $______ per share.

There is a limited market in our Common Stock. The shares are being offered by the selling stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market in our Common Stock will develop, or if an active market does develop, that it will continue.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 17 for a discussion of certain risk factors that you should consider. You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________

TABLE OF CONTENTS

About This Prospectus	3
Cautionary Note Regarding Forward Looking Statements and Other Information Contained in this Prospectus	3
Prospectus Summary	4
Risk Factors	17
Selling Stockholders	30
Plan of Distribution	31
Use of Proceeds	33
Market For Common Equity And Related Stockholder Matters	33
Management's Discussion and Analysis of Financial Condition and Results of Operations	34
Business	48
Properties	59
Security Ownership of Certain Beneficial Owners and Management	59
Certain Relationships and Related Transactions	61
Directors and Executive Officers	62
Director and Officer Compensation	63
Description of Our Securities	64
Legal Matters	67
Experts	67
Interest of Named Experts and Counsel	68
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	68
Changes in and Disagreements with Accountants	68
Where You Can Find More Information	69
Financial Statements	F-1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock, including shares they acquire upon exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our Common Stock. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER
INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S.dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the Renminbi). According to xe.com, as of March 18, 2008, $1 = 7.08103 yuan.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including "Risk Factors” (beginning on page 17) and the consolidated financial statements (beginning on page F-1) and the related notes before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, the terms “Company,” we," "our" and "us" refer collectively to Entech Environmental Technologies, Inc. (“Entech”), Pacific Industry Holding Group Co. Ltd. (“Pacific”), a wholly-owned subsidiary of Entech organized under the laws of Vanuatu, and Shaanxi Tianren Organic Food Co., Ltd. (“Tianren”), a 99%-owned subsidiary of Pacific organized under the laws of the People’s Republic of China (the “PRC”).

The Company

Business Overview

In a series of transactions that closed on February 26, 2008, we acquired the business and substantially all of the assets of Shaanxi Tianren Organic Food Co., Ltd., a PRC company (“Tianren”). As a result of that acquisition, Pacific Industry Holding Group Co., Ltd. (“Pacific”) a Vanuatu corporation became our wholly owned subsidiary. Pacific in turn owns 99% of the equity interest of Tianren.

Through Pacific and Tainren, we are engaged in the business of research and development, production and sale of special concentrated fruit juice, fast-frozen and freeze-dried fruits and vegetable and fruit juice drinks.

 Principal Products

Our principal products include concentrated apple juice, concentrated pear juice, concentrated kiwi fruit puree, fruit juice drinks, fresh fruits and organic fresh fruits.

There are two general categories of fruit and vegetable juices available in the market. One is fresh juice which is canned directly after filtering and sterilization of the juice squeezed out of fresh fruits or vegetables. The other general category is juice drinks made out of concentrated fruit and vegetable juice. Concentrated fruit and vegetable juices are produced through pressing, filtering, sterilization and evaporation of fresh fruits or vegetables. They are used as the base material or ingredient for products such as drinks, fruit jams and fruit wines, etc. Concentrated juices are not drinkable. Instead, they are used as a basic ingredient for manufacturing

Corporate History

We were initially incorporated in 1998 in Florida as Cyber Public Relations, Inc. for the purpose of providing Internet electronic commerce consulting services to small and medium size businesses. While we were operating under the name Cyber Public Relations, Inc. we never had any material operations or revenues. On January 21, 2004, pursuant to a Capital Stock Exchange Agreement between the stockholders of Environmental Technologies, Inc., a Nevada corporation, the Environmental Technologies stockholders transferred all of their shares of the Environmental Technologies stock to us in exchange for 9,550,000 shares of our Common Stock.

As a result of the stock exchange discussed above, Environmental Technologies, Inc. became our wholly-owned subsidiary and the Environmental Technologies stockholders acquired approximately 97% of the issued and outstanding shares of our Common Stock. Immediately following the exchange, Barron Partners LP (“Barron Partners”) acquired 2,000,000 shares of our Common Stock and warrants for the purchase of 7,150,000 shares of our Common Stock. However, on September 30, 2004, Barron Partners agreed to the cancellation of all of such warrants.

After our acquisition of Environmental Technologies, we operated, through its wholly owned subsidiary, H.B. Covey, Inc., a business providing construction and maintenance services to petroleum service stations in the southwestern part of the United States of America and installation services for consumer home products in Southern California.

During July 2007, we entered into a Stock Sale and Purchase Agreement to sell H.B. Covey Inc. for an aggregate selling price of $100,000 in cash which we were to receive by September 30, 2007, and 1.8 million in shares of Company stock which the Company was to receive or cancel from the then CEO and CFO, Burr Northrop, by December 31, 2007. The sale of the business was for the book value of the property and equipment assets resulting in a gain of approximately $34,000. Under the terms of the sale, HB Covey, Inc. assumed certain liabilities.

 We completed the sale during July 2007 and received the $100,000 in cash from Burr Northrop by September 30, 2007 consistent with the Sale and Purchase Agreement. As of September 30, 2007 the 1.8 million shares were not received or cancelled and the Company recorded a receivable for the fair value of these shares as of September 30, 2007 in the amount of $120,000. The Company received and cancelled the 1.8 million shares during the quarter ended December 31, 2007 consistent with the Sale and Purchase Agreement.

Organizational History of Pacific Industry Holding Co., Ltd.

Pacific was incorporated under the laws of Republic of Vanuatu on November 30, 2006. Until the consummation of the Share Exchange discussed in the section “Share Exchange and Private Placement Financing” below, Winsun Limited owned 10% of the outstanding capital stock of Pacific, China Tianren Organic Food Holding Company Limited owned 10% of the outstanding capital stock of Pacific and Fancylight Limited owned 80% of the outstanding capital stock of Pacific.

Organizational History of Tianren

Shaanxi Tianren Organic Food Co., Ltd. (“Tianren”) was formed on August 8, 2001 under PRC law under the original name of Xi’an Zhonglv Ecology Science and Technology Industry Co., Ltd. On June 16, 2005, the name of Tianren was changed to its current name, Shaanxi Tianren Organic Food Co., Ltd. In December 2003, Tianren switched from its original business of researching, producing and distributing biodegradation starch resin aggregate to developing, producing and distributing concentrated fruit juices.

Currently, Tianren is engaged in the business of research and development, production and sales of special concentrated fruit juices, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks.

In September, 2007, Pacific acquired 99% of Tianren’s shares. Tianren converted from a PRC domestic company to a foreign Joint Venture company (the “JV”) by obtaining the approval from the PRC Ministry of Commerce.

Tianren’s current ownership structure is as follows:

Stockholder Name	Percentage
Pacific Industry Holding Group Co. Ltd.	99%
Yongke Xue	0.3%
Hongke Xue	0.3%
Xiaoqin Yan	0.2%
Yuan Cui	0.2%

Share Exchange and Private Placement Financing

Between February 22, 2008 and February 25, 2008, we entered into a series of transactions whereby we acquired 100% of the ownership interest in Pacific from the shareholders of Pacific in a share exchange transaction and raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. These transactions, collectively hereinafter referred to as “Reverse Merger Transactions,” were consummated simultaneously on February 26, 2008 and as a result of the consummation of these transactions, Pacific is now a wholly-owned subsidiary of the Company.

Pacific’s only business is acting as a holding company for Shaanxi Tianren Organic Food Co. Ltd., a company organized under the laws of the People’s Republic of China (“Tianren”), in which Pacific holds a 99% ownership interest. Currently, Tianren is engaged in the business of research and development, production and sale of special concentrated fruit juices, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks.

The following sets forth the material agreements that the Company entered into in connection with the Reverse Merger Transactions and the material terms of these agreements:

Share Exchange Agreement

On February 22, 2008, the Company and Terrence Leong entered into a Share Exchange Agreement with Pacific and all of the shareholders of Pacific (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, the shareholders of Pacific agreed to exchange 100 ordinary shares of Pacific, representing a 100% ownership interest in Pacific, for 1,000,000 shares of a newly designated Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Share Exchange” or the “Share Exchange Transaction”).

Stock Purchase Agreement

In connection with the Share Exchange Transaction, on February 25, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share (“Series B Stock”) and warrants to purchase 7,000,000 shares of the Company’s Common Stock (the “Warrants”) to the Investors, in exchange for a cash payment in the amount of $3,400,000. (The Warrants are only exercisable after the consummation of a 1-for 328.72898 reverse split of our outstanding Common Stock described under “Covenants-Amendment of Articles of Incorporation” below and the 7,000,000 shares issuable upon exercise of such Warrants will not be adjusted as a result of such reverse split. Under the Stock Purchase Agreement, the Company also agreed to deposit 2,000,000 shares of the Series B Stock into an escrow account to be held by an escrow agent as make good shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

The Stock Purchase Agreement provides for the purchase by the Investors referred to below, who are also the selling stockholders, of the securities described below.

Name and Address	Amount of Investment	Number of Shares of Series B Preferred Stock	Number of Shares of Common Underlying Series B Preferred Stock *	Number of Shares of Common Underlying Warrants*
Barron Partners LP	$3,300,000	2,750,000	2,750,000	6,794,118
Eos Holdings, LLC	$100,000	83,333	83,333	205,882
Total	$3,400,000	2,833,333	2,833,333	7,000,000
*Such number of shares gives effect to the 1-for 328.72898 reverse split of our outstanding common which the Company contemplates making prior to June 2008.

Representations; Warranties; Indemnification: The Stock Purchase Agreement contains representations and warranties by us and the investors which are customary for transactions of this type. The Stock Purchase Agreement also obligates us to indemnify the investors for any losses arising out of any breach of the agreement or failure by us to perform with respect to the representations, warranties or covenants in the agreement.

Covenants: The Stock Purchase Agreement contains certain covenants on our part, including the following:
Preferred Stock: we may not issue any preferred stock or convertible debt for three years following February 26, 2008, the closing date of the Stock Purchase Agreement, for so long as the Investors shall continue to beneficially own 20% of the Series B Preferred Stock issued under the Stock Purchase Agreement;

Insider Selling: No person who is an officer, director or affiliate of the Company on February 26, 2008 or who becomes our officer or director subsequent to February 26, 2008 may sell any shares of our Common Stock in the public market prior to the earlier of thirty six (36) months from date the registration statement is filed pursuant to the Registration Rights Agreement (as defined below) is deemed effective. Andrew Barron Worden, Managing Partner of Barron Partners and the Investors are not subject to this covenant;

Use of Proceeds: we must use the proceeds of the financing for acquisitions, working capital and other general corporate purposes;

Debt: Our debt-to- EBITDA ratio, at any given date, cannot exceed 3.5:1 for the most recent 12-month period until the expiration of two (2) years from February 26, 2008;

Independent Directors: prior to April 26, 2008, we are required to increase the size of our Board of Directors to five or seven and cause the appointment of such number of people to our Board of Directors so that upon such appointments a majority of our Board of Directors shall be “independent directors,” as defined by the rules of the Nasdaq Stock Market. Our Board of Directors currently consists of two directors, one of whom is independent. If we breach this covenant, we are required to pay the Investors liquidated damages equal to fourteen percent (14%) of the Purchase Price (as defined in the Stock Purchase Agreement) per annum, payable monthly in cash as calculated based on the number of days that we are not in compliance with this covenant;

Independent Directors on Audit and Compensation Committees: we are required, prior to April 26, 2008, to appoint (i) an audit committee comprised solely of not less than three independent directors and a (ii) compensation committee comprised of not less than three directors, a majority of whom are independent directors. If we breach this covenant, we are required to pay the Investors liquidated damages in an amount equal to fourteen percent (14%) of the Purchase Price per annum, payable monthly in cash as calculated based on the number of days that we are not in compliance with this covenant;

Chief Financial Officer: we are required, prior to March 28, 2008, to hire a chief financial officer who speaks and understands both English and Chinese and is familiar with United States Generally Accepted Accounting Principles (“US GAAP”). We are required to pay the Investors liquidated damages equal to amount equal to fourteen percent (14%) of the Purchase Price per annum, payable monthly in cash as calculated based on the number of days that we are not in compliance with this covenant. On March 18, 2008 Song Liu was appointed as our Chief Financial Officer;

Listing, Securities Exchange Act of 1934 and Rule 144: we are prohibited from taking any action to terminate or suspend our reporting and filing obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), except as permitted under the transaction documents for the Reverse Merger Transaction. We are required to take all action necessary to continue the quotation or listing of our Common Stock on the OTC Bulletin Board or other exchange or market on which the Common Stock is trading or may be traded in the future. If we breach this covenant, we are required to pay the Investors liquidated damages in an amount equal to fourteen percent (14%) of the Purchase Price per annum, payable monthly in cash as calculated based on the number of days that we are not in compliance with this covenant;

Liquidated Damages and Limitations: our aggregated obligations to pay liquidated damages under the Stock Purchase Agreement, the Warrants and the Registration Rights Agreement which we entered into in connection with the Stock Purchase Agreement and which is summarized below shall not exceed eighteen (18%) of the total Purchase Price. If, pursuant to the Stock Purchase Agreement and the Registration Rights Agreement, we incur liquidated damages and are required to pay the Investors in cash and we fail to pay the Investors within fifteen (15) days following the end of the month when such cash liquidated damages become due, then, at the election of the Investors, we are required to deliver to each Investor shares of Series B Preferred Stock as liquidated damages pro rata based on the percentage that the number of Series B Preferred Stock beneficially owned by such Investor bears to the total number of Series B Preferred Stock outstanding at the time when the cash liquidated damages are due;

Employment and Consulting Contracts: until February 26, 2011 and for so long as the Investors continue to beneficially own in the aggregate at least 20% of Series B Preferred Stock issued under the Stock Purchase Agreement, we must obtain approval from the majority of the independent directors of the Board of Directors that any awards other than salary are customary, appropriate and reasonable for any officer, director or consultant whose compensation is more than $100,000 per annum;

Price Adjustments: for so long as the Investors shall hold at least 20% of the Series B Preferred Stock issued (except for certain exempt issuances not to exceed 5% of the outstanding shares of our Common Stock for every two year period and certain other issuances which do not apply pursuant to the Certificate of Designations), if the Company closes on the sale or issuance of Common Stock at a sale price, or warrants, options, convertible debt or equity securities with a exercise or conversion price per share which is less than the Conversion Price (as defined in the Certificate of Designation) then in effect, the Conversion Price in effect from and after the date of such transaction shall be adjusted in accordance with the terms of the Certificate of Designations;

Retention of Investor Relations Firm: we are required to retain an investor relations firm prior to April 26, 2008; and

Agreements Regarding HuLuDao Wanjia and YinKou Trusty Factory: Prior to March 26, 2008, we are required to cause Tianren, our indirect subsidiary in the PRC, to (i) extend the term of its current management and lease agreement with HuLuDao WanJia Factory (the “HuLuDao WanJia Agreement”) to twenty (20) years under the terms and conditions similar to those in the current management agreement, and (ii) enter into an agreement with YinKou Trusty Factory under the terms and conditions similar to those in the HuLuDao WanJia Agreement. On March 20, 2008 Tianren extended the terms of the HuLuDao WanJia Agreement and entered into an agreement with YinKou Trusty Factory under the terms and conditions similar to those in the HuLuDao WanJia Agreement. In addition, we are required to cause Tianren to make arrangements, including without limitation, acquisition arrangements, with HuLuDao WanJia Factory and YinKou Trusty Factory so that after giving effect to such arrangements, the financials of HuLuDao WanJia Factory and YinKou Trusty Factory can be consolidated into the Company’s financials in accordance with the principles of the US GAAP.

Amendment of Articles of Incorporation: we are required to effect a 1-for 328.72898 reverse split of our outstanding Common Stock. In the event the reverse split is not effected prior to June 2, 2008, we are required to pay to the Investors, pro rata, as liquidated damages, an amount equal to one (1%) of the Purchase Price per month, payable monthly in cash as calculated based on the number of days that we are not in compliance with this covenant.

Right of First Refusal. prior to February 26, 2011 and for so long that the Investors shall continue to beneficially own in the aggregate at least 20% of Series B Preferred Sock or the Common Stock issued thereunder, the Investors have the right to participate pro rata in any financing (other than certain exempt issuances and issuances of the Company’s securities in a firm underwritten IPO).

Delivery of up to 2,000,000 additional shares of Series B Preferred Stock from Escrow Based on Pre-Tax Income and Pre-Tax Income Per Share: We delivered to an escrow agent at the closing of the Stock Purchase Agreement 2,000,000 shares of Series B Preferred Stock (the “Make Good Escrow Stock”). If our consolidated “pre-tax income” for the year ended December 31, 2007 is less than RMB 67,400,000 (or the required pretax income per share), or our consolidated Pre-Tax Income for the fiscal year ending December 31, 2008 is less than RMB 84,924,000 (or the corresponding required pre-tax income per share), or our consolidated pre-tax Income for the fiscal year ending December 31, 2009 is less than RMB 107,004,240 (or the corresponding required pre-tax income per share), then the percentage shortfall shall be determined by dividing the amount of the shortfall by the applicable target number. If the percentage shortfall for the fiscal year 2007 is greater than 50%, then the escrow agent will deliver to the Investors all of the Make Good Escrow Stock pro rata according to the Investors’ ownership percentages which shall be the ratio of such Investor’s initial purchase price to the total purchase paid under the Stock Purchase Agreement. If the percentage shortfall for 2007 is less than fifty percent (50%), then the adjustment percentage shall be determined. The adjustment percentage shall mean the percentage that the percentage shortfall bears to fifty percent (50%). The escrow agent shall deliver to an Investor according to such Investor’s ownership percentage of such number of shares of Series B Preferred Stock as is determined by multiplying the adjustment percentage by Make Good Escrow Stock and retain the balance. If, after giving effect to the adjustment and delivery to the Investors as described in the foregoing, there are shares of Make Good Escrow Stock remaining, the same procedures shall apply based on our pre-tax income for our fiscal years 2008 and 2009.

Subsequent Transactions. As long as any Investor holds any of the Series B Preferred Stock or Common Stock issuable upon conversion of the Series B Preferred Stock or exercise of warrants issued under the Stock Purchase Agreement, we are prohibited from effecting or entering into an agreement to effect any transaction involving a variable rate transaction or a MFN transaction. A “variable rate transaction” means a transaction in which we issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our Common Stock. An “MFN transaction” means a transaction in which we issue or sell any securities in a capital raising transaction (or series of related transactions) which grants an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering. Investors are entitled to obtain injunctive relief against us to preclude any such issuance.

Registration Rights Agreement

In connection with the Stock Purchase Agreement, on February 26, 2008, the Company entered into a Registration Rights Agreement with the investors party to the Stock Purchase Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file one or more registration statements to register for resale the shares of the Common Stock of the Company issuable upon conversion of the Series B Stock and upon exercise of the warrants issued to the investors under the Stock Purchase Agreement, except for shares issued or issuable as liquidated damages. Under the terms of the Registration Rights Agreement we are required to:

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with respect to the initial registration statement, prepare and file the initial registration statement prior to March 26, 2008; provided, however, that, if in the opinion of the counsel to the Company that the Company’s audited financials for the fiscal year 2007 are required to be included in the initial registration statement based on the applicable SEC rules, then such filing date shall be delayed to the earliest date when the Company’s audited financials for the fiscal year 2007 becomes available, but no later than March 30, 2008, and with respect to any subsequent registration statements, the later of (a) ninety (90) days after the Company receives a demand for registration of additional registrable securities or (b) thirty (30) days following the earliest practical date on which the Company is permitted by the SEC to file such additional registration statement related to the registrable securities (which is at least 180 days from the effective date of the initial registration statement.)

•
to use our commercially reasonable best efforts to have that registration declared effective on the earlier to occur of 150 days after the closing date (February 26, 2008), however, if the filing date is delayed because the Company’s audited financials for the fiscal year 2007 are required to be included in the initial registration statement based on the applicable SEC rules, then 120 days following the filing date;

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Ten (10) days following receipt of a no review or similar letter from the SEC or the third business day following the day we receive notice from the SEC that the SEC has determined that the registration statement is eligible to be declared effective without further comments by the SEC.

The Investors are also granted demand registration rights which require us, for so long as no more than eighty percent (80%) of the Series B Preferred Stock and Common Stock issuable upon conversion of such Series B Preferred Stock and issuable upon exercise of the warrants issued under the Stock Purchase Agreement have been registered or sold, to use our commercially reasonable best efforts to file such registration statement under the Securities Act as promptly as practicable upon our receipt of the Investors’ demand to register their registrable securities and cause such registration statement to be declared effective. The Company shall notify each Investor promptly when any such registration statement has been declared effective.

Our failure to meet this schedule and other timetables provided in the Registration Rights Agreement could result in the imposition of liquidated damages, which are payable in cash to the Investors (pro rata based on the percentage of Series B Preferred Stock owned by the Investors at the time such liquidated damages shall have incurred) equal to fourteen percent (14%) of the Purchase Price per annum payable monthly based on the number of days such failure exists, which amount of liquidated damages, together with all liquidated damages that the Company may incur pursuant to the Registration Rights Agreement, the Warrant and the Stock Purchase Agreement, shall not exceed an aggregate of eighteen percent (18%) of the amount of the Purchase Price. In the event the SEC does not permit all of the registrable securities to be included in a Registration Statement because of its application of Rule 415, we will not incur any liquidated damages with respect to any registrable securities that we were not permitted to include on such registration statement and no liquidated damages will be payable for such failure with respect to any warrant shares.

Make Good Escrow Agreement

In connection with the Stock Purchase Agreement, on February 26, 2008, we entered into a Make Good Escrow Agreement with Tri-State Title & Escrow, LLC, as the escrow agent and the Investors (the “Make Good Escrow Agreement”), pursuant to which 2,000,000 shares of our Series B Preferred Stock were issued in the name of the escrow agent to be held by the escrow agent. These make good escrow shares do not have any voting rights. The delivery and release of these make good shares are subject to the terms of the Stock Purchase Agreement as described above and the Make Good Escrow Agreement.

The Series A Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 1,000,000 shares of Series A Convertible Preferred Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The rights and preferences of the Series A Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock which we filed with the Secretary of State of Florida on February 22, 2008. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series A Preferred Stock unless we pay dividends to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Preferred Stock will be entitled to receive dividends in an amount or value as would have been payable on the number of shares of Common Stock into which each share of Series A Preferred Stock would be convertible. The rights of holders of Series A Preferred Stock to receive dividends are subject to the rights of any holder of our Series B Preferred Stock or other senior stock.

Mandatory Conversion. We are required to file an amendment to our Articles of Incorporation (“Amendment”) with the Secretary of State of the State of Florida effecting a 328.72898-for-1 reverse stock split of our Common Stock (or a split using such other ratio that may be required) (the “Reverse Split”). Upon effectiveness of such reverse stock split, all the outstanding shares of Series A Preferred Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on us or on the holders of Series A Preferred Stock or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred will be entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held (the “Conversion Rate”).

Voting Rights. The holders of shares of Series A Preferred shall be entitled to the following voting rights:

(a)Those voting rights required by applicable law; and

(b)The right to vote together with the holders of the Common Stock and Series B Preferred Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A Preferred Stock carrying a number of votes equal to the number of shares of Common Stock issuable in a Mandatory Conversion (as described below).

Redemption; Liquidation Preference. The Series A Preferred shall not be redeemable and shall have no liquidation preference.

Series B Convertible Preferred Stock

In connection with the Share Exchange Transaction, we designated 7,000,000 shares of Series B Convertible Preferred Stock out of our total authorized number of 10,000, 000 shares of Preferred Stock, par value $0.001 per share. The rights and preferences of the Series B Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock which we filed with the Secretary of State of Florida on February 22, 2008. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series A Preferred Stock and no dividends can be paid on our Common Stock while the Series B Preferred Stock is outstanding.

Voting Rights. The Series B Preferred Stock shall have no voting rights, except as required by Florida law. However, so long as any shares of Series B Preferred Stock are outstanding, we cannot, without the affirmative approval of the holders of 75% of the shares of the Series B Preferred Stock then outstanding,

(a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designations of the Series B Preferred Stock,

(b) authorize or create any class of stock (other than Series A Preferred Stock) ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Preferred Stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series B Preferred Stock,

(c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof,

(d) increase the authorized number of shares of Series B Preferred Stock or the number of authorized shares of Preferred Stock.

Liquidation Preference. On liquidation the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

Conversion at Option of Holder. Upon effectiveness of the Reverse Split, each share of Series B Preferred Stock is convertible at any time into one share of Common Stock at the option of the holder. If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

Automatic Conversion on Change of Control. In the event of a “change of control,” the shares of Series B Preferred Stock will be automatically converted into Common Stock. A “change in control” means a consolidation or merger of us with or into another company or entity in which we are not the surviving entity or the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions.

4.9% Beneficial Ownership Limitation. Except in certain circumstances, the right of the holder to convert the Series B Preferred Stock is subject to the 4.9% limitation, with the result we shall not effect any conversion of the Series B Preferred Stock, and the holder has no right to convert any portion of the Series B Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.9% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13d-3 thereunder. The 4.9% limitation may not be waived or amended.

Liquidated Damages for Failing to Timely Deliver Certificates: If we fail to deliver the appropriate stock certificates within three (3) trading days of the conversion date, we are required to pay the holder, in cash, liquidated damages the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Certain Adjustments

Stock Dividends and Stock Splits. Appropriate adjustments will be made to the conversion ratio in the event of a stock dividend, stock distribution, stock split or reverse stock split or reclassification with respect to the outstanding shares of Common Stock.

Price Adjustment; Full Ratchet. From and after February 26, 2008 and until such time as the investors hold less than 20% of the Series B Preferred Stock, except for certain exempt issuances not to exceed 5% of the outstanding shares of Common Stock for every two year period, certain issuances as to which price adjustment has already been made, in the event we issue Common Stock at a price, or issue warrants, options, convertible debt or equity securities with an exercise price per share or conversion price which is less than the conversion price then in effect, then the conversion price will be reduced, concurrently with such issue or sale, to such lower price.

Subsequent Transactions. For so long as any investor holds any of the Series B Preferred Stock, we are prohibited from effecting or entering into an agreement to effect any transactions involving a “Variable Rate Transaction” or an “MFN Transaction”.

Subsequent Rights Offerings. We are prohibited from, at any time while the Series B Preferred Stock is outstanding, issuing rights, options or warrants to holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then applicable conversion price.

Pro Rata Distributions. If we distribute to the holders of Common Stock evidences of our indebtedness, assets, rights or warrants to subscribe for or purchase any security, then in each case the conversion price shall be determined by multiplying the conversion price by a fraction the numerator of which is the VWAP minus the then fair market value at such record date of the portion of the assets or evidence of indebtedness so distributed applicable to one outstanding share of the as determined by the Board of Directors in good faith and the denominator of which is the VWAP on the record date.

Fundamental Transaction. If we effect a merger, sell all or substantially all of our assets, any tender offer or exchange offer is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “fundamental transaction”), then on subsequent conversion of the Series A Preferred Stock, the holder has the right to receive, for each share of Common Stock that would have been issuable on such conversion absent such fundamental transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive on the occurrence of the fundamental transaction as if the holder had been, immediately prior to such fundamental transaction, the holder of Common Stock.

The Warrants

The Warrants entitle the holders, upon the effectiveness of the Reverse Split, to purchase up to an aggregate of 7,000,000 shares of Common Stock at an exercise price of $3.00 per share, subject to adjustment. The Warrants expire in five years following their issuance.

Cashless Exercise.  The holders may make a cashless exercise, but not until February 26, 2009 and only when the resale of the warrant shares by the holder is not covered by an effective registration statement.

Maximum Exercise; 4.9% Limitation. The holder is not permitted to exercise the warrant to the extent that on the date of exercise the exercise would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock on such date. This provision may not be waived or amended (the “4.9% Limitation”).

Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The exercise price of the warrants and the number of shares of Common Stock issuable on exercise of the warrants will be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares.

Adjustment for Reorganization, Consolidation, Merger, Etc. If we merge or consolidate with or into any other person, or are a party to any other corporate reorganization, and we are not the continuing or surviving entity, then, in each case, the holder of the warrant (on exercise at any time after the consummation of such transaction) will be entitled to receive, the stock and other securities and property (including cash) which the holder would have been entitled to receive if the holder had exercised the warrant immediately prior to the effectiveness of the transaction.

Sales of Common Stock at less than the Exercise Price; Weighted Average Adjustment. Subject to certain exceptions (including certain exempt issuances), if we sell or issue any Common Stock at a per share price, or warrants, options, convertible debt or equity securities with an exercise or conversion price per share, which is less than (i) $1.20, the Warrants’ exercise price will be adjusted concurrently with such issue or sale, to such lower price, or (ii) 2.00, but higher than $1.20 , the Warrants’ exercise price will be adjusted according to a weighted average formula as follows:

EP(1) = EP(1) x ((A+B) /(A+C))
EP(2) = the Warrant Exercise Price immediately after the adjustment;

For purposes of the foregoing formula:

EP(1) = Exercise Price immediately prior to the adjustment;

A = the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares, including the exercise or conversion of all options, warrants and other convertible securities.

B = the number of shares of Common Stock which the aggregate consideration received or receivable for the issuance of such additional shares would purchase at the Exercise Price immediately prior to the adjustment;

C = the number of such additional shares to be issued.

No exception from price adjustment for exempt issuances will be made if such exempt issuances exceed 5% of the outstanding shares of Common Stock for every two year period or if such exempt issuances are employee / consultant options only and exceed 7.5% of the outstanding shares of Common Stock for every two year period.

Mandatory Exercise. We have the right to require the outstanding Warrants on at least 35 days notice prior to the mandatory exercise date to exercise the Warrants, provided that (i) the market price of our Common Stock equals or exceeds $6.00 on each trading day in the 25 trading days period ending on the notice date, (ii) we have achieved our pre-tax income target for 2007 fiscal year, and (iii) the “Trading Volume” of our Common Stock equals or exceeds the 150,000 shares (which shall not be adjusted with Reverse Split.) “Target Volume” on each trading day in the twenty five (25) trading days in the period ending on the notice date, and (iv) a registration statement covering the sale by the holder of the shares of Common Stock issuable upon exercise of the Warrant is current and effective for the 25 trading days prior to the notice date and our right to mandate exercise only applies with respect to the warrant shares included in such registration statement. In the event that our mandate exercise of the Warrants would result in a violation of the 4.9% Limitation, we will not have the right to mandate such exercise of the Warrants to the extent that the exercise of the Warrants would result in such a violation.

As a result of the above transactions, the Company ceased being a “shell company” as defined in Rule 12b-2 under the Exchange Act.

Our Corporate Structure

The Company’s current structure is set forth in the diagram below:

Executive Offices

Our principal executive offices are located at Room 1404 and Room 1403, A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC 710065, and our telephone number is 011-86-29-88386415.

The Offering

Offering by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 9,833,333 shares of our Common Stock including (i) 2,833,333 shares issuable to them upon conversion of Series B Preferred Stock issued to them in a private placement completed on February 26, 2008 (the “Private Placement”) and (ii) 7,000,000 shares of Common Stock issuable to them upon exercise of warrants issued to the Investors in the Private Placement The warrants have an exercise price of $3.00 per share (subject to adjustment), and expire on February 24, 2013. The Warrants only become exercisable following a 1-for 328.72898 reverse split of our outstanding Common Stock which we are obligated to make prior to June 2008. The 7,000,000 shares issuable upon exercise of such Warrants and the initial exercise price of $3.00 thereof will not be adjusted as a result of such reverse split. The following table gives effect to the 1-for 328.72898 reverse split of our outstanding common which the Company contemplates making prior to June 2008.

No shares are being offered for sale by the Company.

Total shares of Common Stock outstanding prior to the Offering	265,511*

Common Stock offered by the Company	-

Total shares of Common Stock offered by the selling stockholders	9,833,333

Total shares of Common Stock to be outstanding after the Offering (assuming all Warrants have been exercised and all shares of Series A Preferred Stock and B Preferred Stock have been converted)	32,720,164**

Use of Proceeds
We will not receive any of the proceeds from the sales of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the warrants. We intend to use any cash proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all.

Our OTC Bulletin Board Trading Symbol	EEVT.OB

Risk Factors	See "Risk Factors" beginning on page 17 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

*Such number gives effect to the 1-for-328.72898 reverse split of our outstanding Common Stock which we are obligated to make prior to June 3, 2008.
**Such number of shares gives effect to the automatic conversion of 1,000,000 outstanding shares of Series A Preferred Stock into 22,006,173 shares of Common Stock which will occur simultaneously with the consummation of the 1-for 328.72898 reverse split of our outstanding Common Stock which we are obligated to make prior to June 3, 2008.

Plan of Distribution

This offering is not being underwritten. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in: (i) privately negotiated transactions, or (ii) in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the shares may then be listed in the future pursuant to and in accordance with the applicable rules of such exchange. The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will keep this prospectus current until the earlier to occur of: (y) all of the securities covered by the registration statement of which this prospectus is a part have been publicly sold, or (z) the time when all of the securities covered by that registration statement can be sold, without volume restrictions, pursuant to Rule 144.

We will pay all expenses of registration incurred in connection with this offering (estimated to be approximately $236,000), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may offer the Common Stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement.

The offering of Common Stock may be through the facilities of the OTCBB or such other exchange where our Common Stock may then be traded. Brokerage commissions may be paid and discounts are allowed in connection with such sales. However, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our Common Stock.

If any of the following risks, or any other risks not described below because they are currently unknown to us or we currently deem such risks as immaterial, but they later become material, actually occurs, it is likely that our business, financial condition, and operating results could be seriously harmed. As a result, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Tianren began its operations in 2001. Our limited operating history in the fruit juice industry may not provide a meaningful basis on which to evaluate our business. Although Tianren’s revenues have grown rapidly since its inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	maintain our proprietary technology;

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations, including the integration of any future acquisitions;

•	obtain sufficient working capital to support our expansion and to fill customers’ orders in time;

•	maintain adequate control of our expenses;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

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anticipate and adapt to changing conditions in the fruit juice industry markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Our major competitors may be better able than we to successfully endure downturns in our industry. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including:

•	our financial condition and results of operations,

•	the condition of the PRC economy and the environmental protection product industry in the PRC, and

•	conditions in relevant financial markets

If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms, our financial position, competitive position, growth and profitability may be adversely affected.

We may not be able to effectively control and manage our growth

Our sales revenues have increased from approximately $ 7,027,889 for the fiscal year ended December 31, 2005 to approximately $ 17,427,204 for the fiscal year ended December 31, 2006. Our sales revenues for the nine months ended September 30, 2007 were $ 12,493,802, an increase of approximately 9.16% over sales revenues of $ 11,445,200 for the same period of 2006. If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own. These eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy these kinds of increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

An important element of our growth strategy is expected to be the pursuit of acquisitions of other businesses that increase our existing market share and expand our production capacity. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers, and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future acquisitions, and we may issue securities in connection with future acquisitions that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

We depend on a concentration of customers.

Our revenue is dependent, in large part, on significant orders from a limited number of customers. Sales to our five largest customers accounted for approximately 57% and 40% of our net sales during the years ended December 31, 2006 and 2005, respectively. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large customers would have a material adverse effect on our business, operating results and financial condition. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices of fresh fruits, our principal raw materials, are subject to market conditions and generally we do not, and do not expect to, have long-term contracts with our suppliers for those items. While these raw materials are generally available and we have not experienced severe raw material shortages in the past, in 2007 the prices of apples, kiwis and pears temporarily significantly increased because of a poor climate which caused a sharp decrease in fruit output. We cannot assure you that the necessary raw materials will continue to be available to us at prices currently in effect or acceptable to us. The prices for these raw materials have varied significantly and may vary significantly in the future. Numerous factors, most of which are beyond our control, influence prices of our raw material. These factors include general economic conditions, geographic conditions, climate conditions and transportation delays and other uncertainties.

We may not be able to adjust our product prices, especially in the short-term, to recover cost increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

There are risks that the sales price of our products will change, which will affect our profits.

According to financial analysis of Tianren, operating income of Tianren is very sensitive to sales price of concentrated fruit juice. If sales price of concentrated fruit juice changes, it will directly influence the continuity and stability of our gains.

The factors influencing the sales price of concentrated fruit juice include supply price of fresh fruit, supply and demand of our products in international markets, etc.

We may engage in future acquisitions that could dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage or enhance our technological capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. In the event of any future acquisitions, we could:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;

•	assume contingent liabilities; or

•	expend significant cash.

These actions could have a material adverse effect on our operating results or the price of our Common Stock. Moreover, even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Acquisitions and investment activities also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies and/or products;

•	unanticipated costs associated with the acquisition or investment transaction;

•	the diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	the potential loss of key employees of acquired organizations; and

•	substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot ensure that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

We may not be able to prevent others from unauthorized use of our patents, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. We own two patents in the PRC covering our fruit process technology. The process of seeking patent protection can be lengthy and expensive and we cannot assure you that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantages.

We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make, use or sell our products in either the PRC or other countries.

The implementation and enforcement of PRC intellectual property laws historically have not been vigorous or consistent, primarily because of ambiguities in the PRC laws and a relative lack of developed enforcement mechanisms. Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as in the United States and other countries. Policing the unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenues.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. The development and marketing of new products and the expansion of distribution channels and associated support personnel requires a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing stockholders. If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of common stockholders, and the terms of such debt could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

 Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for “non-accelerated filers,” as defined by the SEC. During 2008 we changed our fiscal year end from September 30 to December 31 and in accordance with SEC rules, we filed a transition report for the period from October 1, 2007 to December 31, 2007. The transition report was on Form 10-QSB and contained unaudited financial statements as permitted under such rules. Accordingly, we believe that the annual assessment of our internal controls requirement and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 31, 2008. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards. We believe that our business operations comply with PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We do not have key man insurance on our Chairman and CEO, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Hongke Xue, Tianren’s Chairman of the Board and CEO, and Mr. Yongke Xue, the Company’s Chairman of the Board and CEO. The loss of the services of Mr. Hongke Xue or Mr. Yongke Xue, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that their services will continue to be available to us, or that we will be able to find a suitable replacement for either of them. We do not carry key man life insurance for any key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. Unlike the United States and other countries, product liability claims and lawsuits are extremely rare in the PRC. However, we cannot assure you that we would not face liability in the event of the failure of any of our products. We cannot assure you that, especially as the PRC’s domestic consumer economy and industrial economy continues to expand, product liability exposures and litigation will not become more commonplace in the PRC, or that we will not face product liability exposure or actual liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We may be affected by changes in the international fruit juice market because of our dependence on the international market.

Currently, over 70% of the Company’s concentrated fruit juice is exported directly or indirectly. Because of our reliance on international markets, changes of foreign politics, law, economy and demands in international markets will have big influence on the operation of Tianren.

Tianren’s operating income is very sensitive to sales price of concentrated fruit juice. The change of international demands will directly influence the sales price.

If there is big gap between the export price and domestic price of concentrated fruit juice and China exports in large scale, anti-dumping actions might apply to Chinese concentrated fruit juice. As the majority of concentrated fruit juice of Tianren is for exports, there is a potential risk for us to be effected by any anti-dumping action.

Risks Related to Doing Business in the PRC

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in China. The PRC government has confirmed that economic development will follow the model of a market economy, such as the United States. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. Our interests may be adversely affected by changes in policies by the PRC government, including:

•	changes in laws, regulations or their interpretation

•	confiscatory taxation

•	restrictions on currency conversion, imports or sources of supplies

•	expropriation or nationalization of private enterprises.

Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may harm our profitability.

In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Tianren is subject to restrictions on paying dividends and making other payments to us. We might be unable to pay dividends to you.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates, Pacific and Tianren. As a result of our holding company structure, we rely entirely on dividend payments from Tianren, our subsidiary in China. PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary in the PRC also is required to set aside a portion of its after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if Tianren incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or Pacific are unable to receive all of the revenues from Tianren’s operations, we may be unable to pay dividends on our Common Stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Renminbi is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also in the future restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may harm your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar would diminish the value of the proceeds of the offering and this could harm our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in significant appreciation of the RMB against the U.S. dollar. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject the PRC resident shareholders of us or our parent company to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange (“SAFE”) issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (the “SAFE Notice”), which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. After the SAFE notice, an implementation rules on the SAFE notice was issued on May 29, 2007 which provides for implementation guidance and supplements the procedures as provided in the SAFE notice. For an offshore special purpose company which was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration requirement is repeated.

Due to lack of official interpretation, some of the terms and provisions of the SAFE Notice and its implementation rules remain unclear, and the implementation of the SAFE Notice by central SAFE and local SAFE branches has been inconsistent since its adoption. Based on the advice of our PRC counsel, Global Law Offices, located in Beijing, and after consultation with relevant SAFE officials, we believe that the PRC resident shareholders of our parent company, Entech Environmental Technologies, Inc., were required to complete their respective SAFE registrations pursuant to the SAFE Notice.

Moreover, because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether the SAFE Notice and implementation rules will apply to us, we cannot predict how SAFE will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our or our parent company’s PRC resident shareholders. In addition, such PRC residents may not always be able to complete registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our or our parent company’s PRC resident shareholders or future PRC resident shareholders to comply with the SAFE Notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers and some directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors (other than Joseph I. Emas, who is a resident of the United States) reside outside of the United States. In addition, our operating subsidiary, Tianren, is located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, which includes a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as will be required under Section 404 of the Sarbanes Oxley Act of 2002.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Risks Related to Our Common Stock.

Our officers, directors and their relatives control us through their positions and stock ownership and their interests may differ from other stockholders.

Joseph I. Emas, one of our directors, beneficially owns 14% of our Common Stock. In addition, Hongke Xue, the brother of one of our directors and our CEO, Yongke Xue, is the voting trustee for the benefit of Fancylight Limited. Fancylight Limited owns 800,000 shares of Series A Convertible Preferred Stock, which carries 17,604,960 votes upon all matters submitted for a vote of stockholders. As a result, our officers and directors and their relatives may be able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. The interests of our directors and officers may differ from other stockholders. Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock which can, in turn, affect the market price of our Common Stock.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, Tianren, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently our Common Stock is quoted in the OTC Bulletin Board market and the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board market is an inter-dealer market much less regulated than the major exchanges and our Common Stock is subject to abuses and volatilities and shorting. Thus there is currently no broadly followed and established trading market for our Common Stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our Common Stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for our Common Stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our Common Stock and as a result, the market value of our Common Stock likely would decline.

Our Common Stock is currently subject to the "penny stock" rules which require delivery of a schedule explaining the penny stock market and the associated risks before any sale.

Our Common Stock is currently subject to regulations prescribed by the SEC relating to “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Our Common Stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

A large number of shares will be eligible for future sale and may depress our stock price.

This is an offering of 9,833,333 shares of our Common Stock by the selling stockholders, all of which (assuming the effectiveness of the registration statement of which this prospectus is a part) are freely tradable. Sales of substantial amounts of Common Stock, or a perception that such sales could occur, and the existence of warrants to purchase shares of Common Stock at prices that may be below the then current market price of the Common Stock, could adversely affect the market price of our Common Stock and could impair our ability to raise capital through the sale of our equity securities.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our Common Stock.

We are authorized to issue 10,000,000 shares of preferred stock. Our Board of Directors is authorized under our Articles of Incorporation to provide for the issuance of shares of preferred stock by resolution, and by filing a certificate of designations under Florida law, to fix the designation, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Accordingly, our Board of Directors has designated 1,000,000 shares of Series A Convertible Preferred Stock (of which 1,000,000 shares of Series A Convertible Preferred Stock are issued and outstanding), and 7,000,000 shares of Series B Convertible Preferred Stock (of which 5,448,480 shares of Series B Preferred Convertible Stock are issued or outstanding). Any shares of preferred stock that are issued are likely to have priority over our Common Stock with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of our preferred stock in order to discourage or delay a change of control or for any other reason. However, there can be no assurance that preferred stock will not be issued at some time in the future.

We are responsible for the indemnification of our officers and directors.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. Consequently, we may be required to expend substantial funds to satisfy these indemnity obligations.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of our Common Stock by the selling stockholders identified in the table below. Each of the selling stockholders acquired Series B Preferred Stock and warrants to purchase our Common Stock as an investor in our private placement transaction completed on February 26, 2008. The Common Stock offered hereby is issuable to the selling stockholders upon conversion of such Series B Preferred Stock and exercise of such warrants. All of the selling stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The table set forth below lists the names of the selling stockholders as well as the number of shares of Common Stock underlying the securities acquired by the selling stockholder in the February 26, 2008 private placement (all of which are being registered), and its assignees in connection with the private placement, all of which are being registered. Neither of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

Each selling stockholder is offering for sale all of the shares it will acquire upon conversion of the Series B Preferred Stock and exercise of the warrants acquired in the February 26, 2008 private placement.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of its shares at any time.

Name of Selling Stockholder	Total Number And Percentage Of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)		Maximum Number of Shares to be Sold (4)	Total Number And Percentage Of Shares Beneficially Owned After the Offering (2)(3)
Barron Partners LP	10,159,265 (4)	31.3%	9,544,118	615,147	2.7%

EOS Holdings, LLC	289,215 (5)	1.3%	289,215	-	0%
__________
(1) As of March 21, 2008, we had outstanding 22,271,684 shares of Common Stock. The number of outstanding shares has been adjusted to give effect to (a) a 1-for 328.72898 reverse split of our outstanding common which the Company contemplates making prior to June 2008 and (b) the automatic conversion of 1,000,000 outstanding shares of Series A Preferred Stock into an aggregate of 22,006,173 shares of Common Stock which will occur simultaneously with the consummation of the reverse stock split. Under applicable SEC rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the "beneficial owner" of a security with regard to which he directly or indirectly, has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person's economic interest in the security. The reverse stock split may not be effectuated until more than 60 days after March 21, 2008. However, for purposes of the table, we have assumed that each selling stockholder beneficially owns all shares of Common Stock issuable upon exercise of warrants and conversion of Series B Preferred Stock held by such selling stockholder on March 21, 2008. Each selling stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such selling stockholder.

(2) Subject to footnote (1), in determining the percent of Common Stock beneficially owned by a selling stockholder on March 21, 2008, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling stockholder, including shares the beneficial ownership of which may be acquired, within 60 days through the exercise of the warrants, if any, held by that selling stockholder, and (b) the denominator is the sum of (i) the 22,271,684 shares of Common Stock deemed outstanding on March 21, 2008, and (ii) the aggregate number of shares of Common Stock that may be acquired by such selling stockholder within 60 days upon the conversion of convertible securities and the exercise of the warrants held by the selling stockholder.

(3) Assumes the sale of all shares offered by the selling stockholders.

(4) Consists of 6,794,118 shares of Common Stock issuable upon exercise of currently exercisable warrants and 3,365,147 shares of Common Stock issuable upon conversion of Series B Stock.

(5) Consists of 205,882 shares of Common Stock issuable upon exercise of currently exercisable warrants and 83,333 shares of Common Stock issuable upon conversion of Series B Stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of Common Stock made prior to the date on which that registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with re-sales of their respective shares under that registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sales of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants cashless exercise is permitted in certain circumstances. We intend to use any proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all. If all of these outstanding warrants are exercised for cash, we would receive aggregate gross proceeds of approximately $21,000,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our Common Stock is quoted on the OTC Bulletin Board under the symbol "EEVT.OB"

The below quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions. The quotations have not been adjusted for the 1-for 328.72898 reverse split of our outstanding common which the Company contemplates making prior to June 2008.

Year ended 09/30/06	High	Low
First quarter	$0.10	$0.03
Second quarter	$0.09	$0.05
Third quarter	$0.08	$0.02
Fourth quarter	$0.04	$0.04

Year ended 09/30/07	High	Low
First quarter	$0.05	$0.02
Second quarter	$0.04	$0.01
Third quarter	$0.06	$0.01
Fourth quarter	$0.07	$0.03
Transition period ended 12/31/07	$0.03	$0.025
Quarter ending 03/31/08 (through 03/ 17/08)	$0.025	$0.0075

At March 21, 2008, there were 87,281,218 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 92 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividends

We have not declared or paid any cash dividends on our Common Stock during either of our last two fiscal years or during our last two fiscal quarters. The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on the Company's revenues and earnings, capital requirements, financial condition and the ability of our operating subsidiary, Tianren, to obtain approval to send monies out of the PRC. We currently intend to retain all earnings, if any, for use in business operations. Accordingly, we do not anticipate declaring any dividends in the near future.

The PRC's national currency, the Yuan, is not a freely convertible currency. Please refer to the risk factors "Governmental control of currency conversion may affect the value of your investment," "The fluctuation of the Renminbi may harm your investment;" and " PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject the PRC resident shareholders of us or our parent company to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.”

Securities Authorized for Issuance Under Equity Compensation Plans

None

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. The market price of our Common Stock has been below $5.00 per share and we are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Tianren, appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are engaged in the business of research and development, production and sales of special concentrated fruit juices, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks, through our indirect subsidiary, Tianren, in the PRC. Tianren is wholly owned by Pacific. Previously, we were a shell company with no significant business operations. As a result of the consummation of the reverse merger transactions that are the subject of this report, on February 26, 2008, we ceased to be a shell company and became an indirect holding company for Tianren through Pacific. Pacific acquired a 99% ownership interest in Tianren in September 2007 through a reorganization between entities under common control. Because Tianren’s operations are the only significant operations of the Company and its affiliates, the business and financial results of Pacific reflect those of Tianren. As a result, this discussion and analysis focuses on the business results of Tianren, comparing its results in the nine-month period ended on September 30, 2007 with its results in the corresponding period of 2006, and its full-year 2006 results with those of 2005.

Below is our corporate structure:

There are two general categories of fruit and vegetable juices available in the market. One is fresh juice canned directly after filtering and sterilization of juice freshly squeezed out of fresh fruits or vegetables. The other general category is juice drinks made out of concentrated fruit and vegetable juice. Concentrated fruit and vegetable juices are produced through pressing, filtering, sterilization and evaporation of fresh fruits or vegetables. They are used as the base material or ingredient for products such as drinks, fruit jam and fruit wine, etc. Concentrated juices are not drinkable. Instead, they are used as a basic ingredient for manufacturing juice drinks and as an additive to fruit wine and fruit jam, cosmetics and medicines.

For Tianren, the period between each August through February or March is our squeeze season when fresh fruits are available in the market and concentrated fruit juices are produced out of fresh fruits. We produce and sell both concentrated fruit juices and juice drinks. Compared to juice drinks, our concentrated juice products generally can achieve a higher gross margin, averaging above 50%, while that of juice drinks is slightly above 20%. Therefore, our core products are concentrated apple, pear and kiwi juices and our production has strategically been focused on concentrated juice products. We also produce juice drinks and other derivative products, especially when we are not in squeeze season. Our wide range of product offerings and our ability to shift focus among products based on supply and demand in the market and seasonal factors help us to diversify our operational risks and supplement our revenue generation.

Our main products include concentrated apple juice, concentrated pear juice, concentrated kiwi fruit puree, fruit juice drinks, fresh fruits and organic fresh fruits. Our raw material mainly consists of apple, pear and kiwi fruits which we procure in the PRC market and the cost of which typically represents over 65% of our overall production cost. We source our pear and kiwi supply mainly from our home province, Shaanxi Province, which is known for its pear and kiwi production. Our kiwi processing facilities are located in Zhouzhi County, Shaanxi Province, where 70% of the country’s kiwis are grown. We source our apple supply mainly from Liaoling Province, where our leased production facilities from YinKou Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”) are located. Because of the seasonal nature in the growing and harvesting of fruits and vegetables, our business is seasonal and can be greatly affected by weather. In the squeeze season of 2005, the main production areas of apples and pears in China suffered from poor weather which caused a lower yield in the apple and pear crop. As a result, our cost of raw materials was higher in 2005 and 2006.

To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on juice products centering around one particular fruit according to the proximity of such manufacturing to the supply center of a fruit. All concentrated juice products are manufactured using the same type of production line with slight variations in processing methods. Since June 2007, after we leased the production facilities of Huludao Wonder, we have been operating our pear juice products business out of our Jingyang Branch Office. Our business involving apple juice products is operated out of the leased facilities of Huludao Wonder, and our business involving kiwi fruit products is run out of Xi’an Tianren Modern Organic Agriculture Co., Ltd. (“Xi’an Tianren”), in which we have held a 91.15% ownership interest since May 2006.

The table below shows the breakdown of our main products for the periods indicated and the responsible production facilities:

		Fiscal year 2005		Fiscal Year 2006		January to September 2007
Products	Responsible Production Facility	Revenue ($)	% of Total Revenue	Revenue (%)	% of Total Revenue	Revenue ($)	% of Total Revenue

Concentrated Apple Juice	Huludao Wonder, Liaoling Province	4,466,050	63.55%	2,119,655	12.16%	-	-

Concentrated Pear Juice	Jingyang Branch Office, Shaanxi Province	2,561,839	36.45%	4,983,145	28.59%	6,910,842	55.32%

Kiwi Fruit Virgin Puree	Xi’an Tianren, Shaanxi Province	-	-	1,665,754	9.57%	475,827	3.80%

Concentrated Kiwi Fruit Juice	Xi’an Tianren, Shaanxi Province	-	-	2,090,336	11.99%	1,296,230	10.38%

Others:	All the above	-	-	6,568,314	37.69%	3,810,903	30.50%

Total		7,027,889	100%	17,427,204	100%	12,493,802	100%

On May 27, 2006, Tianren purchased 91.15% of Xi’an Tianren’s ownership interest for a purchase price in the amount of RMB 36,460,000 (or approximately US$4,573,221). The acquisition was accounted for using the purchase method, and the financial statements of Tianren and Xi’an Tianren have been consolidated on the purchase date and forward.  During the two month period immediately after we acquired Xi’an Tianren in May 2006, we temporarily suspended production at the Xi’an Tianren facility to engage in extensive technological and facility upgrades as well as personnel training. We resumed production thereafter. Therefore, for fiscal year 2006, Xi’an Tianren generated revenues only for the period between August and December.

On June 2, 2007, Tianren entered into a lease agreement with Shaanxi Hede Venture Capital Management Co., Ltd., pursuant to which Tianren, for a term of one year and for a monthly lease payment of RMB 300,000, leased all the assets and operating facilities of Huludao Wonder, which is wholly-owned by Shaanxi Hede. This lease arrangement resulted in the combination of Huludao Wonder’s operating results with those of Tianren on the date of the lease and forward. Due to a delay in the processing of Huludao Wonder’s export permit, we did not book any sales of apple juice products until November 2007, even though we continued producing apple juice products and started receiving orders in July 2007. As Huludao Wonder was our only facility that produced apple juice products, there was no revenue generated from apple juice products for the nine months ended on September 30, 2007, even though since November 2007 there has been revenue generated from Huludao Wonder’s sale of apple juice products.

Besides concentrated juice products, we generated other revenue in the amount of $6,568,314 from sales of pear juice, apple juice, kiwi seeds, organic kiwi fruit and fresh kiwi fruit for the fiscal year ended December 31, 2006, and $3,810,903 from sales of kiwi fruit, kiwi juice, mulberry juice, and apple spice for the nine months ended September 30, 2007.

The supply of our raw material fruits has traditionally been fragmented as we generally purchase directly from farmers. In addition, because the prices of raw material fruits change from season to season based on the output of the farms, we do not have long term supply agreements with our suppliers. To secure our fruit supply and lower transportation costs, our processing facilities are strategically located near the various centers of fruit supply.

Tianren is permitted by the relevant governmental authorities to directly export our products. More than 70% of our products are exported either through distributors with good credit, or to end-users directly. Our distributors are generally domestic export companies. Although we generally renew our distribution agreements with our distributors on a yearly basis, we maintain long-term relationship with our distributors. Our main export markets are the U.S., Europe, Russia, and the Middle East.

Nine-month periods ended September 30, 2007 and September 30, 2006

RESULTS OF OPERATIONS

In both the first nine month period of 2007 and the full year 2006, Tianren’s net sales, gross profit, operating income and net income all rose substantially as compared with the same period in the preceding year. These increases were due in large part to the combination of Huludao Wonder’s operating results on and after June 2007 with those of Tianren. In addition, in 2007, Xi’an Tianren continued normal production and sale of its kiwi beverage products throughout the non-squeeze season, while in June and July of 2006, due to the transition of Xi’an Tianren as a result of our acquisition of it in May 2006, its production and sales were temporarily suspended for technological and facility upgrades and personnel training. These factors contributed to the substantial increase of our net sales for the first nine month period in 2007 as compared to the corresponding period in 2006.

As the following table shows, Tianren’s results for net sales, gross profit, operating income and net income in the nine month period ending September 30, 2007 were all significantly higher than in the corresponding period of 2006.

	Nine Months Ended September 30,
	2007	2006	Change
Net Sales	12,493,802	11,445,200	9.16%
Cost of Goods Sold	7,730,604	7,580,389	1.98%
Gross Profit	4,763,198	3,864,811	23.25%
Gross Margin	38.12%	33.77%	12.90%
Operating Expenses	982,770	668,311	47.05%
Income from Operations	3,780,428	3,196,500	18.27%
Net Income	3,008,332	2,036,683	47.71%

Net Sales

Net sales for the nine months ended September 30, 2007 were $12,493,802, a 9.16% increase as compared to net sales of $11,445,200 for the corresponding period in 2006. The increase was due to Tianren’s acquisition and consolidation of Xi’an Tianren, which specializes in kiwi-related products including fresh kiwi fruits, kiwi juice puree, kiwi concentrated juice and clear kiwi juice. In the first ninth months of 2007, Xi’an Tianren increased its production of kiwi beverages. The kiwi beverage is produced by further processing of kiwi juice puree. Generally, we do not produce or sell fruit juice puree or fruit juice during the non-squeeze season between August and February or March of the following year. However, during part of the non-squeeze season in 2007 between January and June, Xi’an Tianren continued to produce kiwi juice from existing kiwi juice puree and sell kiwi juice during this period. As a result, we saw an increase in net sales for the first nine months of 2007.  In addition, the increase of net sales was also a result of a general price increase for fruit juices in 2007 as compared to that in 2006.

Cost of Goods Sold

Cost of goods sold increased to $7,730,604 for the nine months ended September 30, 2007, a 1.98% increase as compared to $7,580,389 for the corresponding period in 2006. The percentage increase in cost of goods sold was smaller as compared to that in net sales because the general price for fruits increased, but the raw material consumption was lower in the non-squeeze season. As a result, we saw an increase in net sales for the first nine months of 2007 while we had a relatively low cost of goods sold during this period as compared to the corresponding period in 2006.

Gross Profit

Our gross profit increased 23.25% to $4,763,198 for the nine months ended September 30, 2007, from $3,864,811 for the corresponding period in 2006. In 2007, we saw a general price increase for fruit juices. Additionally, during the non-squeeze season when raw material consumption was low, Xi’an Tianren continued the production and sale of kiwi beverages from existing kiwi juice puree; it did not produce or sell kiwi beverages or kiwi juice puree during the corresponding period in 2006. These combined factors contributed to the increase of our gross profit for the nine months ended on September 30, 2007 as compared to the corresponding period in 2006. Gross margin increased 12.90% during the period due to an increase in the production of kiwi beverages, which have a higher gross margin than our other products.

Operating Expenses

Our operating expenses increased 47.05% to $982,770 for the nine month period ended September 30, 2007 from $668,311 for the corresponding period in 2006. Our operating expenses consist of general and administrative and selling expenses. The increase in our operating expenses was substantially attributable to the 82.86% increase in our general and administrative expenses to $681,439 for the nine month period ended September 30, 2007 as compared to $372,655 for the corresponding period in 2006. In June 2007, Tianren entered into a lease agreement with Shaanxi Hede Venture Capital Management Co., Ltd., pursuant to which Tianren, for a term of one year and for a monthly lease payment of RMB 300,000, leased all the assets and operating facilities of Yingkou Huludao Wonder Fruit Co., Ltd., which is wholly owned by Shaanxi Hede. This lease arrangement resulted in the combination of Huludao Wonders’ operating results with those of Tianren. Huludao Wonder had a large amount of general administrative expenses which attributed to the substantial increase of Tianren’s Operating Expenses as a result of such combination. Tianren intends to extend the lease into a long-term lease or purchase the assets that are the subject of the lease in the near future. Please refer to Item 2.01 and the section titled “Certain Relationships and Related Party Transactions” of this Report for more detailed discussion regarding the arrangements with Shaanxi Hede.

Income from Operations

Income from operations increased 18.27% to $3,780,428 for the nine months ended September 30, 2007, from $3,196,500 for the corresponding period in 2006. As a percentage of net sales, income from operations was approximately 30.26% for the nine months ended September 31, 2007, an increase of 8.34% as compared to 27.93% for the corresponding period in 2006. The increase in the percentage of net sales was due to an increase gross margin, as previously discussed.

Net Income

Net income for the nine months ended September 30, 2007 was $3,008,332, an increase of $971,649, or 47.71%, compared to $2,036,683 in the corresponding period of 2006. Such increase was primarily due to an increase in net sales and a decrease in provision for income tax.

Taxes

Our provision for income taxes was $584,389 for the nine month period ended September 30, 2007, a decrease of 43.16%, as compared to $1,028,179 for the corresponding period in 2006. The decrease was due to Tianren’s new preferential tax treatment effective from January 2007. In December 2007, Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitles Tianren to tax-free treatment for two years starting from 2007 and thereafter reduced income taxes at 50% of its regular income tax rate then effective from 2009 to 2010. In December 2007, Xi’an Tianren was awarded the same status and will be entitled to tax-free treatment starting from 2008 through 2009 and thereafter reduced income taxes at 50% of its regular income tax rate then effective. The provision for income taxes as of September 30, 2007 was largely for Xi’an Tianren’s taxes.

LIQUIDITY AND CAPITAL RESOURCES

We have typically financed our operations and expansion from cash flow from operations and loans from our shareholders and banks. We consummated the reverse merger transaction and raised approximately $3,400,000 in gross proceeds in private financing on February 26, 2008. The table below sets forth certain items on our balance sheet reflecting the changes to our financial condition as of September 30, 2007 from our financial condition as of December 31, 2006.

	As of September 30,	As of December 31,
	2007 ($)	2006 ($)	Change
Cash and Cash Equivalents	2,595,274	2,135,173	21.55%
Accounts Receivable	3,347,878	5,151,634	-35.01%
Inventory	3,306,226	765,711	331.79%
Related Party Receivables	3,827,763	419,523	812.41%
Related Party Payable	65,467	1,950,892	-96.64%
Advances from Customers	3,138,930	-	-
Short Term Loan	1,331,416	-	-

Cash and Cash Equivalents

Cash and cash equivalents reached $2,595,274 as of September 30, 2007, an increase of $21.55% from $2,135,173 as of December 31, 2006. The large increase was primarily due to the collection of $1,968,356 in accounts receivable and advances from customers of approximately $3,138,930 in the first nine month period of 2007.

Cash and cash equivalents decreased 50.50% to $2,595,274 for the nine months ended September 30, 2007, as compared to $5,242,506 for corresponding period of 2006. The decrease in cash and cash equivalents was due to an increase in net cash used in financing activates, which was offset by an increase in net cash provided by operating activities and a decrease in net cash used in investing activities.

Net cash used in the financing activities in the nine months ended September 30, 2007 was $618,895, reflecting an increase of $5,511,530 compared to the net cash provided by financing activities of $4,892,635 during the nine months ended September 30, 2006. The increase was due mainly to the decrease in capital contribution from stockholders in 2007. In the nine months ended September 30, 2006, our shareholders made a capital contribution in the amount of approximately $6,242,431. However, there was no such a contribution in 2007. In the nine months ended September 30, 2007, we also paid off an outstanding loan of $1,923,969 to our related parties, as compared to repayments of $1,126,198 of short-term loans for the nine months ended September 30, 2006. Net cash provided by operating activities during the nine months ended September 30, 2007 was $4,420,150, reflecting an increase of $331,985, or 8.12% as compared to net cash of $4,088,165 provided by operating activities during the nine months ended September 30, 2006. Higher levels of cash flows were primarily due to the swing in net income from $2,036,683 in the nine months ended September 30, 2006 to $3,008,332 during the nine months ended September 30, 2007. Net cash used in investing activities decreased by $969,059 or 22.01% to $3,433,269 for the nine months ended September 30, 2007 from $4,402,328 for the corresponding period of last fiscal year. The fluctuation of net cash used in investing activities was primarily caused by our acquisitions in 2006 and the prices we paid for such acquisitions. During the nine months ended September 30, 2006, we paid $4,194,092 for the acquisition of Xian Tianren, Offsetting the decrease in cash used in investing activities was an increase of $3,322,667 in the loan advances to related parties.

	As of September 30,
	2007	2006	Change
Net Cash Provided by Operating Activities	4,420,150	4,088,165	8.12%
Net Cash (Used) in Investing Activities	(3,433,269)	(4,402,328)	-22.01%
Net Cash (Used in) Provided by Financing Activities	(618,895)	4,892,635	-112.65%

Cash and Cash Equivalents	2,595,274	5,242,506	-50.50%

Accounts Receivable

Accounts receivable at the nine months ended September 2007 was $3,347,878 (representing 26.80% of our net sales for the nine months ended September 30, 2007), a decrease of $1,803,756 as compared to $5,151,634 at the fiscal year end 2006 (representing 29.56% of our net sales for 2006). The decrease in accounts receivable was primarily due to our improvement in collections in 2007.

Inventory

Our inventory reached $3,306,226 as of September 30, 2007 from $765,711 at the beginning of the year, representing an increase of 331.79%. Inventory consists of raw materials, merchandise on hand, low-value consumables and packaging materials and finished products. Our inventory as of September 30, 2007 consisted largely of concentrated apple juice produced by Huludao Wonder. As discussed above, we started operating Huludao Wonder in June 2007 pursuant to a lease and management arrangement with Shaanxi Hede. However, Huludao did not book any sales until November 2007 due to the delay in obtaining an export permit. As such, we accrued a large amount of inventory which contributed to the 331.79% increase.

Set forth below is a breakdown of our inventory composition:

	As of Sep. 30 2007	As of Dec.31, 2006	Change
Finished Products	2,895,249	327,297	784.59%
Raw Materials and Packaging Materials	410,977	438,414	-6.26%
Total Inventory	3,306,226	765,711	331.79%

Related Party Receivables

Related party receivables increased to $3,827,763 as of September 30, 2007 from $419,523 as of December 31, 2006, representing an increase of 812.41%. The related party receivables as of September 30, 2007 consisted primarily of two interest-free loans in the aggregate amount of approximately RMB27,000,000 (approximately $3,792,482) that we advanced to Shaanxi Hede in June and July 2007 for Shaanxi Hede to acquire Huludao Wonder, a factory that produces apple juice products. The total purchase price of Huludao Wonder by Shaanxi Hede was RMB 48,250,000 (approximately $6,777,637). Shaanxi Hede was 80% owned by Mr. Yongke Xue, our Chief Executive Officer and director and 20% owned by Ms. Xiaoqin Yan, a director of Tianren. Prior to Shaanxi Hede’s acquisition of Huludao Wonder, Huludao Wonder was identified by Tianren as a potential acquisition target whose product offering and manufacturing capacity complemented the business of Tianren. As part of Tianren’s strategic plan, it is intended that Tianren will acquire Huludao from Shaanxi Hede at cost after operating Huludao Wonder under a one-year lease and management arrangement entered into by the parties in June 2007. The principal amount of one such loan is RMB 7,000,000 (or approximately $988,557) which will mature on June 5, 2008. The principal amount of the second loan is RMB 20,000,000 (approximately $2,824,445) which will mature on July 1, 2008. Late payment is subject to a penalty of 2% each day that the payment is not made when due. Tianren currently plans to acquire Huludao Wonder prior to the maturity of the loans. Under the terms of the second loan, any outstanding amount of the loan at the time of the acquisition will be deducted from the purchase price. Please refer to Item 2.01 and the section titled “Certain Relationships and Related Party Transactions” of this Report for more information about these related party transactions.

Accounts Payable

Our accounts payable increase to $701,549 as of September 30, 2007 from $631,019 at the beginning of the year, representing an increase of 11.18%. The increase in accounts payable was due to an increase in purchase of inventory to support expected product shipments in 2007.

Related Party Payables

Related party payables were $65,467 as of September 30, 2007, representing a decrease of 96.64% as compared to $1,950,892 at the beginning of the year. It consisted of interest free loans from the shareholders of the Company to meet the Company’s working capital needs. These loans do not have fixed payment terms.

Advance from Customers

Advances from customers were $3,138,930 as September 30, 2007, while we did not have any advance from customers at the beginning of the year. In 2007, our sales were largely generated from direct export for which we usually require advance payment of 100% of the purchase price and we generally deliver the products one or two months later. In 2006, our sales were largely generated from sales to a few domestic export companies who historically acted as our distributors and with whom we have long-term relationships. We usually do not require advance payments from such distributors.

Short Term Loan

As of September 30, 2007, we had a short term loan in the principal amount of $1,331,416 from China Construction Bank, Gaoxin Branch. The interest rate is 7.524% per annum and the loan will mature on June 7, 2008.

Fiscal years ended December 31, 2006 and December 31, 2005

RESULTS OF OPERATIONS

As the following table shows, Tianren’s results for net sales, gross profit, operating income and net income for the year ended December 31, 2006 were all significantly higher than for the year ended December 31, 2005. The increases were due to the consummation of a series of acquisition transactions in 2005 and 2006, including our acquisition of all assets of Shaanxi Fruit Processing Factory (“Shaanxi Fruit”) in December 2005 and our acquisition of a 91.15% ownership interest in Xi’an Tianren through a series of transactions in 2006. As a result of these acquisitions, we have consolidated Shaanxi Fruit and Xi’an Tianren’s financial statements into Tianren’s financial statements for the year ended December 31, 2006. Prior to our acquisition of Shaanxi Fruit, we conducted our manufacturing activities out of leased facilities from Shaanxi Fruit. Our acquisition of Xi’an Tianren was accounted for using the purchase method, and the financial statements of Tianren and Xi’an Tianren were consolidated from May 27, 2006 forward.  During the two month period immediately after we acquired Xi’an Tianren in May 2006, we temporarily suspended its production to engage in extensive technological and facility upgrades as well as personnel training. We resumed production thereafter. Therefore, for fiscal year 2006, Xi’an Tianren generated revenues only for the period between August and December.

	Twelve Months Ended December 31,
	2006	2005	Change
Net Sales	17,427,204	7,027,889	147.97%
Cost of Goods Sold	10,105,327	4,471,432	126.00%
Gross Profit	7,321,877	2,556,457	186.41%
Gross Margin	42.01%	36.38%	15.54%
Operating Expenses	1,069,970	937,294	14.16%
Income from Operations	6,251,907	1,619,163	286.12%
Net Income	3,845,270	1,035,384	271.39%

Net Sales

Net sales during 2006 were $17,427,204 for the year ended December 31, 2006, a 147.97% increase as compared to a net sales of $7,027,889 for the year ended December 31, 2005. The increase was partially due to our acquisition of operating assets of Shaanxi Fruit in December 2005. We thereafter upgraded the production facilities which resulted in increased production capacity and sales. The increase was also due to our acquisition of a 91.15% ownership interest in Xi’an Tianren in 2006 and the resulting financial consolidation of the two entities. Additionally, there was a better yield in fruit supply in 2006 as compared to that in 2005, which led to higher production and sales in 2006 as compared to 2005.

Cost of Goods Sold

Cost of goods sold increased to $10,105,327 for the fiscal year ended December 31, 2006, an increase of 126.00% as compared to $4,471,432 for the fiscal year ended December 31, 2005. This increase was due primarily to our increased purchase of fruits to supply our expanded production, as well as the consolidation of the financials of Xi’an Tianren into our financials.

Gross Profit

Gross profit increased 186.41% to $7,321,877 for the fiscal year ended December 31, 2006, as compared to $2,556,457 for the fiscal year ended December 31, 2005. Gross margin increased 15.54% during the period, largely because we added kiwi juice products to our product offering as a result of our acquisition of Xi’an Tianren in May 2006. Concentrated kiwi juice general has a higher gross margin at approximately 58% as compared to our then existing juice products, such as concentrated pear juice which has a gross margin of approximately 40%.

 Operating Expenses

Operating expenses were $1,069,970 for the fiscal year ended December 31, 2006, an increase of 14.16% as compared to $937,294 for the fiscal year ended December 31, 2005. The increase was due to the addition of operating expenses incurred by Xi’an Tianren to our total operating expenses.

Income from Operations

Income from operations increased 286.12% to $6,251,907 for the fiscal year ended December 31, 2006, as compared to $1,619,163 for the fiscal year ended December 31, 2005. As a percentage of net sales, operating income was approximately 35.87% for the fiscal year ended December 31, 2006, representing an increase of 55.75% from 23.03% for the fiscal year ended December 31, 2005. The increase in income from operations was due to the drastic increase in net sales in fiscal year 2006 while the operating expenses remained relatively stable in 2006.

Net Income

Net income was $3,845,270 for the fiscal year ended December 31, 2006, an increase of 271.39% from $1,035,384 for the fiscal year ended December 31, 2005. This increase was attributable to our acquisition of Xi’an Tianren in May 2006 and the subsequent consolidation of Xi’an Tianren’s financials.

LIQUIDITY AND CAPITAL RESOURCES

The table below sets forth certain items on our balance sheet reflecting the changes to our financial conditions as of December 31, 2006 from our financial condition as of December 31, 2005.

	As of December 31,
	2006	2005	Change
Cash and Cash Equivalents	2,135,173	593,445	259.79%
Accounts Receivable	5,151,634	277,748	1,754.79%
Inventory	765,711	1,233,790	-37.94%
Accounts Payable	631,019	1,986,253	-68.23%
Related Party Payable	1,950,892	329,200	492.62%
Taxes Payable	1,583,884	302,730	423.20%
Short Term Loans	-	1,117,755	-100.00%

Cash and Cash Equivalents

Cash and cash equivalents increased 259.79% to $2,135,173 for the fiscal year ended December 31, 2006, as compared to $593,445 for the fiscal year ended December 31, 2005, primarily as a result of the increase of net cash provided by financing activities in 2006. In 2006, net cash provided by financing activities increased 212.37% to $4,453,672 as compared to net cash provided by financing activities of $1,425,790 in 2005. The increase was due to a capital contribution made by our shareholders in the amount of approximately $6,271,558 in 2006. Net cash used in investing activities decreased 34.79% in 2006 to $5,080,680 from net cash used in investing activities of $7,791,538 in 2005. The fluctuation of net cash used in investing activities was primarily caused by our acquisitions in 2005 and 2006 and the prices we paid for such acquisitions. In 2005, we paid $6,808,060 for fixed assets, including the operational assets of Shaanxi Fruit. In 2006, we purchased a 91.15% equity interest in Xi’an Tianren for a purchase price of $4,573,221, including a cash payment of $4,213,662. Net cash provided by operating activities decreased 54.24% in 2006 to $2,117,594 from $4,627,490 of net cash provided by operating activities in 2005. The decrease was attributable to the adjustments to our net sales caused by the significant increase in our accounts receivable and taxes payable as of December 31, 2006 as compared to that of December 31, 2005, as described elsewhere in this section.

	As of December 31,
	2006	2005	Change
Net Cash Provided by Operating Activities	2,117,594	4,627,490	-54.24%
Net Cash Used in Investing Activities	5,080,670	7,791,538	-34.79%
Net Cash Provided by Financing Activities	4,453,672	1,425,790	212.37%

Cash and Cash Equivalents	2,135,173	593,445	259.79%

Accounts Receivable

Accounts receivable increased 1,754.79% to $5,151,634 (representing 29.56% of our Net Sales for 2006) as of December 31, 2006, as compared to $277,748 (representing 3.95% of our net sales for 2005) as of December 31, 2005. All our accounts receivables consisted of amounts owed to our company before their due dates and were within one year old.

This increase in accounts receivable was primarily attributable to the increase of our sales as a result of our acquisition of Xi’an Tianren in May 2006. The increase of our accounts receivable as a percentage of net sales to 29.56% in 2006 from 3.95% in 2005 was due to the fact that the accounts receivable of Tianren accounted for more than 80% of our consolidated accounts receivable. Collections on accounts receivable of Tianren generally take longer than collection of our other accounts receivable. Tianren experienced a sales peak in December 2006 without having collected all the accounts receivables by the year end. In 2007, we took a few measures to manage and reduce our outstanding accounts receivable, including tightening our customer credit management, shortening collection cycles, increasing the effectiveness of our internal controls over accounts receivable and strengthening the training of our sales staff in their collection efforts. As of October 2007, we have collected all our accounts receivable outstanding as of December 31, 2006.

Inventory

As of December 31, 2006, our inventory decreased 37.94% to $765,711 from $1,233,790 as of December 31, 2005. This decrease was due mainly to the rapid sales of our finished products, which reduced the amount of low-value consumables and packaging materials and merchandise in hand. Effective inventory management enables the Company to ensure the supply in the non-production period in the following year while avoiding any overstock and deterioration of the inventory. The 15.48% increase of our raw materials was due partially to the price increase in raw materials and partially due to our consolidation of Xi’an Tianren’s raw materials into our inventory. Because our management is aware that reduced raw materials in inventory may create a risk of material shortages, we maintain good working relationships with our suppliers to ensure the materials are supplied when needed.

Set forth below is a breakdown of our inventory composition:

	As of December 31,
	2006	2005	Change
Finished Products	287,323	755,088	-61.95%
Raw Materials	400,945	347,211	15.48%
Merchandise in Hand	39,974	50,647	-21.07%
Low-value Consumables and Packaging Materials	37,469	80,844	-53.65%
Total Inventory	765,711	1,233,790	-37.94%

Accounts Payable

Our accounts payable decreased to $631,019 as of December 31, 2006 from $1,986,253 as of December 31, 2005, representing a 68.23% decrease. The decrease was due to our payment in 2006 of some of the outstanding payables as of December 31, 2005.

Related Party Payable

Our related party payables increased 492.62% to $1,950,892 as of December 31, 2006 from $329,200, which consisted of interest free loans from our then shareholders and related entities with common owners and directors. These loans do not have fixed payment terms. The company used these loans to finance our working capital needs. As of September 30, 2007, this amount was reduced to $65,467.

Taxes Payable

Prior to 2007, we were subject to a 33% income tax rate of the PRC. Our taxes payable as of December 31, 2006 increased to $1,583,884 from $302,730, representing an increase of 423.20%. The increase was attributable to the consolidation of Xi’an Tianren’s taxes payable into our financials.

Loans

During 2005, we borrowed under a short term loan from China Agriculture Bank, Gaoxin Branch Office in the principle amount of $1,098,901 at an interest rate of 7.65% per annum due in November 2006. As of December 31, 2005, the balance of the loan including principle and interest was $1,117,755. During September 2006, we paid off the loan and as of December 31, 2006, we did not have any short term loan outstanding.

Critical Accounting Policies

Management's discussion and analysis of its financial condition and results of operations is based upon Pacific Industry Holding Group Co., Ltd.’s (“Pacific”) consolidated financial statements, which have been prepared in accordance with US GAAP. Pacific’s financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Pacific believes that the following reflects the more critical accounting policies that currently affect Pacific’s financial condition and results of operations.

Pacific was incorporated on November 26, 2006 in the Republic of Vanuatu by shareholders of Tianren. On September 28, 2007, Pacific acquired 99% of Tianren through a reorganization between entities under common control.  Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized. The consolidated entity is referred to as “the Company” in Pacific’s consolidated financial statements.

Tianren was incorporated on August 8, 2001 in the People’s Republic of China (“PRC”) located in Xi’an High-Tech Industrial Development Zone. The Company is principally engaged in developing, manufacturing and selling mostly concentrated pear and apple juices, juice concentrate, fruit beverages, agricultural products and packing supplies in the People’s Republic of China.

Xian Tianren Modern Organic Company, Ltd. (“Xi’an Tianren”), formerly known as “Xian Jiaoda Qianmei Modern Food Company Ltd.”, was incorporated on December 22, 2002 in the People’s Republic of China (“PRC”). The Company is principally engaged in developing, manufacturing and selling mostly concentrated kiwi and peach juices and fruit supplies in the People’s Republic of China.

On May 27, 2006, Tianren purchased 91.15% of Xi’an Tianren for RMB36,460,000 (US$4,573,221). The acquisition was accounted for using the purchase method and the financial statement was consolidated on the purchase date and forward.

Consolidation

The consolidated financial statements include the accounts of Tianren, Xian Tianren and Pacific. All material inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements are prepared in accordance with US GAAP. This basis differs from that used in the statutory accounts of Tianren and Xi’an Tianren, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, the current economic climate as well as its evaluation of the collectibility of outstanding accounts. Receivable amounts outstanding more than 6 months are allowed for. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventory

Inventory consists primarily of raw materials and packaging (which include ingredients and supplies) and finished goods (which includes finished juice in our bottling and canning operations.) Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Revenue Recognition

The Company recognizes revenue on the sales of its products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when the Company believes that collectibility is reasonably assured. The Company sells primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the closing rate method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded no deferred tax assets or liabilities as of September 30, 2007, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Minority Interest in Subsidiary

Minority interest represents the minority stockholders’ proportionate share of 1% of the equity of Tianren and 8.85% of the equity of Xian Tianren.

Accounting Treatment of the February 26, 2008 Private Placement

The Company has issued shares and put them into escrow to protect the investor group from a decline in value should the Company not meet certain income targets. If the Company fails to achieve the income targets, the Make Good Escrow Shares will be released to the investors. Since the investors have no relationship to the Company other than as investors, no compensation cost will be recognized. If the Company achieves the income targets, the Make Good Escrow Shares will be canceled, resulting in no income or expense recognition. During the time the Make Good Escrow Shares are outstanding they will be accounted for as contingently issuable shares in determining the EPS denominator in accordance with SFAS 128.

Liquidated damages potentially payable by the Company under the Stock Purchase Agreement and the Registration Rights Agreement will be accounted for in accordance with FSP EITF 00-19-2. Estimated damages at the time of closing will be recorded as a liability and deducted from additional paid-in capital as costs of issuance. Estimated damages determined later pursuant to the criteria for SFAS 5 will be recorded as a liability and deducted from operating income.

BUSINESS

Overview of the Business

Products

Tianren, with its subsidiaries and branches, is engaged in the business of research and development, production and sales of special concentrated fruit juice, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks.

Certain information concerning our operations since January 1, 2005 is set forth in the following table:

Unit: USD

Period	Operating Revenue	Cost of Sales	Operating Profit

Jan. to Sept. 2007	12,493,802	7,730,604	3,780,428

Calendar Year 2006	17,427,204	10,105,327	6,251,907

Calendar Year 2005	7,027,889	4,471,432	1,619,163

There are two general categories of fruit and vegetable juices available in the market. One is fresh juice which is canned directly after filtering and sterilization of the juice squeezed out of fresh fruits or vegetables. The other general category is juice drinks made out of concentrated fruits and vegetable juices. Concentrated fruit and vegetable juices are produced through pressing, filtering, sterilization and evaporation of fresh fruits or vegetables. It is used as the base material or ingredient for products such as drinks, fruit jams and fruit wines, etc. Concentrated juices are not drinkable. Instead, they are used as a basic ingredient for manufacturing juice drinks and as an additive to fruit wine and fruit jam, cosmetics and medicines.

For Tianren, the period between each August through February or March is our squeeze season when fresh fruits are available in the market and concentrated fruit juices are produced out of fresh fruits. We produce and sell both concentrated fruit juices and juice drinks. Compared to juice drinks, sales of our concentrated juice products generally result in a higher gross margin, averaging above 50%, while the gross margin for juice drinks is slightly above 20%. Therefore, our core products are concentrated apple, pear and kiwi juices and our production has strategically been focused on concentrated juice products. We also produce juice drinks and other derivative products, especially when we are not in squeeze season. Our wide range of product offerings and our ability to shift focus among products based on supply and demand in the market and seasonal factors help us to diversify our operational risks and supplement our revenue generation.

Our main products include concentrated apple juice, concentrated pear juice, concentrated kiwi fruit puree, fruit juice drinks, fresh fruits and organic fresh fruits.

Tianren is also engaged in the research and development, production and sales of concentrated vegetable juice, fruit sugar, fruit pectin, fast-frozen and freeze-dried fruit and vegetable, dehydrated fruit and vegetable, fruit and vegetable juice drinks, fruit vinegar and organic food; storing and sales of fresh fruit products and vegetable; deep processing and technological research of organic agricultural and fruit industry.

At present, the raw material processing capability of Tianren is 70 tons/hour and our annual yield of all kinds of concentrated fruit juice is 50,000 tons.

Certain information concerning our sales of various products since January 1, 2005 is set forth in the following table:

	2005		2006		Jan. to Sept. 2007
Products	Amount	Proportion	Amount	Proportion	Amount	Proportion
Apple Clear Juice	4,466,050	63.55%	2,119,655	12.16%	-	-
Pear Clear Juice	2,561,839	36.45%	4,983,145	28.59%	6,910,842	55.32%
Kiwi Fruit Virgin Puree	-	-	1,665,754	9.57%	475,827	3.80%
Concentrated Kiwi Fruit Puree	-	-	2,090,336	11.99%	1,296,230	10.38%
Others:	-	-	6,568,314	37.69%	3,810,903	30.50%
Total	7,027,889	100%	17,427,204	100%	12,493,802	100%

Organizational Structure

The following table contains certain information concerning companies owned directly or indirectly by Tianren as of March 21, 2008.

No.	Company Name	Incorporated	Main Business	Stockholders

1	Xi’an Tianren	12/23/2002	kiwi juice production and sales	Tianren 91.15%; Xi’an Qin Mei Food Co., Ltd. 8.85%

2	Jingyang subsidiary	9/26/2006	concentrated pear juice process and sales	Tianren 100%

3	Zhouzhi subsidiary	5/6/ 2003.	kiwi juice production and sales	Xi’an Tianren100%

Industry and Principal Markets

Global Market

The fruit and vegetable juice processing industry is an emerging industry which came into being at the end of the 19th century. Due to the natural and healthy quality of fruit and vegetable juice drinks in recent years the consumption of such products has continued to grow and sales of pure fruit and vegetable juice and fruit and vegetable juice drinks have increased rapidly.

    In 2006, the global sales of concentrated fruit juice and fruit juice beverage were more than RMB 55 billion (approximately $7.7 billion). It is estimated that in Asia and Africa, the annual consumption of fruit juice drinks in 2020 will increase to 73 billion litres from 33 billion litres in 1997, and the demand for concentrated fruit juice, pulp and puree will increase to 7 million tons compared with that of 3.5 million tons at present. In Europe, the consumption of fruit juice, fruit pulp beverage, fruit sugar and fruit pulp has gone up 60% in the past ten years. In 1998, people in western Europe consumed about 22.8 litres of fruit juice per capita, and the demand for fruit juice by people in eastern Europe increased to 5.1 litres per capita.

According to the data publicized by the Ministry of Agriculture of the United States, in the pressing season of 2006/2007, the global consumption of concentrated apple juice exceeded 2.21 million tons.

The countries with the current largest demand for concentrated apple juice include the United States, EU members, Japan and Russia.

1.
The United States is the largest concentrated apple juice consuming country in the world, and the physical volume of trade of concentrated apple juice of the United States accounted for about 35% of the world’s total in 2006. The market of the United States is the biggest potential market for enterprises of China. Concentrated apple juice from China accounted for approximately 47.7% of total consumption of concentrated apple juice in the United States in 2005.

2.	The European market is another important market for concentrated apple juice. In 2005 39% of concentrated apple juice consumed in the European market was from China.

The processing and export of concentrated apple juice, concentrated pear juice and concentrated kiwi fruit puree are now the major operational fields of the Chinese concentrated fruit and vegetable juice industry.

China Market

China is a country with a large population, but the consumption of fruit juice is relatively very low, with annual per capita consumption of no more than 1 kilogram, which only accounts for 10% of total world consumption. If calculated based on annual world consumption rates, China’s market capacity for fruit juice beverage would be 9.1 million tons, indicating that there is a great potential market for the marketing of fruit juice beverages in China.

In China, the output of fruit juice and drinks nationwide was approximately 4,816,824 tons in 2004, an increase of 27.95% compared with that in 2003, and output increased by 29.17 % to 6,000,000 tons in 2005. From January to October 2006, output was approximately 7,196,692 tons, an increase of 27.96% compared with that of the first 10 months of 2005.

Tianren is located in Shaanxi Province. In 2006, the export volume of concentrated apple juice by Shaanxi Province was 2,910,000 tons with a value of $212 million, accounting for 44.9% and 46.3% of the total export volume and value, respectively, of concentrated apple juice from all of the PRC. At present, the output, output value and export volume of concentrated juice of Shaanxi Province all rank the first among other provinces and cities in China.

Marketing

Tianren has the permission of the PRC government to directly sell various concentrated fruit juice and fruit juice to foreign customers. More than 70 percent of our products are directly and indirectly exported. One export channel is via distributors with good credit, and the other is the direct sale to end-users. In its main export markets (the U.S., Europe and Middle East), Tianren has stable distributors and end-users.

Tianren uses the following marketing methods: directly marketing with foreign businesses via our sales department; attendance at various international farm and sideline products sales exhibitions, at which we contact clients from abroad to sell to them directly; and sales made through our trade websites.

Sales of fruit juice products are mainly made in Chinese markets. Most of the products are sold through provincial level, city level and county level agents. The Company also sells directly to hotels, supermarkets and similar outlets.

Our sales team is divided into teams focusing on the sale of concentrated fruit juice and its derivative products and teams focusing on the sale of fruit juice products.

Our international trade department, which has 13 marketing personnel, is responsible for our sales of concentrated fruit juice and its derivative products.

Our sale of fruit juice is conducted by of a team of 28 personnel employed by our subsidiary, Xi’an Tianren.

Our target markets of kiwi pulp, kiwi concentrated pulp and kiwi concentrated juice are mainly in Europe, Southeast Asia, South Korean, Japan, Middle East , mainland China and Taiwan. Our main target markets are concentrated in mainland China, Taiwan and the Middle East. Export volume to other markets is small.

Our target markets of concentrated apple juice and pear juice are in North America (especially in the U.S.), Europe and the Middle East.

1.	North American market

The U.S. market is a highly mature market with demand for concentrated apple juice, and its demand increases year by year. Since prices in North American market are higher than in the European market, the U.S. market is always preferred by manufacturers producing concentrated apple juice. Tianren started to export to North America in 2004. We have increased our export volume to the U.S. year by year since then and North America market has become one of our biggest target markets.

2.	European market

The European market has stable customer groups, complete requirements for products quality standards and authoritative organizations for concentrated fruit juice. In Europe, concentrated apple juice is used for producing beverages and fruit wines.

The European market has always been our main target market since Tianren incorporated. More than half of our products are exported to Europe.

Raw Materials and Suppliers

Our raw materials include:

●  Various fresh fruits, the main raw materials for the processing of fruit juice, which are mainly provided by local peasants;

●  Packing barrels, pectic enzyme and amylase, etc. and auxiliary power fuels and sources such as coal, electricity and water.

We purchase raw materials at local markets and by fruit growers delivering directly to our plants. The supply of our raw materials is highly fragmented. Because the prices of raw fruits change frequently, processing enterprises of concentrated fruit juice generally do not enter into fruits and vegetables purchasing agreements with providers.

Fresh fruits are the fundamental raw materials needed for the production of our products and the purchase price of fresh fruits represents over 65% of the production cost of Tianren. The adequate and continuous supply of fresh fruits constitutes a necessary condition for the current and future continuous expansion of Tianren. Tianren implements a plant plus farmer raw material purchasing pattern, whereby the plant assigns its purchasing staff to build purchasing centers in the areas rich in raw material resources so as to shorten the distance and provide convenience for farmers to directly deliver the raw material fruits to the plant. The quantity of the raw material fruits needed by us for production depends on the yield of farmers, and the ability of our purchasing staff to organize farmers for supply.

After years of development and strategic deployment in the raw material production areas, Tianren’s processing bases are relatively near to the regional centers of our raw material suppliers Tianren has established a relatively mature purchasing pattern that can cope with the yield and price changes of our raw materials.

The source fruits used by Tianren are kiwi, pear and apple.

Shaanxi province is a large agricultural and fruit producing province with sufficient resources for our raw material needs. The main original production areas in the province for kiwi are Zhouzhi county and Mei county where the production of kiwi is about 600 thousand tons annually. This can completely meet our production requirements. Shaanxi is also the main pear producing province with adequate pear supply and high pear quality. The pear supply can completely meet our production requirements.

One of our factories is located in Liaoning province, where high acid apples are plentiful. The high acid apple production in Liaoning province can meet our production needs.

The following sets forth certain information concerning our purchases of fresh fruits since January 1, 2005:

Year	Fruit	Quantity(ton)	Average Price(USD/ton)	Amount(USD) Paid by Us
	apple	46,199.773	40.53	1,872,439.92
2005	pear	32,049.834	26.7	855,651.14
	kiwi	-	-	-
	apple	18,273.146	42.06	768,640.07
2006	pear	85,404.389	25.2	2,151,818.80
	kiwi	33,116.177	50.24	1,663,806.67
	apple	17,980.25	114.34	2,055,829.35
Jan-Sept 2007	pear	84,033.991	32.88	2,762,904.74
	kiwi	6302.118	77.33	487,317.57

The supply of packing barrels, pectic enzyme and amylase, etc is available through many suppliers. Tianren is not dependent on any supplier or group of suppliers. Our largest supplier is Shaanxi Haomai Drum Co., Ltd, which accounted for 13% of our total purchases in 2006 and 12% of our total purchases in the first three quarters of 2007. Another larger supplier is Xi’an Changlong Drum Co., Ltd, which accounted 13% of our total purchases in 2006 and 3% in the first three quarters of 2007.

Customers

The following table sets forth certain information concerning sales of our products since January 1, 2005 to our top five customers:

Year	Revenues (USD)	Percentage in total revenues

2005	2,827,320	40.23%

2006	9,933,506	57.00%

From Jan. to Sep. 2007	4,575,230	36.62%

	2005		2006		2007
Client	Sum (USD)	% of total sales	Sum (USD)	% of total sales	Sum (USD)	% of total sales
Shaanxi Zhongdian Export&Import Co.,Ltd	-	-	2,439,809	14.00%	994,507	7.96%
Shaanxi Jiedong Trade Co.,Ltd	-	-	2,788,353	16.00%	1,374,318	11.00%
Yunan Export&Import Co.,Ltd	-	-	2,091,264	12.00%	1,216,896	9.74%
Ruifeng Company	702,789	10.00%
Shaanxi Xiguan Machinery Co.,Lt	-	-	1,394,176	8.00%	653,346	5.23%
Tonglian International	-	-	1,219,904	7.00%	-	-
Tongchan Lvse Beverage	666,244	9.48%	-	-	-	-
Xianyang Dingjian Company	553,095	7.87%	-	-	-	-
Tianwei Beverage Company	570,665	8.12%	-	-	-	-
Shaanxi Menglv Food Co.,Ltd	334,528	4.76%	-	-	-	-
Hanzhong Jiawang Food Co.,Ltd	-	-	-	-	336,163	2.69%
Total	2,827,321	40.23%	9,933,506	57.00%	4,575,230	36.62%
Sales Revenue	7,027,889		17,427,204	-	12,493,802	-

Competition

We believe that Tianren’s major competitors in the industry include the following companies:

Competitor	Market Share

Sdic Zhonglu Fruit Juice Co., Ltd.	Apple 17%

Yantainorth Andre (Group) Juice Co., Ltd.	Apple 18%

Shaanxi Hengxing Fruit Juice	Apple 22%

Shaanxi Haisheng Juice Holdings Co., Ltd.	Apple 25%

Huabang (Xixia) Food Co., Ltd.	Not applicable.

We believe that our advantages lie in our technology relating to the production of concentrated fruit juice of small breeds, including mulberry juice, kiwi juice and other types of juice with limited raw material and output. We can produce concentrated apple juice with 4%--8% acidity at relatively low cost, and we also can transport and store our products at relatively lower costs than many of our competitors. At the same time, we believe we are a leader in the production of concentrated clear pear juice and can produce the highest quality products of concentrated clear pear juice in China.

Competitive Advantages

We believe that we have the following eight competitive advantages:

(1)	Raw Materials Control and Resources Advantages

China has the largest planting area of apples and kiwi fruit in the world, and Shaanxi province has the largest planting area of apples and kiwi in China. Shaanxi’s yield of kiwi fruit accounts for about 50% of the total output of China. The yields of pomegranates, pears, strawberries, peaches and cherries are also very high in Shaanxi. Tianren has its own planting base of kiwi raw-material fruits, so it can carry out quality control at the source of production. Also, Tianren’s cost of product is relatively low. Our two concentrated apple juice bases in Liaoning Province are located in the largest production area of high acidity apples in China.

(2)	Advantages of Equipment and Technology

Our key equipment for each production factory has been purchased by us from top-ranking foreign equipment manufacturers such as Flottweg of Germany, ELPO of Italy, Belducci of Italy and Schmitt of Germany. The high performance of such processing equipments ensures the quality of product and the effectiveness of our cost control procedures.

Tianren has combined the new pressing technologies of “complete enzymolysis” and “several times enzymolysises and digestions” self-developed with the advanced technologies such as “membrane filtration”, “resin absorption” and low-temperature reverse osmosis membrane concentration.

(3)	Processing Scale and Integration Advantages

At present, the raw material processing capability of Tianren is 70 tons/hour and our annual yield of all kinds of concentrated fruit juice is 50,000 tons. We use more than 110 machines in our production of fruit juice, including equipment for storage, mixing of ingredients, emulsification, fermentation, filtration, sterilization, concentration, CIP washing, liquid transmission, water softening and treatment, and other procedures. We operate 3 production lines for the processing of fruit juice. We also have 3 sewage disposal facilities conforming to the state discharge standards.

(4)	Advantages of Product Diversity and the Market Consumption Trend

Our products include concentrated pear juice, concentrated clear pear juice, concentrated kiwi fruit puree, fruit juice drinks and organic fresh fruit. Our diversified product lines help us compete in international markets and reduce risk. Due to their nutrition advantages and unique image and taste, the consumption of small breed fruits and their processed products are on the rise in the world.

(5)	Quality Advantages

Tianren pays much attention on the quality of our products. In order to accelerate the conversion to all-process control for the quality management, Tianren has established a quality security system, implementing Hazard Analysis Critical Control Point (“HACCP”) control and enacting and improving each administrative system strictly pursuant to the requirements of ISO9001. Tianren has earned ISO9001, HACCP and KOSHER certificates.

(6)	Advantages of Operation Team

Tianren has a business administration and technology developing team which is professional, highly educated and young, but with extensive experience in the industry and business management. Also, we have established good relationship with several scientific research institutes, having more than 10 expert consultants.

(7)	Advantages of Developing Strategy of Enterprise

We plan to become a leading enterprise in the high-end modern special concentrated fruit juice, fast-frozen, freeze-dried fruit and vegetable industries. Our development strategy is to become the leader in the fruit juice drinks industry with large scale production, and to become a leading producer of high-end modern organic foods.

(8)	Policy Advantages

The PRC government’s agricultural industrialization policy supports our business. Tianren was awarded by the China Food Association as the National Excellent Leading Food Enterprise in Food Industry of Year 2005 - 2006, and was recognized as the Hi-tech Enterprise in 2006. Xi’an Tianren, our subsidiary, was recognized by the municipal government of Xi’an as the First Agricultural Industrialization Operation Key Leading Enterprise. Tianren enjoys the government supporting policies relating to the construction of our bases, purchasing of raw materials, purchasing of equipment, export of our products, interest discounts on Treasury bond loans and income tax reduction.

Intellectual Property

1.Patents

A.	Title: Device for breaking up and separating fruit peel

Patent Number: ZL200620078461.1

Date of Filing: Feb. 27, 2006 (Duration of the Patent: Ten Years)

Date Patent Granted: Apr. 11, 2007

        Granting Unit: the State Intellectual Property Office of the People's Republic of China

Summary: This utility model discloses a device for breaking up and separating fruit peel comprising a body case, a feed port and a discharge port located on and under the body case, respectively. This utility model breaks up fruits and then squeezes the pulp out of the fruit peel by round rollers, thereby separating pulp from the fruit peel.

B.	Title: Device for removing the filth on fruit peel and fruit hair

Patent Number: ZL200620078461.1

Date of Filing: Feb. 27, 2006 (Duration of the Patent: Ten Years)

Date of Issuing Granted: Apr. 11, 2007

Granting Unit: the State Intellectual Property Office of the People's Republic of China

Summary: This utility model discloses a device for removing material on fruit peel and fruit hair.

2. Trademark
Tianren registered the trademark of HEDETANG  with the Trademark Bureau of the State Administration for Industry and Commerce on Nov. 4, 2005 in the following categories: Category 29, Category 30, Category 31, Category 32 and Category 5. The trademark expires on November 3, 2015 and can be extended upon expiration. Tianren has authorized all its subsidiaries to use this registered trademark for free on the related products.

The specific scope of application of the trademark is as follows:

Category 29: meat, fish, poultry and venison, meat juice, pickled, dried or cooked fruits and vegetables, jelly, jam, confect, eggs, milk and dairy products, edible oil and grease.

Category 30: coffee, tea, cocoa, sugar, rice, edible starch, sago, coffee substitutes, flour and cereal products, bread, pastry and candy, ice food, honey, syrup, compressed yeast, yeast powder, salt, mustard, vinegar, sauce (condiment), spice, drinking ice.

Category 31: Agricultural, horticultural and forestry products and grains not included in other categories; live animals; fresh fruits and vegetables, seeds, natural plants and flowers; foodstuffs for animals; malt.

Category 32: Beers; mineral and aerated waters and other non-alcoholic drinks; fruit drinks and fruit juices; syrups and other preparations for making beverages.

Category 5: Pharmaceutical and veterinary preparations; sanitary preparations for medical purposes; dietetic substances adapted for medical use, food for babies; plasters, materials for dressings; material for stopping teeth, dental wax; disinfectants; preparations for destroying vermin; fungicides and herbicides.

Costs of Environmental Compliance

Tianren is subject to PRC regulations regarding sewage disposition. Under the regulations issued by P.R.C. State Environmental Protection Administration (the “SEPA”), discharged sewage must meet the following standards: PH between 6-9 mg/L, Chemical Oxygen Demand under 100 mg/L, Ammonia Nitrogen under 15 mg/L, Biochemical Oxygen Demand under 20 mg/L and Suspended Solids under 70 mg/L.

To satisfy the SEPA standards, in 2006 Tianren invested an aggregate of $1,342,067 to build 2 sewage disposal projects as well as obtain a series of monitors to control water quality, including a Chemical Oxygen Demand on-line analyzer, an Ultrasonic Open-channel Flow meter, a PH meter and Portable Dissolve Oxygen Meters. Tianren believes that it is in compliance with the SEPA standards.

Employees

As of March 21, 2008, Tianren has 369 full-time employees and 96 part-time employees. Of that amount, 47 are in administration, 22 in finance, 41 in research and development, 290 in production and 64 in marketing and sales.

Research and Development

Tianren has established an R & D institution with nearly 40 R&D personnel. Tianren also from time to time retains external experts and research institutions.

We believe that through continuous investment in research and development, our product quality is always among the leaders in the industry and our market share continues to increase. Our total R & D investment was about $1,027,350 over the past four years.

The following table discloses the amounts of our technology development investment over the past four years.

2004	2005	2006	2007	Total
$70,079	$126,391	$358,575	$472,305	$1,027,350

Tianren currently owns 5 special production technologies, including technologies relating to the production of kiwi fruit pulp, kiwi fruit concentrated pulp, concentrated apple juice, concentrated pear juice and concentrated mulberry juice. Tianren has also developed new production processes for fruit juice products such as kiwifruit juice, guava juice and strawberry juice. Our whole new pulp and juice production technology and process consists of methods for membrane filtration, resin decolorization, hair removal, seed removal, grinding pulp into juice., Flow-Through Capacitor (“FTC”) membrane reverse osmosis concentration and composite biological enzymolysis technology for clarification of pulp juice. We believe that these are leading technologies for our industry.

New Products under Development

We are conducting research on producing kiwifruit vinegar using submerged fermentation technology. Submerged fermentation technology can help to preserve kiwifruit polysaccharides and other nutrients to the greatest extent, in the process of producing kiwifruit vinegar.

Manufacturing Process

Our automated production line and strict quality control system ensures consistent high quality.

The following summarizes the production process for concentrated fruit and vegetable juice.

At present, our raw material processing capability is 70 tons/hour and our annual yield of all kinds of concentrated fruit juice is 50,000 tons.

Inventory

Due to the characteristics of seasonal production, we have many finished products and semi-finished products at the end of each year which has a significant impact on the calculation of our inventory turnover rate. Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work-in-progress and finished goods are comprised of direct material, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of finished products.

Government Regulation

Our products and services are subject to regulation by governmental agencies in the PRC and Shaanxi Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include an operating license which enables us to sell packaged food such as concentrated fruit and vegetable juice, fruit sugar, fruit pectin, fast-frozen and freeze-dried fruit and vegetable, dehydrated fruit and vegetable, fruit and vegetable juice drinks, fruit vinegar and organic food. The registration No. is 610100400000601.

PROPERTIES

Principal Office and Manufacturing Facilities

Our principal executive offices are located at Room 1404 and Room 1403, A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC 710065, and our telephone number is 011-86-29-88386415. The area of our office is approximately 300.24 square meters. We lease such offices from Zhiping Yang under a lease dated July 1, 2007, with a term from July 1, 2007 to June 30, 2008 at a total rental of $16,558.

We also own two factories through our subsidiaries. One is a factory located at Sanqu Town, Jingyang County, Xianyang City, Shaaxi Province. The factory occupies an aggregate of approximately 34,476.04 square meters of land and contains a manufacturing facility. Another factory is located at Siqun Village, Mazhao Town, Zhouzhi County, Xi’an City, Shaanxi Province. That factory occupies an aggregate of approximately 57,934.83 square meters of land and contains a manufacturing facility.

There is no private ownership of land in China. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We own the land use rights for the 34,476.04 square meters of land at Sanqu Town, which have a term of 49 years from 2007 and the 57,934.83 square meters of land at Siqun Village, which have a term of 41 years from 2007.

On June 2, 2007, we entered into a lease agreement with Shaanxi Hede Venture Capital Management Co., Ltd. for the lease to us of all the assets of its subsidiary, Huludao Wonder Fruit Co., Ltd., including an aggregate of approximately 86,325 square meters of land, factory buildings and machinery. The term of the lease is from July 1, 2007 to June 30, 2008, and the rental is $39,400 per/month. Huludao Wonder Fruit Co., Ltd. is located at Hujia Village, Gaotai Town, Suizhong County, Huludao, Liaoning Province.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 21, 2008 the only classes of voting securities of the Company were the Company’s Common Stock, par value $.001 per share and the Company’s Series A Convertible Preferred Stock, par value $.001 per share (“Series A Stock”). The Company also has a class of Series B Convertible Preferred Stock, par value $.001 per share (“Series B Stock”), but the holders of such class do not have the right to vote in the election of directors and are thus not considered voting securities.

The following table sets forth certain information as of March 21, 2008 with respect to the beneficial ownership of our Common Stock and Series A Stock by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” below and (iv) all executive officers and directors as a group. The number of outstanding shares of Common Stock and the number of shares of Common Stock used in calculating the percentage of Common Stock beneficially owned has been adjusted to give effect to (a) a 1-for 328.72898 reverse split of our outstanding common which the Company contemplates making prior to June 2008 and (b) the automatic conversion of the 1,000,000 outstanding shares of Series A Preferred Stock into an aggregate of 22,006,173 shares of Common Stock which will occur simultaneously with the consummation of the reverse stock split.

In determining the percentage of Common Stock beneficially owned by a person on March 21, 2008, we divided (a) the number of shares of Common Stock beneficially owned by such person, by (b) the sum of the total number of shares of Common Stock deemed outstanding on March 21, 2008, plus the number of shares of Common Stock beneficially owned by such person which were not outstanding, but which could be acquired by the person within 60 days after March 21, 2008 upon the exercise of warrants or the conversion of convertible securities.

Title of Class	Name and Address of Beneficial Owners (1) (2)	Amount and Nature of Beneficial Ownership		Percent of Class
Series A Convertible Preferred Stock	Hongke Xue (3)	800,000		80.0%
Series A Convertible Preferred Stock	Lin Bai (4)	100,000		10.0%
Series A Convertible Preferred Stock	Sixiao An (5)	100,000		10.0%
Series A Convertible Preferred Stock	Yogke Xue	-		-
Series A Convertible Preferred Stock	Joseph Emas	-		-
Common Stock	Barron Partners, LP 730 Fifth Avenue, 9th Floor New York, New York 10019	10,159,265	(6)	31.3%
Common Stock	Yongke Xue	-		-
Common Stock	Joseph Emas (7) 1224 Washington Avenue Miami Beach, Florida 33139	37,098		*
Common Stock	All officers and directors as a group (one person)	37,098		*

* Less than 1%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(2)
Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares and the address of such person is c/o the Company, at Room 1404 and Room 1403, A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC 710065.

(3)
Consists of 800,000 shares owned of record by Fancylight Limited, a British Virgin Islands company (“Fancylight”). Fancylight and Hongke Xue have entered into a Call Option Agreement pursuant to which Mr. Xue has the right to acquire all of such shares. Fancylight and Mr. Xue have also entered a Voting Trust Agreement, dated as of February 25, 2008 under which Mr. Xue has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Mr. Xue may be deemed to be the sole beneficial owner of such shares.

(4)
Consists of 100,000 owned by China Tianren Organic Food Holding Company Limited, as attorney-in-fact for certain persons. China Tianren Organic Food Holding Company Limited (“Organic”) is a British Virgin Islands company. Organic and Lin Bai have entered into a Voting Trust and Escrow Agreement dated as of February 25, 2008 pursuant to which Lin Bai has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Lin Bai may be deemed to be the sole beneficial owner of such shares.

(5)
Consists of 100,000 owned by Winsun Limited, as attorney-in-fact for certain persons. Winsun Limited (“Winsun”) is a British Virgin Islands company. Winsun and Sixiao An have entered into a Voting Trust and Escrow Agreement dated as of February 25, 2008 pursuant to which Sixiao An has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Sixiao An may be deemed to be the sole beneficial owner of such shares.

(6)
Consists of (a) 6,794,118 shares of Common Stock issuable upon exercise of warrants and (b) an aggregate of 3,365,147 shares of Common Stock issuable upon conversion of Series B Stock. The warrants held by Barron Partners LP are not exercisable until the effectiveness of a 1-for- 328.72898 reverse stock split of the Company’s Common Stock and the number of shares for which the warrants are exercisable and the exercise price of the warrants will not be adjusted for such reverse stock split.. The Series B Stock is not convertible into Common Stock until the effectiveness of the reverse stock split. Such reverse stock split may not be effectuated until more than 60 days after March 21, 2008, However, we have assumed that the reverse stock split will be consummated within 60 days after March 21, 2008 and therefore that the Common Stock issuable upon exercise of the warrants and conversion of the Series B Stock is beneficially owned by Barron Partners LP as of March 21, 2008.

(7)	Joseph I. Emas is a principal of Joseph I. Emas Law Offices, which is the record owner of such Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Yongke Xue, the Chairman of the Board, and Chief Executive Officer of the Company, owns 80% of the equity interest of Shaanxi Hede Venture Capital Management Co., Ltd. (“Hede”), a PRC company. Xiaoqin Yan, a director of Tianren, owns the remaining 20% of Hede.

Hede leases to Tianren all of the assets and facilities of the Huludao Wanjia fruit factory under a Lease Agreement dated June 2, 2007 between Hede and Tianren. The lease is for a term of one year from July 1, 2007 to June 30, 2008. The monthly rent under the lease is RMB300,000 (approximately $42,367). Upon execution of the lease, Hede was paid RMB1.8 million, representing the first 6 months rent, and an additional performance guaranty payment of RMB1.2 million.

On June 6, 2007 Tianren loaned to Hede RMB 7 million (approximately $988,557) pursuant to a Loan Agreement entered into by the parties on June 5, 2007. The entire principal of the loan is due on June 5, 2008.

On August 1, 2007 Tianren loaned to Hede RMB 20 million (approximately $2,824,445) pursuant to a Loan Agreement entered into by the parties on such date. The loan was made to enable Hede to purchase the Huludao Wanjia fruit factory. The loan is due on August 1, 2008. The loan agreement provides that no interest shall accrue on the outstanding amount of the loan, but if Hede does not pay the outstanding loan when due, then it shall be required to pay in addition to the principal of the loan, liquidated damages at the rate of 2% of the loan amount per day.

Review, Approval or Ratification of Transactions with Related Persons

At the present time, the Company does not have an established policy and procedure for the review, approval, or ratification of any transaction with a related person.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of March 21, 2008 the names, positions and ages of our current executive officers and directors.  Our directors serve until the next annual meeting of shareholders or until their successors are elected and qualify.  Our officers are elected by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

Name of Current Director	Age	Position(s) with the Company
Yongke Xue	42	Director, Chief Executive Officer
Joseph I. Emas	53	Director
Song Liu	44	Chief Financial Officer

Yongke Xue. Mr. Xue has been serving as our director since February 26, 2008 in upon consummation of the transactions under the Agreement. Mr. Xue has served as the Director at Shaanxi Tianren Organic Food Co., Ltd. (“Tianren”) since 2005. Mr. Xue served as the general manager of Shaanxi Hede Venture Capital Management Co., Ltd. from January 2006 to June 2007. Prior to that, he served as the business director of the investment banking division of Hualong Securities Co., Ltd. from April 2001 to December 2005. He also acted as the vice general manager of Shaanxi Huaye Foods Co., Ltd. from July 1998 to March 2001. From July 1989 to June 1998, he worked at the Northwestern Materials Bureau of the PLA General Logistics Department. Mr. Xue graduated from Xi’an Jiaotong University with a degree of MBA in 2000. Mr. Xue graduated from National University of Defence Technology in July of 1989 and he majored in Metal Material & Heat Treatment and received a bachelor’s degree.

Joseph I. Emas Mr. Emas has been serving as our director since February 22, 2008. Mr. Emas is licensed to practice law in Florida, New Jersey and New York. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and the 2006 Child Advocacy Award in Florida and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas was a member of the Juvenile Court Rules Committee for the State of Florida from 1999 through 2006 and currently sits on the Florida Child Advocacy Committee.

Song Liu, CFO. Ms. Liu was appointed to be our CFO from March 18, 2008. Ms. Liu served as the CFO in Hendrx Corp. from July 2007 until March 2008. Prior to that, she was the Finance Manager of China Region in HyClone Biochemical, a whole foreign-owned enterprise, which is a subsidiary of Thermo Fisher Scientific, a multinational corporation, from June 2005 to November 2006. From February 1999 to February 2000, she served as a Financial Analyst in Fortum Power and Heat Oy, a multinational corporation headquartered in Finland. Ms. Liu graduated from An Hui Finance & Trade Institute of China in July 1985.

New Directors

The following table sets forth certain information as of March 21, 2008, about two persons who will become directors of the Company on or about April 2, 2008.

Name of Nominee	Age	Expected Position(s) with the Company
Xiaoqin Yan	30	Director
Guolin Wang	45	Director

Xiaoqin Yan. Ms. Yan is the Director of Tianren and has been with us since 2006. From March 2004 to June 2005, Ms. Yan held positions as the Manager of Human Resources of Express Worldwide Ltd. Ms. Yan served as the Manager of Logistics of Tianjin Dingyuan International Foods Co., Ltd. from October 1999 to July 2003. Ms. Yan graduated from Air Force University of Engineering and majored in Computer Technology. In July of 2006 she graduated from PLA Military School and received a bachelor’s degree of Business Management.

Guolin Wang. Mr. Wang has served as the Director of Tianren since 2005. Since 199 he has been a professor at the Finance Department of the Management School and the Economics and Finance School of Xi’an Jiaotong University. He previously served as the Director and Chairman of Xi’an Changtian Environmental Protection Engineering Co., Ltd. from February 2006 to June 2007. Mr. Wang Acted as the head of the Management School Graduate Office and Chinese-Singapore Management Doctor Center Office of Xi’an Jiaotong University from 1988 to 1996. Mr. Wang graduated form Xi’an Jiaotong University in July 1983. He majored in Electronics & Telecommunication and attained a bachelor’s degree of Science. In July 1983, he attained a master’s degree and majored in Management Science and Engineering. Then, he graduated from the University’s School of Economics & Finance in 2006. He majored in Management Science and Engineering and received a doctor’s degree.

Committees of the Board of Directors

Our Board of Directors has no committees.

Because our Board of Directors consists of only two members, we do not have a standing nominating, compensation or audit committee.  Rather, our full Board of Directors performs the functions of these committees.  Also, we do not have an audit committee financial expert on our board of directors as that term is defined by Item 407(d)(5) of  Regulation  S-K promulgated by the SEC.  Yongke Xue, one of our two current directors, is also an executive officer of the Company and is therefore not independent.  The Company believes that Joseph Emas is an independent director within the meaning of such term as defined in Section 803 of the American Stock Exchange Company Guide.

DIRECTOR AND OFFICER COMPENSATION

Compensation of Directors

Our directors are not compensated for their service as directors of the Company.

Compensation of Officers

The Company’s executive officers currently do not receive any compensation for serving as executive officer of the Company or Pacific, but are compensated by and through Tianren. The following table sets forth information concerning cash and non-cash compensation paid by Tianren to the Company’s Chief Executive Officer for each of the two fiscal years ended December 31, 2007 and December 31, 2006. No executive officer of the Company, Pacific or Tianren received compensation in excess of $100,000 for any of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongke Xue	12/31/2006	$0.00	-	-	-	-	-	-	$0.00
CEO	12/31/2007	$0.00	-	-	-	-	-	-	$0.00

Option and Warrant Grants in Last Fiscal Year

No options or warrants were granted in the Company’s last fiscal year (2007) and no options or warrants are held by the Company's Executive Officers.

Aggregate Option and Warrant Exercises in the Last Fiscal Year and Fiscal Year-End Option and Warrant Values

The Company's Executive Officers own no options or warrants of the Company.

DESCRIPTION OF OUR SECURITIES

Authorized Capital Stock. Our authorized capital stock consists of: (i) 100,000,000 shares of Common Stock; (ii) 10,000,000 shares of Preferred Stock of which 1,000,000 shares of Series A Stock and 7,000,000 shares of Series B Stock have been designated.

The following is a summary of the material terms of our capital stock. This summary is subject to and is qualified in its entirety by the Company’s Amended and Restated Articles of Incorporation, Certificates of Designation of the Series A Stock and the Series B Stock, By-laws and the applicable provisions of Florida law.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. According to our charter documents, holders of our Common Stock do not have preemptive rights, and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our stockholders. Shares of Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are fully paid and non-assessable.

The Series A Stock

In connection with the Share Exchange, we designated 1,000,000 shares of Series A Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The rights and preferences of the Series A Stock are set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock which we filed with the Secretary of State of Florida on February 22, 2008. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series A Stock unless we pay dividends to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Stock will be entitled to receive dividends in an amount or value as would have been payable on the number of shares of Common Stock into which each share of Series A Stock would be convertible. The rights of holders of Series A Stock to receive dividends are subject to the rights of any holder of our Series B Stock or other senior stock.

Mandatory Conversion. We are required to file an amendment to our Articles of Incorporation (“Amendment”) with the Secretary of State of the State of Florida effecting a 1-for-328.72898 reverse stock split of our Common Stock (or a split using such other ratio that may be required) (the “Reverse Split”). Upon effectiveness of such reverse stock split, all the outstanding shares of Series A Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on us or on the holders of Series A Stock or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred will be entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held (the “Conversion Rate”).

Voting Rights. The holders of shares of Series A Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law; and

(b) The right to vote together with the holders of the Common Stock and Series B Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A Preferred Stock carrying a number of votes equal to the number of shares of Common Stock issuable in a Mandatory Conversion (as described below).

Redemption; Liquidation Preference. The Series A Stock shall not be redeemable and shall have no liquidation preference.

Series B Stock

In connection with the Share Exchange, we designated 7,000,000 shares of Series B Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The rights and preferences of the Series B Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock which we filed with the Secretary of State of Florida on February 22, 2008. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series A Stock and no dividends can be paid on our Common Stock while the Series B Stock is outstanding.

Voting Rights. The Series B Stock shall have no voting rights, except as required by Florida law. However, so long as any shares of Series B Stock are outstanding, we cannot, without the affirmative approval of the holders of 75% of the shares of the Series B Stock then outstanding,

(a) alter or change adversely the powers, preferences or rights given to the Series B Stock or alter or amend the Certificate of Designations of the Series B Stock,

(b) authorize or create any class of stock (other than Series A Stock) ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series B Stock,

(c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof,

(d) increase the authorized number of shares of Series B Stock or the number of authorized shares of Preferred Stock.

Liquidation Preference. On liquidation the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

Conversion at Option of Holder. Upon effectiveness of the Reverse Split, each share of Series B Stock is convertible at any time into one share of Common Stock at the option of the holder. If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

Automatic Conversion on Change of Control. In the event of a “change of control” the shares of Series B Stock will be automatically converted into Common Stock. A “change in control” means a consolidation or merger of us with or into another company or entity in which we are not the surviving entity or the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions.

4.9% Beneficial Ownership Limitation. Except in certain circumstances, the right of the holder to convert the Series B Stock is subject to the 4.9% limitation, with the result we shall not effect any conversion of the Series B Stock, and the holder has no right to convert any portion of the Series Stock, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.9% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13d-3 thereunder. The 4.9% limitation may not be waived or amended.

Liquidated Damages for Failing to Timely Deliver Certificates: If we fail to deliver the appropriate stock certificates within three trading days of the conversion date, we are required to pay the holder, in cash, liquidated damages the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Certain Adjustments

Stock Dividends and Stock Splits. Appropriate adjustments will be made to the conversion ratio in the event of a stock dividend, stock distribution, stock split or reverse stock split or reclassification with respect to the outstanding shares of Common Stock.

Price Adjustment; Full Ratchet. From and after February 26, 2008 and until such time as the investors hold less than 20% of the Series B Stock, except for certain exempt issuances not to exceed 5% of the outstanding shares of Common Stock for every two year period, certain issuances as to which price adjustment has already been made, in the event we issue Common Stock at a price, or issue warrants, options, convertible debt or equity securities with a exercise price per share or conversion price which is less than the conversion price then in effect, then the conversion price will be reduced, concurrently with such issue or sale, to such lower price.

Subsequent Transactions. For so long as any investor holds any of the Series B Stock, we are prohibited from effecting or entering into an agreement to effect any transactions involving a “Variable Rate Transaction” or an “MFN Transaction”.

Subsequent Rights Offerings. We are prohibited from, at any time while the Series B Stock is outstanding, issuing rights, options or warrants to holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then applicable conversion price.

Pro Rata Distributions. If we distribute to the holders of Common Stock evidences of its indebtedness, assets, rights or warrants to subscribe for or purchase any security, then in each case the conversion price shall be determined by multiplying the conversion price by a fraction the numerator of which is the VWAP minus the then fair market value at such record date of the portion of the assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith and the denominator of which is the VWAP on the record date.

Fundamental Transaction. If we effect a merger, sell all or substantially all of our assets, any tender offer or exchange offer is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “fundamental transaction”), then on subsequent conversion of the Series A Preferred Stock, the holder has the right to receive, for each share of Common Stock that would have been issuable on such conversion absent such fundamental transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive on the occurrence of the fundamental transaction as if the holder had been, immediately prior to such fundamental transaction, the holder of Common Stock.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251 and its main telephone number is 480-481-3940.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the Common Stock that we are offering under this prospectus.

EXPERTS

Child, Van Wagoner & Bradshaw, PLLC, independent public accountants located at 5296 South Commerce Drive, Suite 300, Salt Lake City, Utah 84107, have audited the financial statements of Tianren included in this registration statement, and Tarvaran Askelson & Company, LLP, independent certified public accountants, located at 23974 Alsio Creek Road, Suite 395, Laguna Niguel, California 92677
and Mendoza Berger & Company, LLP, independent certified public accountants located at 9838 Research Drive, Irvine, California 92618, have audited the financial statements of Entech Technologies, Inc. included in this registration statement, each to the extent, and for the periods set forth in their respective reports. We have relied upon such reports, given upon the authority of such firms as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in the Company, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers from liabilities incurred by them in connection with actions, suits or proceedings in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Dismissal of Tarvaran Askelson & Company, LLP and Appointment of Child, Van Wagoner & Bradshaw, PLLC

The Company elected to terminate its engagement of Tarvaran Askelson & Company, LLP (“Tarvaran”) as the independent registered public accounting firm responsible for auditing the Company's financial statements. The termination, which was effective as of March 5, 2008, was approved by the Company's Board of Directors.

Tarvaran’s report on the Company's financial statements as of September 30, 2007 and year then ended did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception that Tarvaran’s audit report contained an explanatory note which raised substantial doubt as to the ability of the Company to continue as a going concern. During the two most recent fiscal years and any subsequent interim period prior to the termination of Tarvaran, the Company did not have any disagreements with Tarvaran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tarvaran, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the two most recent fiscal years and any subsequent interim period prior to the termination of Tarvaran, Tarvaran did not advise the Company of any of the following:

(a) that the internal controls necessary for the Company to develop reliable financial statements did not exist;

(b) that information had come to Tarvaran’s attention that had led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management;

(c) that Tarvaran needed to expand significantly the scope of its audit, or that information had come to Tarvaran’s attention that if further investigated may: (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that would have prevented it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management's representations or be associated with the Company's financial statements.

The Company has engaged Child, Van Wagoner & Bradshaw, PLLC (“Child, Van Wagoner”) to serve as the independent registered public accounting firm responsible for auditing the Company's financial statements. The engagement, which wass effective as of March 5, 2008, was approved by the Company's Board of Directors.

The Company consulted with Child, Van Wagoner in connection with (a) the Company’s acquisition of all of the capital stock of Pacific Industry Holding Group Co., Ltd. (“Pacific”) on February 26, 2008 pursuant to a Share Exchange Agreement, dated February 22, 2008 between the Company, Pacific and the shareholders of Pacific and (b) the filing by the Company on March 3, 2008 of a Current Report on Form 8-K to report the acquisition and related matters, which Current Report contained (i) financial statements of Pacific (A) as of December 31, 2006 and 2005 and for the years then ended, audited by Child, Van Wagoner and containing their report thereon and (B) as of September 30, 2007 and the nine months ended September 30, 2007 and September 30, 2006 and (ii) unaudited pro forma consolidated financial statements giving effect to the acquisition by the Company of Pacific.

Except as set forth in the immediately preceding paragraph, neither the Company nor anyone on behalf of the Company consulted Child Van Wagoner during the two most recent fiscal years and any subsequent interim period prior to engaging Child Van Wagoner, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that the Company concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Dismissal of Mendoza Berger & Company LLP and Appointment of Tarvaran Askelson & Company LLP

On May 15, 2007 the Company elected to terminate its engagement of Mendoza Berger & Company LLP as the independent registered public accounting firm responsible for auditing the Company's financial statements. The termination was approved by the Company's Board of Directors.

Mendoza Berger & Company LLP's report on the Company's financial statements for the two years ended September 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception that Mendoza Berger & Company LLP's Audit Reports, contained an explanatory note which raised substantial doubt as to the ability of the Company to continue as a going concern. During the Company's two most recent fiscal years ended September 30, 2006 and 2005 and the subsequent interim period ended Devember 31,2006 which preceded the termination of Mendoza Berger & Company LLP, the Company did not have any disagreements with Mendoza Berger & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mendoza Berger & Company LLP., would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company's two most recent fiscal years ended September 30, 2006 and 2005 and the subsequent interim period ended December 31,2006 which preceded the termination of Mendoza Berger & Company LLP, other than as is set forth herein, Mendoza Berger & Company LLP did not advise the Company of any of the following:

(A) That the internal controls necessary for the Company to develop reliable financial statements did not exist;

(B) That information had come to Mendoza Berger & Company LLP.'s attention that had led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management;

(C) (1) That Mendoza Berger & Company LLP needed to expand significantly the scope of its audit, or that information had come to Mendoza Berger & Company LLP's attention that if further investigated may: (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that would have prevented it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management's representations or be associated with the Company's financial statements, and (2) due to Mendoza Berger & Company LLP.'s resignation (due to audit scope limitations or otherwise) or dismissal, or for any other reason, the accountant did not so expand the scope of its audit or conduct such further investigation; or

(D) (1) That information has come to Mendoza Berger & Company LLP's attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Mendoza Berger & Company LLP's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements, except as indicated above), and (2) the issue has not been resolved to Mendoza Berger & Company LLP's satisfaction prior to its termination.

On May 15, 2007 the Company engaged Tarvaran Askelson & Company, LLP to serve as the independent registered public accounting firm responsible for auditing the Company's financial statements for the fiscal year ending September 30, 2007. The engagement was approved by the Company's Board of Directors.

Neither the Company nor anyone on behalf of the Company consulted Tarvaran Askelson & Company, LLP during the two most recent fiscal years and any subsequent interim period prior to engaging Tarvaran Askelson & Company, LLP , regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that Jewett concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

FINANCIAL STATEMENTS

The Company’s unaudited financial statements for the three months ended December 31, 2007 and 2006, the notes thereto, the Company’s audited financial statements for the years ended September 30, 2007 and 2006, together with the reports of the independent certified public accounting firms thereon and the notes thereto and Tianren’s audited financial statements for the fiscal years ended December 31, 2006 and 2005, together with the report of the independent certified public accounting firm thereon and the notes thereto, are presented beginning at page F-1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, 100 F Street F Street, NE, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the Common Stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS

Page

1.	Unaudited Financial Statements of the Company for the Three Months ended December 31, 2007 and 2006		F-2

	i.	Balance Sheet as of December 31, 2007	F-2

	ii.	Statements of Operations for the Three Months ended December 31, 2007 and 2006	F-3

	iii.	Statements of Cash Flows for the three months ended December 31, 2007 and 2006	F-4

	iv.	Notes to Financial Statements of December 31, 2007	F-5

2.	Audited Consolidated Financial Statements of the Company for the Years ended September 30, 2007 and 2006		F-9

	i.	Report of Independent Registered Public Accounting Firm	F-9

	ii	Report of Independent Registered Public Accounting Firm	F-10

	iii.	Consolidated Balance Sheets as of September 30, 2007 and 2006	F-11

	iv.	Consolidated Statements of Operations for the Years ended September 30, 2007 and 2006	F-12

	v.	Consolidated Statements of Deficiency in Stockholders' Equity for the Years ended September 30, 2006 and 2007	F-13

	vi.	Consolidated Statements of Cash Flows for the Years Ended September 30, 2007 and 2006	F-14

	vii.	Notes to Consolidated Financial Statements	F-15

3.	Unaudited Consolidated Financial Statements of Pacific Industry Holding Group Co., Ltd. for the nine months ended September 30, 2007 and 2006		F-28

	i	Consolidated Balance Sheet as of September 30, 2007	F-28

	ii	Consolidated Statements of Operations and Other Comprehensive Income for the nine months ended September 30, 2007 and 2006	F-29

	iii	Consolidated Statement of Cash Flows for the nine months ended September 30, 2007 and 2006	F-30

	iv	Notes to Unaudited Consolidated Financial Statements	F-31

4	Audited Consolidated Financial Statements of Pacific Industry Holding Group Co., Ltd. for the Years ended December 31, 2006 and 2005		F-38

	i	Report of Independent Registered Public Accounting Firm	F-38

	ii	Consolidated Balance Sheets as of December 31, 2006 and 2005	F-39

	iii	Consolidated Statements of Operations and Other Comprehensive Income for the years ended December 31, 2006 and 2005	F-40

	iv	Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2006 and 2005	F-41

	v	Consolidated Statement of Cash Flows for the years ended December 31, 2006 and 2005	F-42

	vi	Notes to Consolidated Financial Statements	F-43

5	Unaudited Pro Forma Condensed Consolidated Financial Statements		PF-1

	i	Basis of Presentation	PF-1

	ii	Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2007	PF-2

	iii	Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2007	PF-3

	iv	Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 2006	PF-4

	v	Notes to Pro Forma Condensed Consolidated Balance Sheet	PF-5

	vi	Notes to Pro Forma Consolidated Statement of Operations	PF-6

UNAUDITED FINANCIAL STATEMENTS OF THE COMPANY
FOR THE THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
BALANCE SHEET
(UNAUDITED)

December 31 2007

ASSETS

Current assets:
Cash	$26,661
Related party receivable	-
Total current assets	26,661

Property and equipment, net	-

Total assets	$26,661

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$152,461

Accrued interest and other	716,103
Purchase price payable	29,209
Due to affiliated entities	272,371
Current portion of notes payable	3,336,347
Total current liabilities	4,506,491

Notes payable, net of current portion	551,500

Commitments and contingencies	-

Deficiency in stockholders' equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 32,976,340 shares issued and outstanding	32,977
Additional paid-in capital	17,635,811
Common stock subscribed, 3,500 shares	597
Accumulated deficit	(22,700,715)
Total deficiency in stockholders' equity	(5,031,330)

Total liabilities and deficiency in stockholders' equity	$26,661

See accompanying notes to the consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended December 31,
	2007	2006

Revenues, net	$-	$-

Operating expenses:
Selling, general, and administrative expenses	30,753	23,284
Depreciation and amortization	245	1,205
Total operating expenses	30,998	24,489

Loss from operations	(30,998)	(24,489)

Other income	21,724	-
Interest expense	(833,122)	(670,734)
Loss before provision for income taxes
and discontinued operations	(842,396)	(695,223)

Provision for income taxes	-	-
Loss from continuing operations	(842,396)	(695,223)

Loss from discontinued operations, net of taxes	-	(110,038)
Net loss	$(842,396)	$(805,261)

Net loss per share - basic and fully diluted	$(0.02)	$(0.02)

Net loss per share - continuing operations	$(0.02)	$(0.02)

Net loss per share - discontinued operations	$-	$-

Basic and diluted weighted average number of shares outstanding	34,347,449	33,630,840

See accompanying notes to the consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
 STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three months ended December 31,
	2007	2006

Net loss	$(842,396)	$(805,261)

Cash flows from continuing operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	245	1,205
Common stock issued for settlements	7,900	-
Settlement of accounts payable	(22,724)	-
Amortization of note discount	158,094	115,878
Changes in:
Other assets	-	18,844
Accounts payable and accrued expenses	651,927	434,248
Net cash used in continuing operating activities	(46,954)	(235,086)
Net cash provided discontinued operations from continuing operations	-	182,795
Net cash used in operating activities	(46,954)	(52,291)

Cash flows from investing activities:
Net cash used in continuing investing activities	-	-
Net cash provided by discontinued operations from investing activities	-	19,000
Net cash provided by investing activities	-	19,000

Cash flows from financing activities:
Net proceeds from notes payable	73,344	15,000
Net cash provided by continuing financing activities	73,344	15,000
Net cash used by discontinued operations from financing activities	-	(6,766)
Net cash provided by financing activities	73,344	8,234

Net increase (decrease) in cash	26,390	(25,057)

Cash at beginning of period	271	83,315
Cash at end of period	$26,661	$58,258

Supplemental Disclosures of Cash Flow Information :

Cash paid during the period for interest	$-	$10,742

Common stock issued to consultants for services	$-	$5,000

Common stock issued for accounts payable	$1,000	$127,935

Common stock issued for legal settlements	$6,900	$-

Beneficial conversion feature of convertible note payable	$46,772	$504,523

Related Party Receivable	$120,000	$-

Cancellation of Common Stock	$(120,000)	$-

See accompanying notes to the consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS OF DECEMBER 31, 2007

NOTE 1 - BUSINESS, BASIS OF PRESENTATION and GOING CONCERN ISSUES

Entech Environmental Technologies, Inc. ("Entech" or the "Company"), formerly Cyber Public Relations, Inc., was formed in June, 1998 under the laws of the State of Florida. The Company, through its H.B. Covey subsidiary, provided construction and maintenance services to petroleum service stations in the southwestern part of the United States of America, and provides installation services for consumer home products in Southern California.

The Company was formed for the purpose of engaging in the environmental services business. The Company had been unable to execute its business plan, and exited the environmental services business. The Company is now considered a shell corporation under applicable rules of the Securities Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended.

Up until July 2007, our Company was organized to provide construction and maintenance services to petroleum service stations in the southwestern part of the United States of America, and provides installation services for consumer home products in Southern California. We operated our business through our wholly-owned subsidiary, H.B. Covey Inc.

In June 2007, we determined to dispose of all of the assets of the HB Covey, Inc, and entered into discussions with a prospective purchaser.

During July 2007, we entered into an agreement to sell those assets for an aggregate selling price of $100,000 in cash and 1.9 million in shares of Company stock from current CEO and CFO, Burr Northrop. Under the terms of the sale, HB Covey, Inc. assumed certain liabilities. We completed the sale during July 2007. Subsequent to the sale the company has no operations and no income.

At this time, we have no operations, our assets consist primarily of cash, and our liabilities consist exclusively of payables, accrued expenses and debt. Since July 2007, our operations have consisted solely of identifying and completing a business combination with an operating company and compliance with our reporting obligations under federal securities laws.

Due to the lack of growth in this business segment, we have been simultaneously seeking alternate business opportunities in other industries. Depending upon the business opportunity, we may acquire assets or technologies to develop our own business or we may seek out business opportunities with established business entities for the merger of a target business with our Company. Management is looking to raise debt and equity to finance its acquisition of technologies and assets.

The Company is now considered a shell corporation under applicable rules of the Securities Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. Having been unable to execute our business plan, we have exited this business and are, therefore, considered a shell corporation under applicable rules of the Securities and Exchange Commission (the “SEC”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In that regard, we are actively seeking to complete a business combination with an operating company

These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report for the fiscal year ended September 30, 2007 in Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for interim periods are not necessarily indicative of the results for any subsequent quarter or the entire fiscal year ended September 30, 2007.

For comparability purposes, certain figures for the prior periods have been reclassified where appropriate to conform to the financial statement presentation used in current reporting period. These reclassifications had no effect on reported net loss.

The consolidated financial statements included the accounts of the Company; the results of operations of its wholly-owned subsidiary, H.B. Covey, Inc. are included in discontinued operations. The balance sheets of CPI and Advanced Fuel have been de-consolidated as of September 30, 2004, and are not included in the balance sheet, consolidated statements of operations and consolidated statements of cash flows of the Company for the periods ended December 31, 2007 and December 31, 2006.

Going Concern Issues

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the quarters ended December 31, 2007 and December 31, 2006, the Company incurred losses from continuing operations of $842,000 and $695,000, respectively. As of December 31, 2007, the Company has negative working capital of $4.479 million, an accumulated deficit of $22.7 million, current portion of notes payable of $3,336,000 after full amortization of the note discount, and accounts payable and accrued expenses of $869,000.

Other than cash received from the collection of accounts receivable for construction, maintenance and consumer services, the Company’s cash resources are generally limited to borrowings under the Note Purchase Agreement as discussed in Note 2. To date, the Company has borrowed $1.2 million under the agreement, which provides for total aggregate borrowings of $1.5 million. The Note Purchase Agreement provides certain restrictions on the Company’s ability to raise funds from other resources. As a result of these restrictions and the Company having no current operations, payments to vendors, lenders and employees may be delayed.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company’s existence is dependent upon management’s ability to develop profitable operations and to resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through a business combination and/or an acquisition of a profitable operating company.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS OF DECEMBER 31, 2007 (continued)

NOTE 2 - NOTE PURCHASE AGREEMENTS AND LIQUIDATED DAMAGES

In September 2004, the Company entered into a Note Purchase Agreement ("NPA #1") whereby the Company would borrow a minimum of $100,000 and a maximum of $1,500,000 pursuant to a secured convertible note or convertible notes. Through September 30, 2006, the Company has borrowed $1.1 million under NPA #1, and this amount was due on September 30, 2006. The notes are currently in default. The note bears interest at 8% per year, is due on demand. The notes are convertible into 42.5 million common shares, and the Company issued warrants to purchase 15.9 million common shares to the note holder pursuant to NPA #1. The shares underlying the convertible notes and warrants have registration rights. The registration rights agreement for NPA #1 provides for liquidated damages equal to 36% per annum of the note principal in the event that a registration statement to register the underlying shares is not filed timely or declared effective timely. The Company filed a registration statement to register the shares underlying the convertible note payable and warrants on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In December 2005, the Company executed a Note Purchase Agreement ("NPA #2") to provide for repayment of the advance by Burr Northrop that was used to pay the initial purchase price in the acquisition of Pacific Coast Testing. NPA #2 provides for funding of $100,000 pursuant to a convertible note payable, and the funding did not occur until January 2006. Accordingly, the transaction was recorded in January 2006. The note bears interest at 8% per year, is due December 30, 2007. The note is convertible into 4.0 million shares of common stock. The Company issued warrants to purchase 4.0 million common shares to the note holder in December 2005. The value of the note proceeds were allocated to the beneficial conversion feature and the warrants, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note and warrants have registration rights. The registration rights agreement for NPA #2 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable and warrants on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In January 2006, the Company executed a Note Purchase Agreement ("NPA #3") to convert $236,680 of accrued liquidated damages on NPA #1 into a note payable. The note bears interest at 8%, is due December 30, 2007 and is convertible into approximately 9.5 million shares of common stock based on a conversion rate of one common share for every $.025 of note principal. The value of the note proceeds were allocated to the beneficial conversion feature, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note have registration rights. The registration rights agreement for NPA #3 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In April 2006, the Company executed a Note Purchase Agreement ("NPA #4) to convert $167,843 of accrued liquidated damages on NPA #1, NPA #2 and NPA #3 into a note payable. The note bears interest at 8%, is due April 30, 2008, and is convertible into approximately 6.7 million shares of common stock based on a conversion rate of one common share for every $.025 of note principal. The value of the note proceeds were allocated to the beneficial conversion feature, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note have registration rights. The registration rights agreement for NPA #4 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In October, 2006 the Company executed a Note purchase Agreement to convert $848,313 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on October 17, 2008, and is convertible into approximately 34 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In December 2006, the Company executed a Note purchase Agreement to borrow $15,000 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on December 11, 2008, and is convertible into approximately 600,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 225,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS OF DECEMBER 31, 2007 (continued)

In December, 2006 the Company executed a Note purchase Agreement to convert $333,791 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on August 15, 2009, and is convertible into approximately 13 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In June, 2007, the Company executed a Note purchase Agreement to convert $784,512 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on June 20, 2009, and is convertible into approximately 31 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In August 2007, the Company executed a Note purchase Agreement to borrow $20,795 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on August 15, 2009, and is convertible into approximately 831,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 831,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In August, 2007, the Company executed a Note purchase Agreement to convert $192,083 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on August 15, 2009, and is convertible into approximately 7.7 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In October 2007, the Company executed a Note purchase Agreement to borrow $12,000 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on October 24, 2009, and is convertible into approximately 480,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 480,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In November 2007, the Company executed a Note purchase Agreement to borrow $10,820 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on November 13, 2009, and is convertible into approximately 432,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 432,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS OF DECEMBER 31, 2007 (continued)

In November, 2007, the Company executed a Note purchase Agreement to convert $506,807 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on November 30, 2009, and is convertible into approximately 20 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In December 2007, the Company executed a Note purchase Agreement to borrow $50,525 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on December 18, 2009, and is convertible into approximately 2 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 2 million common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

The notes referenced above are secured by the Company's assets. Conversion of the convertible notes and exercise of the warrants issued pursuant to the notes payable are limited such that the note holder can not convert notes or exercise warrants that would result in beneficial ownership by the holder or its affiliates of more than 4.9% of the outstanding common shares on the conversion or exercise date.

For income tax purposes the entire amount of the proceeds received at issuance of the debt is treated as the tax basis of the convertible debt security.

NOTE 3 - CAPITAL STOCK

Issued and outstanding

As part of a settlement with former chairman and chief executive officer, Steven Rosenthal, the Company issued 300,000 restricted common shares during December 2007.

As part of a settlement with former registered accounting firm, RBSM, the Company issued 45,500 of restricted common shares of Company stock during December 2007.

As part of the sale of HB Covey, the Company canceled 1,900,000 of restricted common shares of Company stock returned to the Company by CEO, Burr Northrop during December 2007.

As of December 31, 2007, the Company has outstanding convertible notes that are convertible into 173 million common shares and has outstanding warrants that are exercisable for 24 million common shares. Conversion of the convertible notes and exercise of the warrants for 24 million common shares are limited such that the note holder can not convert notes or exercise warrants that would result in beneficial ownership by the holder or its affiliates of more than 4.9% of the outstanding common shares on the conversion or exercise date.

NOTE 4- DISCONTINUED OPERATIONS

HB Covey, Inc.

In July 2007, the Company entered in to an agreement to sell its wholly owned subsidiary, HB Covey, Inc. Accordingly, HB Covey, Inc. has been presented as a discontinued operation within the consolidated financial statements in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. HB Covey was acquired in 2004 and is a fueling station diagnostic and maintenance company with petroleum construction experience in building and maintaining service stations.

NOTE 5- SUBSEQUENT EVENT

The Company elected on February 13, 2008 to change its year end from September 30 to December 31.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Entech Environmental Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Entech Environmental Technologies, Inc. (Company) and subsidiaries as of September 30, 2007, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Entech Environmental Technologies,  Inc. as of  September  30, 2006 were audited by another auditor, whose report dated January 09, 2007 on those statements included an explanatory  paragraph describing conditions that raised substantial doubt as to the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Entech Environmental Technologies, Inc. and subsidiaries as of September 30, 2007 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed further in Note 1, the Company has incurred significant losses.  The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plan in regard to these matters is also described in Note 1. The consolidated  financial  statements do not  include  any  adjustments  that  might  result  from  the  outcome  of this uncertainty.

/s/ Tarvaran Askelson & Company, LLP

Laguna Niguel, California
December 27, 2007

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders
of  Entech Environmental Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Entech Environmental Technologies, Inc. (Company) and subsidiaries as of September 30, 2006, and the related consolidated statement of income, stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Entech Environmental Technologies, Inc. and subsidiaries as of September 30, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed further in Note 1, the Company has incurred significant losses from operations. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mendoza Berger & Company, LLP

Irvine, California
January 9, 2007

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30

	2007	2006
Assets

Current assets:
Cash	$271	$83,315
Accounts receivable, net allowance for doubtful accounts totaling $-
and $42,641, respectively	-	620,118
Costs and estimated earnings in excess of billings on uncompleted contracts	-	71,424
Inventories	-	426,854
Related party receivable	120,000	-
Prepaid expenses and other	-	38,460
Total current assets	120,271	1,240,171

Property and equipment, net	245	384,306

Other assets	-	40,092

Total assets	$120,516	$1,664,569

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$198,284	$443,186
Accrued interest and other	547,884	522,952
Accrued payroll	-	89,188
Billings in excess of costs and estimated earnings on uncompleted contracts	-	182,432
Purchase price payable	29,209	36,791
Due to affiliated entities	272,371	793,025
Current portion of notes payable	2,743,039	1,099,546
Current portion of note payable - related party	-	27,894
Total current liabilities	3,790,787	3,195,014

Notes payable, net of current portion	453,335	115,261
Note payable - related party, net of current portion	-	92,253

Commitments and contingencies	-

Deficiency in stockholders' equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 34,530,840 and 32,530,840 shares issued and outstanding, respectively	34,531	32,531
Additional paid-in capital	17,699,585	16,896,511
Common stock subscribed, 3,500 and 3,500 shares, respectively	597	597
Accumulated deficit	(21,858,319)	(18,667,598)
Total deficiency in stockholders' equity	(4,123,606)	(1,737,959)

Total liabilities and deficiency in stockholders' equity	$120,516	$1,664,569

See accompanying notes to the consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended September 30
	2007	2006

Revenues, net	$-	$-
Cost of goods sold	-	-
Gross profit	-	-

Operating expenses:
Selling, general, and administrative expenses	262,745	195,651
Depreciation and amortization	3,564	4,820
Total operating expenses	266,309	200,471

Loss from operations	(266,309)	(200,471)

Settlement expense	(118,000)	-
Amortization of note discount	(526,146)	(689,127)
Liquidated damages	(1,955,434)	(500,606)
Interest expense	(222,620)	(117,066)
Loss before provision for income taxes
and discontinued operations	(3,088,509)	(1,507,270)

Provision for income taxes	-	-
Loss from continuing operations	(3,088,509)	(1,507,270)

Income (Loss) from discontinued operations, net of taxes	(136,087)	38,531
Gain on disposal of discontinued operations, net of taxes	33,875	-
Net loss	$(3,190,721)	$(1,468,739)

Net loss per share - basic and fully diluted	$(0.10)	$(0.05)

Net loss per share - continuing operations	$(0.09)	$(0.05)

Net loss per share - discontinued operations	$0.00	$0.00

Basic and diluted weighted average
number of shares outstanding	32,640,429	32,312,591

See accompanying notes to the consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND 2007

	Common Stock		Additional Paid	Common Stock Subscribed,	Accumulated	Deficiency In Stockholders'
	Shares	Amount	In Capital	Not issued	Deficit	Equity
Balances at September 30, 2005	28,405,825	$28,406	$15,943,420	$136,598	$(17,198,859)	$(1,090,435)

Issuance of previously subscribed shares	4,225,015	4,225	131,776	(136,001)		-
Shares issued in legal settlement	1,000,000	1,000	89,000			90,000
Shares issued to a service						-
provider at $0.05 per share	100,000	100	4,900			5,000
Net shares cancelled per						-
agreement with former employee	(1,200,000)	(1,200)	1,200			-
Value of Beneficial conversion features			504,523			504,523
Waiver of liquidation damages			221,692			221,692

Net loss for the period from operations					(1,507,270)	(1,507,270)
Net Income for the period from discontinued operations					38,531	38,531

Balances at September 30, 2006	32,530,840	$32,531	$16,896,511	$597	$(18,667,598)	$(1,737,959)

Value of Beneficial conversion features			739,074			739,074
Shares issued in legal settlement	2,000,000	2,000	64,000			66,000

Net loss for the period from operations					(3,088,509)	(3,088,509)
Net loss for the period from discontinued operations					(102,212)	(102,212)

Balances at September 30, 2007	34,530,840	$34,531	$17,699,585	$597	$(21,858,319)	$(4,123,606)

See accompanying notes to the consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended September 30,
	2007	2006
Net loss	(3,190,721)	(1,468,739)

Cash flows from continuing operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,564	4,820
Common stock issued for services	-	5,000
Common stock issued for settlement	66,000
Settlement of accounts payable	-	(37,935)
Amortization of note discount	526,146	490,143
Changes in:
Related party receivable	(120,000)	-
Other assets	4,244	(756)
Accounts payable and accrued expenses	2,311,115	618,657
Net cash used in continuing operating activities	(399,652)	(388,810)
Net cash provided by discontinued operations from continuing operations	1,611,756	180,928
Net cash used in operating activities	1,212,104	(207,882)

Cash flows from investing activities:
Purchases of property and equipment	-	-
Net cash used in continuing investing activities	-	-
Net cash provided by (used in) discontinued operations from investing activities	268,364	(95,185)
Net cash provided by (used in) investing activities	268,364	(95,185)

Cash flows from financing activities:
Net proceeds from notes payable	28,214	183,724
Net cash provided by continuing financing activities	28,214	183,724
Net cash provided by (used in) discontinued operations from financing activities	(1,591,726)	89,505
Net cash provided by (used in) financing activities	(1,563,512)	273,229

Net increase (decrease) in cash	(83,044)	(29,838)

Cash at beginning of period	83,315	113,153
Cash at end of period	$271	$83,315

Supplemental Disclosures of Cash Flow Information :

Cash paid during the period for interest	$6,663	$10,742

Common stock issued to consultants for services	$-	$5,000

Common stock issued for accounts payable	$-	$127,935

Common stock issued for legal settlement	$66,000	$-

Beneficial conversion feature of convertible note payable	$739,074	$504,523

See accompanying notes to the consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006

NOTE 1 - BUSINESS, BASIS OF PRESENTATION and GOING CONCERN ISSUES

Entech Environmental Technologies, Inc. ("Entech" or the "Company"), formerly Cyber Public Relations, Inc., was formed in June, 1998 under the laws of the State of Florida. The Company, through its H.B. Covey subsidiary, provided construction and maintenance services to petroleum service stations in the southwestern part of the United States of America, and provides installation services for consumer home products in Southern California.

The Company was formed for the purpose of engaging in the environmental services business. The Company had been unable to execute its business plan, and exited the environmental services business. The Company is now considered a shell corporation under applicable rules of the Securities Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended.

Business Combination and Corporate Recapitalization

On December 30, 2003, Environmental Technologies, Inc. , a company formed under the laws of the State of Nevada ("Entech NV") acquired through a Share Exchange Agreement, all of the issued and outstanding stock of CPI Development, Inc., formally Christie Peterson Development Corporation, Inc. ("CPI"), Advanced Fuel Filtration Systems Inc. ("Advanced Fuel") and H.B. Covey. From its inception and up to December 30, 2003, Entech NV had no significant assets or operations. Subsequent to the acquisition, CPI, Advanced Fuel, and H.B. Covey became wholly-owned subsidiaries of Entech NV. The value of Entech NV's common stock issued was the historical cost of Entech NV's net tangible assets, which did not differ materially from their fair value. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, CPI, Advanced Fuel and H.B. Covey were collectively the acquired entities.

In connection with Entech NV's acquisition of CPI, the total consideration paid was $3,238,483 and the significant components of the transaction were as follows:

Net liabilities assumed in excess of assets	$3,238,483
Cash paid	-
Total consideration paid / goodwill	$3,238,483

On September 30, 2004, CPI filed bankruptcy under Chapter 7 of the U.S. Bankruptcy Code.

In Connection with Entech NV's acquisition of Advanced Fuel, the total consideration paid was $2,855,626 and the significant components of the transaction were as follows:

Net liabilities assumed in excess of assets	$1,855,626
Note payable	1,000,000
Total consideration paid / goodwill	$2,855,626

On September 30, 2004, Advanced Fuel filed bankruptcy under Chapter 7 of the U.S. Bankruptcy Code.

In connection with Entech NV's acquisition of H.B. Covey, the total consideration paid was $954,911 and the significant components of the transaction were as follows:

Net assets acquired in excess of liabilities	$(45,089)
Note payable	1,000,000
Total consideration paid / goodwill	$954,911

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

On January 21, 2004, Entech NV completed a Capital Stock Exchange Agreement ("Agreement") with Cyber Public Relations, Inc. ("Cyber") an inactive publicly registered shell corporation with no significant assets or operations. For accounting purposes, Entech NV was the surviving entity. The transaction was accounted for using the purchase method of accounting. The total purchase price and carrying value of net assets acquired of Cyber was $297,578. From June 1998 until the date of the merger, Cyber was an inactive corporation with no significant assets and liabilities. As Cyber Public Relations, Inc. was an inactive corporation with no significant operations, the Company recorded the carryover historical basis of net tangible assets acquired, which did not differ materially from their historical cost. The results of operations subsequent to the date of merger are included in the Company's consolidated statements of losses.

Effective with the Agreement, all of the previously issued outstanding common stock, preferred stock, options and warrants owned by the Entech NV shareholders were exchanged for an aggregate of 9,550,000 shares of Cyber's restricted common stock. As a result of the Agreement, there was a change in control of the Cyber. Subsequent to the recapitalization, Cyber changed its name to Entech Environmental Technologies, Inc.

Effective with the Agreement, all shares previously outstanding common stock, preferred stock, options and warrants other than 315,000 shares of common stock owned by a significant Cyber stockholder were returned to the Company for cancellation. In accordance with SOP 98-5, the Company expensed $297,578 as organization costs.

The total consideration paid was $297,578 and the significant components of the transaction were as follows:

Common stock retained	$315
Liabilities assumed in excess of assets	22,263
Cash paid	275,000
Total Consideration Paid/Goodwill	$297,578

Up until July 2007, our Company was organized to provided construction and maintenance services to petroleum service stations in the southwestern part of the United States of America, and provides installation services for consumer home products in Southern California. We operated our business through our wholly-owned subsidiary, H.B. Covey Inc.
In June 2007, we determined to dispose of all of the assets of the HB Covey, Inc, and entered into discussions with a prospective purchaser. During July 2007, we entered into an agreement to sell those assets for an aggregate selling price of $100,000 in cash and 1.8 million in shares of Company stock from current CEO and CFO, Burr Northrop. Under the terms of the sale, HB Covey, Inc. assumed certain liabilities. We completed the sale during July 2007 Subsequent to this the company has no operations and no income.

At this time, we have no operations, our assets consist primarily of cash, and our liabilities consist exclusively of payables and accrued expenses. Since July 2007, our operations have consisted solely of identifying and completing a business combination with an operating company and compliance with our reporting obligations under federal securities laws.

The Company is now considered a shell corporation under applicable rules of the Securities Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. Having been unable to execute our business plan, we have exited this business and are, therefore, considered a shell corporation under applicable rules of the Securities and Exchange Commission (the “SEC”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In that regard, we are actively seeking to complete a business combination with an operating company

Discontinued Operations and Deconsolidation

The Company's business plan contemplated the integration of CPI, Advanced Fuel, and H.B. Covey into a coordinated group providing a broad spectrum of services to fuel distribution facilities. The Company was unable to complete this integration and realize its business plan, and encountered severe operational and cash flow problems. In June 2004, the Company's board of directors authorized management to proceed with the disposal of two subsidiaries, CPI and Advanced Fuel. On September 30, 2004, the Company formally filed for Chapter 7 bankruptcy protection for CPI and Advanced Fuel in Los Angeles County, California.

In June 2006, the HB Covey, Inc. discontinued the operations of the Consumer Services division, which consisted primarily of installation of home consumer products for a major retailer. The employees of the Consumer Services division were laid-off in and the fixed assets used in the Consumer Services Division were transferred to the Company's other divisions. The net loss from these discontinued operations are included as a component of discontinued operations from the sale of HB Covey, Inc.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

In July 2007, the Company executed a Purchase and Sale Agreement for the sale of 100% of the Company’s wholly owned subsidiary HB Covey, Inc. with Burr Northrop, the CEO and CFO and shareholder of the Company. Pursuant to the terms of the Agreement, the Company agreed to sell HB Covey, Inc. for an aggregate selling price of $100,000 in cash and 1.8 million in shares of Company stock. Under the terms of the sale, HB covey, Inc. assumed certain liabilities. We completed the sale during July 2007.

The consolidated financial statements included the accounts of the Company, the results of operations of its wholly-owned subsidiary, H.B. Covey, Inc. are included in discontinued operations.. The balance sheets of CPI and Advanced Fuel have been de-consolidated as of September 30, 2004, and are not included in the balance sheet, consolidated statement of operations and consolidated statement of cash flows of the Company for the years ended September 30, 2007 and September 30, 2006.

Going Concern Issues

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the years ended September 30, 2007 and 2006, the Company incurred losses from continuing operations of $3.2 million and $1.46 million, respectively. As of September 30, 2007, the Company has negative working capital of $3.67 million, an accumulated deficit of $21.9 million, current portion of notes payable of $2,743,000 after full amortization of the note discount, and accounts payable and accrued expenses of $746,000.

Other than cash received from the collection of accounts receivable for construction, maintenance and consumer services, the Company’s cash resources are generally limited to borrowings under the Note Purchase Agreement as discussed in Note 5. To date, the Company has borrowed $1.2 million under the agreement, which provides for total aggregate borrowings of $1.5 million. The Note Purchase Agreement provides certain restrictions on the Company’s ability to raise funds from other resources. As a result of these restrictions and the Company having no current operations, payments to vendors, lenders and employees may be delayed.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company’s existence is dependent upon management’s ability to develop profitable operations and to resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through a business combination and/or an acquisition of a profitable operating company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. The estimated fair values approximate their carrying values because of the short-term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

Property and Equipment

Property and equipment are valued at cost. Depreciation and amortization are provided over the estimated useful lives up to five years using the straight-line method. The estimated service lives of property and equipment are as follows:

Transportation equipment	Five years
Tools and equipment	Five years
Office furniture and equipment	Three years
Leasehold improvements	Five years

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future undiscounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Stock Based Compensation

The Company did not issue any stock-based employee compensation during the years ended September 30, 2007 and 2006.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended September 30, 2007 and 2006 and for subsequent periods.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment ("SFAS 123R"), which is effective as of the beginning of the first interim or annual period beginning after December 31, 2005. SFAS 123R requires all share-based payments to employees to be expensed over the requisite service period based on the grant-date fair value of the awards. The Statement allows for either prospective or retrospective adoption and requires that the unvested portion of all outstanding awards upon adoption be recognized using the same fair value and attribution methodologies previously determined under Statement No 123, "Accounting for Stock-Based Compensation." Since the Company does not have any defined benefit post-retirement plans, the adoption of this pronouncement did not have any impact on the Company's results of operations or financial condition.

Income Taxes

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (“SFAS 109”). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

In September 2005, the Emerging Issues Task Force reached a consensus on EITF 05-8, “Income TaxConsequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which providesguidance on tax basis differences that arise from issuing convertible debt with a beneficial conversionfeature. EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” requires that an in-the-money non-detachable conversion feature embedded in a convertible security be accounted for separately. This type of beneficial conversion feature is recognized and measured separately by allocating a portion of the proceeds on the issuance of the instrument, equal to the intrinsic value of the conversion option, to additional paid-in-capital. The convertible security is recorded at face value and a discount is recognized equal to the amount that is allocated to additional paid-in-capital. The consensus is required to be applied in fiscal periods beginning after December 15, 2005, by retroactive restatement of prior financial statements retroactive to the issuance of the convertible debt.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of this Interpretation.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

Net Loss Per Common Share

The Company computes earnings (loss) per share under Financial Accounting Standard No. 128, "Earnings Per Share" (“SFAS 128”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes and the exercise of the Company's warrants (calculated using the treasury stock method). During 2007 and 2006, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Reclassifications

Certain reclassifications have been made in prior year's financial statements to conform to classifications used in the current year.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for the Company beginning with its fiscal year 2009. The Company is currently assessing the impact of SFAS 159 on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 3 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at September 30 consist of the followings:

	2007	2006
Transportation equipment	$--	$683,194
Tools and equipment	--	163,545
Office furniture and equipment	14,460	241,724
Leasehold improvements	--	150,000
	14,460	1,238,463

Less accumulated depreciation and amortization	(14,215)	(854,157)
Net property and equipment	$245	$384,306

Depreciation expense totaled $4,300 and $115,000 from both continuing operations and discontinued operations for the years ended September 30, 2007 and 2006 respectively.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

NOTE 4 - DUE TO AFFILIATED ENTITIES

As discussed in Note 1, the Company completed a reorganization in 2004, and after failing to realize the then current business plan, two of the entities filed for bankruptcy protection in September 2004. The Company wrote-off its receivables from these entities in 2004. As of September 30, 2007 and 2006, the Company had liabilities to the affiliated entities totaling $272,000 and $793,000, respectively.

NOTE 5 - NOTE PURCHASE AGREEMENTS AND LIQUIDATED DAMAGES

In September 2004, the Company entered into a Note Purchase Agreement ("NPA #1") whereby the Company would borrow a minimum of $100,000 and a maximum of $1,500,000 pursuant to a secured convertible note or convertible notes. Through September 30, 2006, the Company has borrowed $1.1 million under NPA #1, and this amount was due on September 30, 2006. The notes are currently in default. The note bears interest at 8% per year, is due on demand. The notes are convertible into 42.5 million common shares, and the Company issued warrants to purchase 15.9 million common shares to the note holder pursuant to NPA #1. The shares underlying the convertible notes and warrants have registration rights. The registration rights agreement for NPA #1 provides for liquidated damages equal to 36% per annum of the note principal in the event that a registration statement to register the underlying shares is not filed timely or declared effective timely. The Company filed a registration statement to register the shares underlying the convertible note payable and warrants on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $1.2 million from inception of the note to September 30, 2007.

In December 2005, the Company executed a Note Purchase Agreement ("NPA #2") to provide for repayment of the advance by Burr Northrop that was used to pay the initial purchase price in the acquisition of Pacific Coast Testing. NPA #2 provides for funding of $100,000 pursuant to a convertible note payable, and the funding did not occur until January 2006. Accordingly, the transaction was recorded in January 2006. The note bears interest at 8% per year, is due December 30, 2007. The note is convertible into 4.0 million shares of common stock. The Company issued warrants to purchase 4.0 million common shares to the note holder in December 2005. The value of the note proceeds were allocated to the beneficial conversion feature and the warrants, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note and warrants have registration rights. The registration rights agreement for NPA #2 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable and warrants on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $27,000 from inception of the note to September 30, 2007.

In January 2006, the Company executed a Note Purchase Agreement ("NPA #3") to convert $236,680 of accrued liquidated damages on NPA #1 into a note payable. The note bears interest at 8%, is due December 30, 2007 and is convertible into approximately 9.5 million shares of common stock based on a conversion rate of one common share for every $.025 of note principal. The value of the note proceeds were allocated to the beneficial conversion feature, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note have registration rights. The registration rights agreement for NPA #3 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $66,000 from inception of the note to September 30, 2007.

In April 2006, the Company executed a Note Purchase Agreement ("NPA #4) to convert $167,843 of accrued liquidated damages on NPA #1, NPA #2 and NPA #3 into a note payable. The note bears interest at 8%, is due April 30, 2008, and is convertible into approximately 6.7 million shares of common stock based on a conversion rate of one common share for every $.025 of note principal. The value of the note proceeds were allocated to the beneficial conversion feature, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The sharesunderlying the convertible note have registration rights. The registration rights agreement for NPA #4 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $85,000 from inception of the note to September 30, 2007.

In October, 2006 the Company executed a Note purchase Agreement to convert $848,313 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on October 17, 2008, and is convertible into approximately 34 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $266,000 from inception of the note to September 30, 2007.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

In December 2006, the Company executed a Note purchase Agreement to borrow $15,000 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on December 11, 2008, and is convertible into approximately 600,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 225,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $3,000 from inception of the note to September 30, 2007.

In December, 2006 the Company executed a Note purchase Agreement to convert $333,791 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on August 15, 2009, and is convertible into approximately 13 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. . The Company has recorded liquidated damages of approximately $81,000 from inception of the note to September 30, 2007.

In June, 2007, the Company executed a Note purchase Agreement to convert $784,512 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on June 20, 2009, and is convertible into approximately 31 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $56,000 from inception of the note to September 30, 2007.

In August 2007, the Company executed a Note purchase Agreement to borrow $20,795 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on August 15, 2009, and is convertible into approximately 831,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 831,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $200 from inception of the note to September 30, 2007.

In August, 2007, the Company executed a Note purchase Agreement to convert $192,083 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on August 15, 2009, and is convertible into approximately 7.7 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective. The Company has recorded liquidated damages of approximately $2,000 from inception of the note to September 30, 2007.

The notes referenced above are secured by the Company's assets. Conversion of the convertible notes and exercise of the warrants issued pursuant to NPA #1, NPA #2, NPA #3 and NPA #4 are limited such that the note holder can not convert notes or exercise warrants that would result in beneficial ownership by the holder or its affiliates of more than 4.9% of the outstanding common shares on the conversion or exercise date.

For income tax purposes the entire amount of the proceeds received at issuance of the debt is treated as the tax basis of the convertible debt security.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

Notes issued subsequent to the year ended September 30, 2007 include the following:

In October 2007, the Company executed a Note purchase Agreement to borrow $12,000 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on October 24, 2009, and is convertible into approximately 480,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 480,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In November 2007, the Company executed a Note purchase Agreement to borrow $10,820 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on November 13, 2009, and is convertible into approximately 432,000 shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 432,000 common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In November, 2007, the Company executed a Note purchase Agreement to convert $506,807 of accrued liquidated damages into a note payable. The note bears interest at 8%, is due on November 30, 2009, and is convertible into approximately 20 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable. The shares underlying the convertible note have registration rights. The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

In December 2007, the Company executed a Note purchase Agreement to borrow $50,525 pursuant to a secured convertible note or convertible note. The note bears interest at 8%, is due on December 18, 2009, and is convertible into approximately 2 million shares of common stock based on a conversion rate of one common share for every $.025 of note payable and the Company issued warrants to purchase 2 million common shares to the note holder. The shares underlying the convertible note have registration rights. . The registration rights agreement provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not declared effective. The Company filed a registration statement to register the shares underlying the convertible note payable on June 8, 2006. The registration statement has not been declared effective by the Securities and Exchange Commission, and the Company will incur liquidated damages until the registration statement is declared effective.

Borrowings under the Note Purchase Agreement and the related discounts are as follows as of September 30:

	2007	2006
Note proceeds	$3,761,029	$1,566,535
Discount for value assigned to Beneficial Conversion Feature and Note Warrants	(2,305,609)	(1,566,535)
Amortization of discounts	1,740,954	1,214,807

Net carrying value of notes payable	$3,196,374	$1,214,807

The values assigned to the Beneficial Conversion Feature and the Note Warrants are treated as a discount to the Notes, and are being amortized to interest expense over the terms of the Notes.

The aggregate amounts of existing long-term debt maturing in each of the next five years is as follows: 2008 - $2,743,039; 2009 - $453,335; 2010 - $0: 2011 -$0; 2012 - $0.

NOTE 6 - CAPITAL STOCK

Issued and outstanding

In December 2005, the Company entered into a settlement agreement with a vendor to satisfy accounts payable totaling $162,935. Terms of the agreement provided for payment in cash of $35,000, and the issuance of 1,000,000 shares of common stock. The common shares issued were valued at $90,000, or $0.09 per share, which was the fair market value of the common stock on the agreement date. The resulting gain on settlement totaling $37,935 was recorded as other income.

In March 2006, the Company cancelled 1,500,000 shares previously issued to a former employee, and in April 2006, the Company issued 300,000 shares to replace the cancelled shares pursuant to an agreement between the Company and the former employee.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

In April 2006, the Company issued 100,000 shares for public relations services covering the three months from March to May, 2006. The Company recorded compensation expense of $5,000 based on the closing market price of $0.05 on the date of issuance, April 4, 2006.

During the year ended September 30, 2006, the Company issued 4,225,015 shares that were previously subscribed. As of September 30, 2006, the Company has subscribed for the issuance of 4,225 shares of common stock for services rendered.

As of September 30, 2007, the Company has outstanding convertible notes that are convertible into 150 million common shares and has outstanding warrants that are exercisable for 22 million common shares. Conversion of the convertible notes and exercise of the warrants for 20 million common shares are limited such that the note holder can not convert notes or exercise warrants that would result in beneficial ownership by the holder or its affiliates of more than 4.9% of the outstanding common shares on the conversion or exercise date.

As part of a settlement with former chairman and chief executive officer, Steven Rosenthal, the Company issued 1,200,000 of restricted common shares of Company stock during August 2007 and issued an additional 300,000 restricted common shares during December 2007.

As part of a settlement with former officer, Bret Covey, the Company issued 800,000 of restricted common shares of Company stock during August 2007.

The Company did not grant any stock options during the years ended September 30, 2007 or 2006.

Shares subscribed, not issued

The Company did not subscribe any shares during the years ended September 30, 2007 and 2006.

Following is a summary of the subscribed share activity:

Common Stock Subscribed, Not Issued (Shares)

		Incentive
	Cash	Compensation	Services	Other	Total
Balance at September 30, 2005	4,000,015	-	228,500	-	4,228,515

Issuance of subscribed shares	(4,000,015)		(225,000)	-	(4,225,015)

Balance at September 30, 2006	-	-	3,500	-	3,500

Balance at September 30, 2007	-	-	3,500	-	3,500

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

NOTE 7 - WARRANTS TO PURCHASE COMMON STOCK

The Company did not grant any stock options during the years ended September 30, 2007 or 2006.

Transactions involving warrants are summarized below:

	Warrants outstanding	Weighted average exercise price
Balance at September 30, 2005	24,355,555	$0.91
Granted	-
Exercised	-
Cancelled	(3,150,000)
Balance at September 30, 2006	21,205,555	$0.25
Granted	1,056,800
Exercised	-
Expired	(800,000)
Balance at September 30, 2007	21,462,355	$0.15

The following is a further breakdown of the warrants outstanding as of September 30, 2007:

Exercise prices	Number outstanding and exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price outstanding and exercisable
$0.025	1,056,800	1.73	$0.025
0.050	4,000,000	3.25	0.050
0.150	15,930,180	2.05	0.150
1.100	475,375	1.33	1.100

	21,462,355	2.24	$0.146

The following is a further breakdown of the warrants outstanding as of September 30, 2006:

Exercise prices	Number outstanding and exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price outstanding and exercisable
$0.050	4,000,000	4.25	$0.050
0.150	15,930,180	3.05	0.150
1.100	475,375	2.33	1.100
2.000	2,000,000	3.33	2.000
2.500	400,000	0.38	2.500
3.000	400,000	0.38	3.000

	23,205,555	3.16	$0.250

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

NOTE 8 - INCOME TAXES

The Company adopted Financial Accounting Standard No. 109, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Components of the deferred tax benefit (expense) as of September 30 were as follows:

	2007	2006
Current:
Federal	$-	$-
State	-	-

Deferred:
Federal	1,020,000	364,000
State	175,000	93,000

Change in valuation allowance	(1,195,000)	(457,000)
Total	$-	$-

Components of deferred tax asset (liability) as of September 30 were as follows:

	2007	2006
Deferred tax liabilities current:
Beneficial conversion features	$(225,000)	$(293,000)
Deferred tax asset non-current:
Net operating loss carryovers	7,157,000	6,030,000
Valuation allowance	(6,932,000)	(5,737,000)
Net deferred tax asset	$-	$-

For income tax reporting purposes, the Company's aggregate unused federal net operating losses approximate $18 milliion, which expire through 2027, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The Company is currently evaluating any limitations on the net operating losses as provided by Section 382 of the Internal Revenue Code.

The Company has provided a valuation reserve against the full amount of the net deferred tax asset, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Reconciliation of the differences between the statutory tax rate and the effective income tax rates were as follows:

	2006	2005
Statutory federal tax benefit rate	34.00%	34.00%
Statutory state tax benefit rate	5.83%	5.83%
	39.83%	39.83%
Valuation allowance	(39.83%)	(39.83%)
Effective income tax rate	0.00%	0.00%

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Litigation

NK Heating & Air Conditioning filed complaint against the Company and its formerly owned subsidiary, CPI Development, Inc. in Los Angeles County Superior Court. The complaint alleges a breach of contract, and alleges damages of $98,000. As of December 2007, the Company has reached an understanding with NK Heating on settlement terms and is in the process of documenting these terms to settle all claims.

As of June 30, 2007, the Company settled all disputes with former chairman and chief executive officer, Steven Rosenthal, who had filed a complaint against the Company in San Bernardino County Superior Court. The Company paid $13,000 during April of 2007 in repayment of costs paid to third party creditors by Mr. Rosenthal. The complaint filed by Mr. Rosenthal has been dismissed without prejudice on August 31, 2007. Subsequently, the Company revised the settlement agreement and issued 1,200,000 shares of common stock to Mr. Rosenthal in August, 2007 and an additional 300,000 shares of common stock to Mr. Rosenthal to be issued in December 2007. Other than described above, the Company is not engaged in any other litigation, and is unaware of any claims or complaints that could result in future litigation. All known proceedings against the Company have been settled

NOTE 10 - RELATED PARTY TRANSACTIONS

For the years ended 2007 and 2006, The Company paid Terence Leong, a board member, or his company an aggregate of $- and $11,000 for consulting services provided to the Company.

HB Covey, Inc. leased 8,000 square feet of warehouse and office space in Chino, California from CEO and CFO, Burr D. Northrop, the Company’s President. The monthly rental rate was $6,500,  Total payments under the lease for the year ended September 30, 2007 were $58,500.

During July 2007, we entered into an agreement to sell the assets of HB Covey, Inc. for an aggregate selling price of $100,000 in cash and 1.8 million in shares of Company stock from CEO and CFO, Burr Northrop. Under the terms of the sale, HB covey, Inc. assumed certain liabilities. We completed the sale during July 2007. As of December 31, 2007 Mr. Northrop has yet to return the 1.8 million shares to the Company at a fair value of $120,000, which has been recorded on the balance sheet as a receivable from related party.

NOTE 11- DISCONTINUED OPERATIONS

HB Covey, Inc.

In July 2007, the Company entered in to an agreement to sell its wholly owned subsidiary, HB Covey, Inc. Accordingly, HB Covey, Inc. has been presented as a discontinued operation within the consolidated financial statements in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. HB Covey was acquired in 2004 and is a fueling station diagnostic and maintenance company with petroleum construction experience in building and maintaining service stations.

The Company entered into a Stock Sale and Purchase Agreement to sell its wholly owned subsidiary HB Covey for an aggregate selling price of $100,000 in cash which the company was to receive by September 30, 2007, and 1.8 million in shares of Company stock which the company was to receive or cancel from the current CEO and CFO, Burr Northrop by December 31, 2007 . The sale of the business was for the book value of the property and equipment assets resulting in a gain of approximately $34,000. Under the terms of the sale, HB covey, Inc. assumed certain liabilities.

We completed the sale during July 2007 and received the $100,000 in cash from Burr Northrop by September 30, 2007 consistent with the Sale and Purchase Agreement. As of September 30, 2007 the 1.8 million shares were not received or cancelled and the company recorded a receivable for the fair value of these shares as of September 30, 2007 in the amount of $120,000. The company cancelled the 1.8 million shares during the quarter ended December 31, 2007 consistent with the Sale and Purchase Agreement.

The results of the discontinued operations of HB Covey, Inc. included in the accompanying consolidated statements of operations for the years ended September 30, 2007 and 2006 were as follows (in thousands):

	2007	2006
Net Revenue	$2,566	$5,332
Less Cost of Revenue & Operating Expenses	2,712	5,251

Income (loss) from operations	(146)	81
Other Expenses	20	43

Income Before Provision for Income Taxes	(166)	38
Provision for Income Taxes	30	-

Income (loss) from Discontinued Operations	(136)	38
Income (Loss) from Disposal of Discontinued Operations, net of Income Taxes	33	-

Total Income (Loss) from Discontinued Operations	$(103)	$38

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006 (continued)

The Company has not allocated approximately $7,000 and $14,000 in interest to discontinued operations for the years ended September 30, 2007 and 2006, respectively. The assets and liabilities of HB Covey, Inc. included in the consolidated balance sheets as of September 30, 2007 and 2006 were as follows (in thousands):

	2007	2006
Assets:
Current assets	$—	$1,236
Property and Equipment, Net	—	380
Other Assets	—	40
Total Assets	—	1,656

Liabilities:
Current Liabilities	—	2,241
Long-Term Liabilities	—	92
Total Liabilities	—	2,333

Net Assets (Liabilities)		(677)

Insert financial statements and pro forma financial statements

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
CONSOLIDATED BALANCE SHEET (UNAUDITED)

September 30,
ASSETS	2007
Current assets
Cash and cash equivalents	$2,595,274
Accounts receivable, net of allowance for doubtful accounts of $439	3,347,878
Inventories	3,306,226
Advanced to suppliers	443,073
Other receivables	39,493
Taxes receivable	348,783
Total current assets	10,080,727

Related party receivable	3,827,763
Property, plant and equipment, net	9,759,012
Construction in progress	35,149
Land usage right	2,733,497
Total assets	$26,436,148

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$701,549
Accrued payroll and welfare	249,083
Related party payable	65,467
Other payables	51,340
Advances from customers	3,138,930
Short-term loans	1,331,416
Total current liabilities	5,537,785
Minority interest	880,746
Stockholders' equity
Common stock, 100 shares authorized, issued and outstanding	1,000
Additional paid in capital	10,901,817
Retained earnings	7,870,561
Accumulated other comprehensive income	1,244,239
Total stockholders' equity	20,017,617

Total liabilities and stockholders' equity	$26,436,148

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
 (UNAUDITED)

	Nine Months EndedSeptember 30,
	2007	2006

Revenues
Sales revenues	$12,493,802	$11,445,200
Cost of sales	7,730,604	7,580,389
Gross profit	4,763,198	3,864,811

Operating expenses
General and administrative expenses	681,439	372,655
Selling expenses	301,331	295,656
Total operating expenses	982,770	668,311

Income from operations	3,780,428	3,196,500

Other income (expense)
Interest income	11,855	10,314
Other expense	(42,954)	(143)
Interest expense	(19,761)	(61,858)
Total other expense	(50,860)	(51,687)
Net income before income taxes and minority interest	3,729,568	3,144,813
Provision for income taxes	584,389	1,028,179
Net income before minority interest	3,145,179	2,116,634

Minority interest in earnings	136,847	79,951

Net income	$3,008,332	$2,036,683

Foreign currency translation adjustment	709,104	183,553
Comprehensive income	$3,717,436	$2,220,236
Weighted average shares outstanding	100	100
Basic earnings per common share	$30,083	$20,367
Diluted earnings per common share	$30,083	$20,367

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$3,008,332	$2,036,683
Minority interest	136,847	79,951
Depreciation	784,690	590,099
Amortization	43,255	43,675
Changes in operating assets and liabilities:
Accounts receivable	1,968,356	(313,642)
Other receivables	(15,854)	(12,789)
Advance to suppliers	(257,043)	(5,122)
Inventories	(2,460,482)	412,684
Accounts payable	44,602	1,064,564
Other payables	6,951	16,346
Accrued payroll and welfare	39,678	49,387
Taxes payable or receivable	(1,956,009)	11,018
Advances from customers	3,076,827	115,311
Net cash provided by operating activities	4,420,150	4,088,165
Cash flows from investing activities:
Purchase of Xian Tianren, net of cash acquired	-	(4,194,092)
Additions to fixed assets	(110,602)	(467,903)
Loan repayment from related parties	-	259,667
Loan advanced to related parties	(3,322,667)	-
Net cash used in investing activities	(3,433,269)	(4,402,328)
Cash flows from financing activities:
Capital contribution from stockholders	-	6,242,431
Repayments of short-term loans	-	(1,126,198)
Proceeds of short-term loans	1,305,074	-
Loan repayment made to related parties payable	(1,923,969)	-
Advances from related parties	-	488,039
Payments of dividends	-	(711,637)
Net cash provided by (used in) financing activities	(618,895)	4,892,635

Effect of rate changes on cash	92,115	70,589
Increase in cash and cash equivalents	460,101	4,649,061
Cash and cash equivalents, beginning of period	2,135,173	593,445
Cash and cash equivalents, end of period	$2,595,274	$5,242,506
Supplemental disclosures of cash flow information:
Cash paid for interest	$23,611	$64,418
Cash paid for income taxes	$1,855,950	$1,091,368

See accompanying notes to consolidated financial statement

 PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Pacific Industry Holding Group Co.,Ltd. (“Pacific”) was incorporated on November 26, 2006 in the Republic of Vanuatu with common shareholders of Shaanxi Tianren Organic Food Company, Ltd. (“Shaanxi Tianren”).On September 28, 2007, Pacific acquired 99% of Shaanxi Tianren through a reorganization between entities under common control.  Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

The consolidated entity is hereafter referred to as “the Company”.

Shaanxi Tianren was incorporated on August 8, 2001 in the People’s Republic of China (“PRC”) located in Xi’an High-Tech Industrial Development Zone. The Company is principally engaged in developing, manufacturing and selling mostly concentrated pear and apple juice, juice-vinegar concentrate, beverage, agricultural products and packing supplies in the People’s Republic of China.

Xian Tianren Modern Organic Company, Ltd. (“Xian Tianren”), former name Xian Jiaoda Qianmei Modern Food Company Ltd., was incorporated on December 22, 2002 in the People’s Republic of China (“PRC”). The Company is principally engaged in developing, manufacturing and selling mostly concentrated kiwi and peach juice and organic agricultural fruit supplies in the People’s Republic of China.

On May 27, 2006, Shaanxi Tianren purchased 91.15% of Xian Tianren with RMB$36,460,000 (US$4,573,221). The acquisition was accounted for using the purchase method, the financial statement was consolidated on the purchase date and forward.

 2. Basis of Presentation

The consolidated financial statements include the accounts of Shaanxi Tianren, Xian Tianren and Pacific. All material inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of Shaanxi Tianren and Xian Tianren, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

 PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

Shipping and Handling Costs

Under generally accepted accounting principles, shipping and handling costs may be reported as a component of either cost of sales or selling, general and administrative expenses. The Company reported all outbound freight expense of  $260,309 for September 30,2007, respectively, in the Consolidated Statement of Income as a component of selling expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at original invoice amount less an allowance for any uncollectible. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectability of outstanding accounts. Receivable amounts over 6 months are written off 100%.The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which includes ingredients and supplies) and finished goods (which includes finished juicy in our bottling and canning operations.)
Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Inventories consisted of:

September 30,
2007

Raw materials and packaging	$410,977

Finished goods	2,895,249

Inventories	$3,306,226

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Intangible assets

The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

The Company recognizes revenue on the sales of its products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when the Company believes that collectability is reasonably assured. The Company sells primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

Advertising and Promotion Expense

Advertising and promotion costs are expensed as incurred. The Company incurred $3,791 and $1,169 of advertising and promotion costs for the nine months ended September 30, 2007 and September 30, 2006, respectively.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

September 30,
2007
Machinery and equipment	$8,699,588
Furniture and office equipment	156,704
Motor vehicles	161,947
Buildings	3,108,852
Subtotal	12,127,091
Less: accumulated depreciation	(2,368,079)
Net property and equipment	$9,759,012

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Depreciation expense included in general and administration expenses for the nine months ended September 30, 2007 and September 30, 2006 was $45,478 and $43,506, respectively. Depreciation expense included in cost of sales for the nine months ended September 30, 2007 and September 30, 2006 was $739,212 and $546,593, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairment of assets was recorded in the periods reported.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded no deferred tax assets or liabilities as of September 30, 2007, since nearly all differences in tax bases and financial statement carrying values are permanent differences.

Advances from customers

Advances from customers are the prepayment by customers for future purchase of the goods from the Company. The balance at September 30, 2007 was $3,138,930.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Minority Interest In Subsidiary

Minority interest represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Xian Tianren. Minority interest balance at September 30, 2007 was $880,746.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. Land usage right

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for the land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of the lease which is 20 to 50 years. Prepaid land lease on September 30, 2007 was $2,733,497.[Missing Graphic Reference]

5. Related Party Receivables

During the year, the Company has made loans to related entities with common owners and directors. The loans are unsecured and bear no interest. These loans have no fixed payment terms. The loans balance at September 30, 2007 totaled $3,827,763.

Name of Related Party	September 30, 2007	Relation

Shaanxi Hede Investment Management Co., Ltd ("Shaanxi Hede")	3,792,482	the former shareholder of Shaanxi Tianren

Xi'an Qinmei Food Co., Ltd ("Xi'an Qinmei")	35,281	the shareholder of Xi’an Tianren.

Total	3,827,763

6. Related Party Payables

The Company has borrowed money from its shareholders and related entities with common owners and directors which amounted to $65,467 as of September 30, 2007. These loans bear no interest and have no fixed payment terms.

Name of Related Party	September 30, 2007	Relation

Ms. Cui, Yuan	34,046	Shareholder of Shaan xi Tianren

Mr. Xue, Yongke	31,421	the shareholder and director of Shaanxi Tianren

Total	65,467

7. Taxes Receivable

The Company is currently subject to income taxes and VAT taxes according to applicable tax laws in the PRC. On September 30, 2007 taxes receivable of $348,783 is due to VAT input exceeds the VAT output.

8. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with one customer constituting greater than 10% of the Company’s gross sales:

	For nine months ended September 30,
Major Customer	2007	2006
Shaanxi Jiedong Trade Company, Ltd.	11%	8%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There was no bad debt expense during the nine months ended September 30, 2007.

The Company has the following concentrations of business with one vendor constituting greater than 10% of the Company’s purchases:

	For nine months ended September 30,
Major Vendors	2007	2006
Shaanxi Haomai Industrial Trading Co., Ltd.	12%	15%

10. Related party transactions

During the nine months ended September 30, 2007, Shaanxi Tianren leased Huludao Wonder Fruit Co., Ltd., which is one of plants owned by Shaanxi Hede, to the Company for production and sales of apple juice. The company paid the fees of $134,592 of 3 months to Shaanxi Hede for such lease.

11. Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51" ("SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

11. Recent Accounting Pronouncements (continued)

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.The Company is currently assessing the impact adoption of SFAS No. 159 that will have on its consolidated financial statements.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Pacific Industry Holding Group Co., Ltd.

We have audited the consolidated balance sheets of Pacific Industry Holding Group Co., Ltd. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Industry Holding Group Co., Ltd. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
June 19, 2007

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2006	2005
Current assets
Cash and cash equivalents	$2,135,173	$593,445
Accounts receivable, net of allowance for doubtful accounts $423 and 0 , respectively	5,151,634	277,748
Inventories	765,711	1,233,790
Advances to suppliers	173,943	26,398
Other receivables	22,429	6,709
Total current assets	8,248,890	2,138,090

Related party receivable	419,523	6,196
Property, plant and equipment, net	10,081,975	6,909,028
Land usage right	2,671,660	1,369,815
Total assets	$21,422,048	$10,423,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$631,019	$1,986,253
Accrued payroll and welfare	200,647	80,239
Related party payable	1,950,892	329,200
Taxes payable	1,583,884	302,730
Other payables	42,562	29,291
Dividend payable	-	706,302
Advances from customers	-	83,209
Short-term loans	-	1,117,755
Total current liabilities	4,409,004	4,634,979
Minority interest	712,863	10,498
Stockholders' equity
Common stock, 100 shares authorized, issued and outstanding	1,000	1,000
Additional paid in capital	10,901,817	4,619,226
Retained earnings	4,862,229	1,016,959
Accumulated other comprehensive income	535,135	140,467
Total stockholders' equity	16,300,181	5,777,652

Total liabilities and stockholders' equity	$21,422,048	$10,423,129

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Year Ended December 31,
	2006	2005

Revenues
Sales revenues	$17,427,204	$7,027,889
Cost of sales	10,105,327	4,471,432
Gross profit	7,321,877	2,556,457

Operating expenses
General and administrative expenses	405,253	488,948
Selling expenses	664,717	448,346
Total operating expenses	1,069,970	937,294

Income from operations	6,251,907	1,619,163

Other income (expense)
Interest income	14,365	22,299
Other income (expense)	(79,616)	50,119
Interest expense	(62,147)	(2,504)
Total other income (expense)	(127,398)	69,914
Net income before income taxes and minority interest	6,124,509	1,689,077
Provision for income taxes	2,035,675	650,265
Net income before minority interest	4,088,834	1,038,812

Minority interest in earnings	243,564	3,428

Net income	$3,845,270	$1,035,384

Foreign currency translation adjustment	394,668	140,467
Comprehensive income	$4,239,938	$1,175,851
Weighted average shares outstanding	100	100
Basic earnings per common share	$38,453	$10,354
Diluted earnings per common share	$38,453	$10,354

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

				Accumulated
		Additional		Other
	Common	Paid In	Retained	Comprehensive
	Stock	Capital	Earnings	Income	Total

Balance January 1, 2005	$1,000	$4,619,226	$677,546	$-	$5,297,772
Net income	-	-	1,035,384		1,035,384
Foreign currcncy translation adjustment				140,467	140,467
Dividend paid	-	-	(695,971)	-	(695,971)
Balance January 1, 2006	$1,000	$4,619,226	$1,016,959	$140,467	$5,777,652
Net income	-	6,282,591	3,845,270		10,127,861
Foreign currcncy translation adjustment				394,668	394,668
Balance December 31, 2006	$1,000	$10,901,817	$4,862,229	$535,135	$16,300,181

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$3,845,270	$1,035,384
Adjustments to reconcile net income to net cash provided
by operations, net of effects from purchase of Xian Tianren
Minority interest	243,564	3,428
Depreciation	1,476,675	95
Amortization	63,799	-
Provision for allowance for bad debt	423	-
Changes in operating assets and liabilities:
Accounts receivable	(3,617,789)	719,880
Other receivables	(11,693)	(6,544)
Advances to suppliers	18,970	298,536
Inventories	600,876	332,842
Accounts payable	(1,736,923)	1,948,768
Other payables	11,788	19,293
Accrued payroll and welfare	63,320	24,471
Taxes payable	1,243,543	174,101
Advances from customers	(84,229)	77,236
Net cash provided by operating activities	2,117,594	4,627,490
Cash flows from investing activities:
Purchase of Xian Tianren, net of cash acquired	(4,213,662)	-
Additions to fixed assets	(723,255)	(6,808,060)
Prepaid land usage right	-	(983,478)
Loan advanced to related parties	(143,753)	-
Net cash used in investing activities	(5,080,670)	(7,791,538)
Cash flows from financing activities:
Capital contribution from stockholders	6,271,558	-
Repayments of short-term loans	(1,131,452)	-
Proceeds of short-term loans	-	1,101,405
Advances from related parties	28,524	324,385
Payments of dividends	(714,958)	-
Net cash provided by financing activities	4,453,672	1,425,790
Effect of rate changes on cash	51,132	32,961
Increase (Decrease) in cash and cash equivalents	1,541,728	(1,705,297)
Cash and cash equivalents, beginning of year	593,445	2,298,742
Cash and cash equivalents, end of year	$2,135,173	$593,445
Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$791,020	$476,146

See accompanying notes to consolidated financial statement

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Pacific Industry Holding Group Co.,Ltd. (“Pacific”) was incorporated on November 26, 2006 in the Republic of Vanuatu with common shareholders of Shaanxi Tianren Organic Food Company, Ltd. (“Shaanxi Tianren”). On September 28, 2007, Pacific acquired 99% of Shaanxi Tianren through a reorganization between entities under common control.  Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented.The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

The consolidated entity is hereafter referred to as “the Company”.

Shaanxi Tianren was incorporated on August 8, 2001 in the People’s Republic of China (“PRC”) located in Xi’an High-Tech Industrial Development Zone. The Company is principally engaged in developing, manufacturing and selling mostly concentrated pear and apple juice, juice-vinegar concentrate, beverage, agricultural products and packing supplies in the People’s Republic of China.

Xian Tianren Modern Organic Company, Ltd. (“Xian Tianren”), former name Xian Jiaoda Qianmei Modern Food Company Ltd., was incorporated on December 22, 2002 in the People’s Republic of China (“PRC”). The Company is principally engaged in developing, manufacturing and selling mostly concentrated kiwi and peach juice and organic agricultural fruit supplies in the People’s Republic of China.

On May 27, 2006, Shaanxi Tianren purchased 91.15% of Xian Tianren with RMB$36,460,000 (US$4,573,221). The acquisition was accounted for using the purchase method, the financial statement was consolidated on the purchase date and forward.

2. Basis of Presentation

The consolidated financial statements include the accounts of Shaanxi Tianren, Xian Tianren and Pacific. All material inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of Shaanxi Tianren and Xian Tianren, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

Shipping and handling Costs

Under generally accepted accounting principles, shipping and handling costs may be reported as a component of either cost of sales or selling, general and administrative expenses. The Company reported all outbound freight expense of  $491,519 and $378,380 for 2006 and 2005, respectively, in the Consolidated Statement of Income as a component of selling expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Trade Accounts Receivable

Trade accounts receivable and other receivables are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which includes ingredients and supplies) and finished goods (which includes finished juicy in our bottling and canning operations.)
Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods

Inventories consisted of:

	December 31,	December 31,
	2006	2005
Raw materials and packaging	$438,414	$428,055
Finished goods	327,297	805,735
Inventories	$765,711	$1,233,790

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Intangible assets

The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

The Company recognizes revenue on the sales of its products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when the Company believes that collectibility is reasonably assured. The Company sells primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

Advertising and Promotion Expense

Advertising and promotion costs are expensed as incurred. The Company incurred $5,431 and $18,919 of advertising and promotion costs for the years ended December 31, 2006 and 2005, respectively.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

	December 31,	December 31,
	2006	2005
Machinery and equipment	$8,386,700	$4,812,792
Furniture and office equipment	57,006	14,807
Motor vehicles	155,769	44,000
Buildings	2,990,250	2,037,525
Subtotal	11,589,725	6,909,124
Less: accumulated depreciation	(1,507,750)	(96)
Net property and equipment	$10,081,975	$6,909,028

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment (continued)

Depreciation expense included in general and administration expenses for the years ended December 31, 2006 and 2005 was $162,123 and $96, respectively. Depreciation expense included in cost of sales for the years ended December 31, 2006 and 2005 was $1,314,552 and $0, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairment of assets was recorded in the periods reported.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded no deferred tax assets or liabilities as of December 31, 2006 and 2005, since nearly all differences in tax bases and financial statement carrying values are permanent differences.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Minority Interest In Subsidiary

Minority interest represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Xian Tianren. Minority interest balance at December 31, 2006 was $712,863.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. Land usage right

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for the land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of the lease which is 20 to 50 years. Prepaid land lease at December 31, 2006 and 2005 was $2,671,660 and $1,369,815, respectively.

5. Related Party Receivables

During the year, the Company has made loans to related entities with common owners and directors. The loans are unsecured and bear no interest. These loans have no fixed payment terms. The loans balance at December 31, 2006 and 2005 totaled $419,523 and $6,196, respectively.

Name of Related party	December 31, 2005	Relation

Ms Li,Yao	$6,196	Shareholder of Shaanxi Tianren

Name of Related party	December 31, 2006	Relation

Ms Li,Yao	$6,403	Shareholder of Shaanxi Tianren

Shaanxi Hede Investment Management Co., Ltd ("Shaanxi Hede")	$174,149	Shareholder of Shaanxi Tianren

Xian Qinmei Food Co., Ltd ("Xian Qinmei")	$238,971	Shareholder of Xian Tianren

Total	$419,523

6. Related Party Payables

The company has borrowed money from its shareholders and related entities with common owners and directors which amounted to $1,950,892 and $329,200 as of December 31, 2006 and 2005, respectively. These loans bear no interest and have no fixed payment terms.

Name of Related party	December 31, 2005	Relation

Shaanxi Hede Investment Management Co., Ltd ("Shaanxi Hede")	$329,200	Shareholder of Shaanxi Tianren

Name of Related party	December 31, 2006	Relation

Mr. Xue, Hongke	$1,233	President of Shaanxi Tianren

Ms. Cui, Yuan	$135,197	Shareholder of Shaanxi Tianren

Mr. Xue, Yongke	$30,223	Shareholder of Shaanxi Tianren

Xian Hede Investment Consultation Company Limited	$1,464,108	The Managing Director of Xi'an Hede is one of the family members of Chairman of Shaanxi Tianren

Mr.Liu,Andu	$25,589	Shareholder of Xian Tianren

Shaanxi Xirui Group Co.,Ltd	$230,512	Shareholder of Xian Tianren

Mr.Wang,Xiujun	$64,030	Shareholder of Xian Tianren

Total	$1,950,892

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. Short Term Loan

During 2005, the company borrowed a short term loan from a bank in the amount of RMB9,000,000 (US$1,098,901) with interest rate at 7.65% per annum due on November 2006. During September 2006, the loan balance was paid off. At December 31, 2005 the loan balance including interest was $1,117,755.

8. Taxes Payable

The Company is currently subject to income taxes according to applicable tax laws in the PRC. At December 31, 2006 and 2005 unpaid taxes payable amounted to $1,583,884 and $302,730, respectively.

9. Business Acquisition

The acquisition of the equity interest in Tianren was effective on May 26, 2006 after the agreement was signed and consideration paid. The purchase price of RMB36,460,000 (US$4,573,221) was determined by the parties based upon the market value of the assets and business potential of Xian Tianren.

The fair value of the Xian Tianren assets and liablities at the date of acquisition are presented below:

Cash	$359,559
Accounts receivable	1,147,265
Inventories	101,945
Advanced to suppliers	162,618
Other receivables	3,484
Related party receivable	260,879
Property, plant and equipment	3,634,559
Prepaid land lease	1,293,966
Accounts payable	(344,382)
Accrued payroll and welfare	(51,983)
Related party payable	(1,549,051)
Other payable	(1,612)
Net assets acquired	5,017,247
Less minority interest	(444,026)
Purchase price	$4,573,221
Less cash acquired	(359,559)
Net cash paid	4,213,662

The following pro forma information is presented on a consolidated basis as if the acquisition took place at the beginning of the period presented.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Year ended December 31,
	2006	2005
Revenues	19,793,060	12,070,457
Income before extraordinary items and the cumulative effect of accounting changes	4,310,695	1,750,183
Net income	4,310,695	1,750,183
Earnings per share	N/A	N/A

10. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

11. Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with one customer constituting greater than 10% of the Company’s gross sales:

	For year ended December 31,
Major Customer	2006	2005
China National Electronic Import and Export Shaanxi Company, Ltd.	14%	N/A
Shaanxi Jiedong Trade Company, Ltd	16%	N/A
Yunnan Machinery Import and Export Company, Ltd.	12%	N/A
Hebei Rifong Food Company	N/A	10%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There was bad debt expense of $423 and $0 during the years ended December 31, 2006 and 2005, respectively.

The Company has the following concentrations of business with three vendors constituting greater than 10% of the Company’s purchases:

	For year ended December 31,
Major Vendors	2006	2005
Shaanxi Longchang Steel Drum Production Co., Ltd	13%	N/A
Xian Steel Drum Production Factory of Shaanxi Haomai Industry and Trade Co., Ltd	13%	10%

12. Related party transactions

During the year ended 2006, the Company had sales to a related entity with common owner and director in the amount of $139,918.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. Recent Accounting Pronouncements

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.The Company is currently assessing the impact adoption of SFAS No. 159 that will have on its consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial statements of ENTECH ENVIRONMENTAL TECHNOLOGIES, INC. (the “Shell”) in the opinion of management include all material adjustments directly attributable to the “Reverse Merger Transactions”, which include a share exchange transaction and a private placement transaction. The Share Exchange Agreement, dated February 22, 2008, was among Pacific Industry Holding Group Co., Ltd. (the “Pacific”), the Shell and all of the shareholders of the Pacific (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, Shell issued to the shareholders of the Pacific 1,000,000 preferred series A shares in exchange for all of the issued and outstanding capital stock of the Pacific. On February 25, 2008, the Company (refers collectively to Entech, Pacific and Tianren) raised $3,400,000 gross proceeds from certain accredited investors in a private placement transaction. As a result of the consummation of these transactions, Pacific is now a wholly-owned subsidiary of the Company. The pro forma consolidated statement of operations includes the accounts of the Shell and the Pacific.

The statements of operations were prepared as if the above mentioned acquisition of the Pacific by the Shell were consummated on January 1, 2006 and 2007, respectively, and the balance sheet was prepared as if they were consummated on September 30, 2007. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED   PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007

			Pro Forma			Pro Forma
	Shell	Pacific	Adjustment			Combined
	September 30,	September 30,				September 30,
	2007	2007				2007
ASSETS	(Unaudited)	(Unaudited)				(Unaudited)
CURRENT ASSETS
Cash and equivalents	$271	$2,595,274	$3,216,667	(c,d	)	$5,812,212
Trade accounts receivable, less allowance for doubtful accounts of $439	-	3,347,878				3,347,878
Other receivables	-	388,276				388,276
Inventories, net	-	3,306,226				3,306,226
Prepaid expenses and other current assets		443,073				443,073
Total current assets	271	10,080,727	3,216,667			13,297,665

RELATED PARTY RECEIVABLES	120,000	3,827,763				3,947,763
PROPERTY, PLANT AND EQUIPMENT, Net	245	9,759,012				9,759,257
LAND USAGE RIGHT	-	2,733,497				2,733,497
OTHER ASSETS	-	35,149				35,149
TOTAL ASSETS	$120,516	$26,436,148	$3,216,667			$29,773,331

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$198,284	$701,549				$899,833
Accrued expenses	547,884	249,083				796,967
Related party payable	272,371	65,467				337,838
Other Payable	29,209	51,340				80,549
Advances from customers	-	3,138,930				3,138,930
Current portion of notes payable	2,743,039	1,331,416				4,074,455
Total current liabilities	3,790,787	5,537,785				9,328,572

NOTE PAYABLE, net of current portion	453,335	-				453,335

TOTAL LIABILITIES	$4,244,122	$5,537,785				$9,781,907

MINORITY INTEREST	-	880,746				880,746

SHAREHOLDERS' EQUITY
Preferred stock			3,833	(a,c	)	3,833
Common stock	34,531	1,000	(1,000)	(a	)	34,531
Paid-in capital	17,699,585	10,901,817	(18,644,485)	(b,c,d	)	9,956,917
Common stock subscribed	597	-				597
Accumulated (deficit) retained earnings	(21,858,319)	7,870,561	21,858,319	(b	)	7,870,561
Accumulated other comprehensive income	-	1,244,239				1,244,239
Total stockholders' equity	(4,123,606)	20,017,617	3,216,667			19,110,678
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$120,516	$26,436,148	$3,216,667			$29,773,331
See accompanying Notes to Pro Forma Condensed Consolidated Balance Sheet

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

			Pro Forma
	Shell	Pacific	Combined
	Nine Months	Nine Months	Nine Months
	Ended Sep. 30, 2007	Ended Sep. 30, 2007	Ended Sep. 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$-	$12,493,802	$12,493,802
Cost of sales	-	7,730,604	7,730,604
Gross Margin	-	4,763,198	4,763,198

Operating Expenses
General and administrative expenses	241,820	681,439	923,259
Selling expense		301,331	301,331
Total operating expenses	241,820	982,770	1,224,590

(Loss) Income from Operations	(241,820)	3,780,428	3,538,608

Other Income (Expenses)
Liquidated damages	(1,955,434)		(1,955,434)
Interest expense		(19,761)	(19,761)
Other income (Expenses)	(196,032)	(31,099)	(227,131)
Total Other (Expense)	(2,151,466)	(50,860)	(2,202,326)

(Loss) Income from Continuing Operation Before Income Tax	(2,393,286)	3,729,568	1,336,282

Income Tax Provision	-	584,389	584,389
( Loss) Income from Continuing Operation Before Minority Interest	(2,393,286)	3,145,179	751,893

Minority Interest		136,847	136,847
Net (Loss) Income Attributed to Common Shares	$(2,393,286)	$3,008,332	$615,046

Basic and Diluted(Loss) Earnings Per Share:
Basic			$0.03
Diluted			0.02
Basic and Diluted Weighted Average Shares Outstanding
Basic			22,105,466
Diluted			32,553.946
See accompanying Notes to Pro Forma Condensed Consolidated Statement of Operations

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2006

			Pro Forma
	Shell	Pacific	Combined
	Twelve Months	Twelve Months	Twelve Months
	Ended Dec. 31,2006	Ended Dec. 31,2006	Ended Dec. 31,2006
	(unaudited)	(unaudited)	(unaudited)
Revenues, net	$-	$17,427,204	$17,427,204
Cost of sales	-	10,105,327	10,105,327
Gross Margin	-	7,321,877	7,321,877

Operating Expenses
General and administrative expenses	174,842	405,253	580,095
Selling expense	-	664,717	664,717
Total operating expenses	174,842	1,069,970	1,244,812

(Loss) Income from Operations	(174,842)	6,251,907	6,077,065

Other Income (Expenses)
Loss on fixed assets	(758,533)	-	(758,533)
Liquidated damages	(37,935)	-	(37,935)
Interest expense	-	(62,147)	(62,147)
Other income (Expenses)	(1,189,733)	(65,251)	(1,254,984)
Total Other (Expense)	(1,986,201)	(127,398)	(2,113,599)

(Loss) Income from Continuing Operation Before Income Tax	(2,161,043)	6,124,509	3,963,466

Income Tax Provision	-	2,035,675	2,035,675
(Loss) Income from Continuing Operation Before Minority
Interest	(2,161,043)	4,088,834	1,927,791

Minority Interest		243,564	243,564
Net (Loss) Income Attributed to Common Shares	$(2,161,043)	$3,845,270	$1,684,227

Basic and Diluted (Loss) Earnings Per Share:
Basic			$0.08
Diluted			0.05
Basic and Diluted Weighted Average Shares Outstanding
Basic			22,108,479
Diluted			32,556,959
See accompanying Notes to Pro Forma Condensed Consolidated Statement of Operations

Notes to Pro Forma Condensed Consolidated Balance Sheet

The above balance sheet gives effect to the following pro forma adjustments necessary to reflect the share exchange and purchase consummated on February 22, 2008 and February 25, 2008, respectively, as if these transactions had occurred on September 30, 2007. The historical information of Shell was based on the Company’s audited financial statements in its Form 10-KSB filed with the SEC for the year ended September 30, 2007; the historical information of Pacific was derived from the books and the records of Pacific for the period ended September 30, 2007.

a)
To record 1,000,000 shares of Series A Convertible Preferred Stocks issued by Shell and 100 shares of Common Stock issued by Pacific pursuant to the Share Exchange Agreement between Shell and Pacific dated February 22, 2008.

b)	To record the elimination of share capital of Pacific and accumulated deficit of Shell.

c)
To record 2,833,333 shares of Preferred Series B Convertible Preferred Stock, par value $0.001 per share, issued pursuant to the Share Purchase Agreement between Shell and the investors dated February 25, 2008.

d)	To record $183,333 of offering cost relating to the Share Purchase Agreement between Shell and the investors dated February 25, 2008.

After the consummation of the transactions described herein and before the mandatory share split of common shares and mandatory conversion of Series A stock, the Company will have 10,000,000 common shares authorized, approximately 34,530,840 common shares issued and outstanding, 1,000,000 Series A preferred shares issued and outstanding, and 2,833,333 Series B preferred shares issued and outstanding.

Subsequent to September 30, 2007, the Company issued 54,650,378 common shares and canceled 1,900,000 common shares. On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron Partners. As of February 26, 2008, before the mandatory share split of common shares and mandatory conversion of Series A stock, the Company has 87,281,218 common shares issued and outstanding, 1,000,000 Series A preferred shares issued and outstanding, and 3,448,480 Series B preferred shares issued and outstanding. (2,000,000 shares of the Series B Stock deposited in the escrow account are not included.)

After the mandatory 1-for 328.72898 reverse split of common shares and mandatory 1-for-22.006 conversions of Series A stock, the Company will have 22,271,684 common shares issued and outstanding, and 3,448,480 Series B preferred shares issued and outstanding. (2,000,000 shares of the Series B Stock deposited in the escrow account are not included.) The total number of shares of Common Stock to be issued and outstanding after the offering will be 32,720,164, assuming all five years warrants to purchase 7,000,000 shares of Common Stock with an exercise price of $3.00 per share are exercised and all shares of Series B Preferred Stock are converted.

Notes to Pro Forma Condensed Consolidated Statement of Operations

Note 1: The above statements of operations give effect to the following pro forma adjustments necessary to reflect the share exchange and purchase consummated on February 22, 2008 and February 25, 2008, respectively, as if these transactions had occurred on January 1, 2006 and 2007, respectively. The historical information of Shell was based on the Company’s audited financial statements in its Form 10-KSB filed with the SEC for the year ended September 30, 2006 and 2007, and unaudited financial statements in its Form 10-QSB filed with the SEC for the period ended December 31, 2005 and 2006. The historical information of Pacific was derived from the books and the records of Pacific for the period ended December 31, 2006 and September 30, 2007.

Note 2: The pro forma consolidated basic weighted average number of common outstanding shares is based on the basic weighted average number of shares of Common Stock of Shell during the period plus those shares to be issued in conjunction with the share exchange and purchase consummated on February 22, 2008 and February 25, 2008, respectively, assuming the mandatory common shares split and mandatory conversion of Series A stock have occurred.

The pro forma consolidated diluted weighted average number of common outstanding shares is based on the pro forma consolidated basic weighted average number of common outstanding shares, plus potentially dilutive securities, which include 2,833,333 shares of convertible Series B stock, 7,000,000 shares of the common stock from exercise of stock warrants, and 615,147 shares of convertible Series B Stock in exchange for the cancellation of certain promissory notes of the Company held by Barron.

Note 3: Income of $7,726 and $86,876 from discontinued operations of Shell for the nine months ended September 30, 2007 and twelve months ended December 31, 2006, respectively, was not included in the Pro Forma Statement of Operations.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Although we will not receive any of the proceeds from the sale of the shares being registered in this registration statement, we have agreed to bear the costs and expenses of the registration of those shares. Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are as follows:

SEC Registration Fee	$827.00
Professional Fees and Expenses	$225,000.00	*
Printing and Engraving Expenses	$5,000.00	*
Transfer Agent's Fees	$2,500.00	*
Miscellaneous Expenses	$3,000.00	*
Total	$236,327.00	*

*Estimates

Item 14. Indemnification of Directors and Executive Officers.

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3)

Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S.607.0850(9).

Article VIII of our Amended and Restated Articles of Incorporation authorizes us, among other things, to indemnify our officers, directors, employees or agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with certain actions, suits or proceedings if they acted in good faith and in a manner in which they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, has no reasonable cause to believe their conduct was unlawful. Article VII of our By—laws authorizes us to indemnify our officers and directors to the fullest extent authorized or permitted by the Florida Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Under the Share Exchange Agreement, on February 26, 2008, we issued 1,000,000 shares of our Series A Stock in exchange for all of the outstanding shares of the common stock of Pacific. At the completion of that share exchange, Pacific became the Company’s wholly owned subsidiary. The Share Exchange was accomplished in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the Share Exchange, on February 26, 2008, the Company issued 2,833,333 shares of Series B Stock and warrants to purchase 7,000,000 shares of Common Stock (the “Warrants”) to two investors, in exchange for a cash payment in the amount of $3,400,000. The issuance of the Series B Stock was accomplished in reliance upon Section 4(2) of the Securities Act. Under the stock purchase agreement relating to such sale, the Company also deposited 2,000,000 shares of the Series B Stock into an escrow account to be held by an escrow agent as make good shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron. The issuance of the Series B Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

On February 22, 2008 the Company issued to the persons set forth in the table below the number of shares of Common Stock set forth opposite the name of such person for the consideration set forth opposite the name of the person. All of such shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act.

Name	Number of Shares Issued	Consideration for Issuance
Grover Moss	19,414,634	Cancellation of indebtedness
Joseph I. Emas	12,195,122	Past services
Walker Street Associates	12,195,122	Past services
Terence Leong	950,000	Past services
Burr Northrop	10,500,000	Past services

As part of a settlement with its former Chairman and Chief Executive Officer, Steven Rosenthal, the Company issued to him 300,000 shares of its Common Stock during December 2007. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

As part of a settlement with former registered accounting firm, RBSM, the Company issued 45,500 shares of the Company’s Common Stock during December 2007. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

During the year ended September 30, 2006, the Company issued 4,225,015 shares that were previously subscribed. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

As of June 30, 2006, the Company sold units consisting of convertible notes that are convertible into 62.7 million common shares and warrants that are exercisable for 19.9 million common shares. Conversion of the convertible notes and exercise of the warrants are limited such that the note holder can not convert notes or exercise warrants that would result in beneficial ownership by the holder or its affiliates of more than 4.9% of the outstanding common shares on the conversion or exercise date.

The offer and sale of such shares of our Common Stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and in Section 4(2) of the Securities Act.

During the three months ended March 31, 2006, the Company cancelled 1,500,000 shares previously issued to a former employee and issued 300,000 shares to replace the cancelled shares pursuant to an agreement between the Company and the former employee. The Company issued 100,000 shares for public relations services and recorded compensation expense of $5,000 based on the closing market price of $0.05 on the date of issuance, April 4, 2006. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

During the three months ended December 31, 2005, the Company entered into a settlement agreement with a vendor to satisfy accounts payable totaling $162,935. Terms of the agreement provided for payment in cash of $35,000, and the issuance of 1,000,000 shares of Common Stock. The common shares issued were valued at $90,000, or $0.09 per share, which was the fair market value of the
Common Stock on the agreement date. The resulting gain on settlement totaling $37,935 was recorded as other income. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

In December 2005, the Company entered into settlement agreement with a law firm in which the Company issued 225,000 shares of Common Stock. The services were performed during the year ended September 30, 2005, legal expense of $36,000 ($.016 per share) was recorded during the year ended September 30, 2005 based on the fair market value of the Common Stock, and the shares were subscribed for issuance as of September 30, 2005.

During the three months ended September 30, 2005, the Company subscribed 4,000,036 shares of Common Stock to investors at $.025 per share for cash, and received proceeds of $100,001. The Company also issued 800,000 shares to a related party to convert $50,000 of notes and $10,000 of interest payable when the fair market value of the stock was $.075 per share. The Company issued 200,000 shares as incentive compensation to an employee when the fair market value of the stock was $.075 and recorded $15,000 as compensation expense. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

During the three months ended June 30, 2005, the Company issued 16,667 shares of common stock to investors in an earlier sale of common stock as a goodwill restructuring of the terms of the previous sale. The Company charged the amount of $17 to additional paid-in capital. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

During the three months ended March 31, 2005, the Company issued 1,500,000 shares of common stock to a former officer and director and recorded compensation expense of $90,000. The shares were recorded at their market price of $.06 per share as of the date of the agreement pertaining to the issuance. The issuance of the Common Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

2.1 Share Exchange Agreement, dated as of February 22, 2008 by and among Pacific Industry Holding Group Co. Ltd. (“Pacific”), Terrence Leong, the Company and the shareholders of Pacific. (1)

3.1 Amended and Restated Articles of Incorporation of Entech Environmental Technologies, Inc.(2)

3.3  Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock.(1)

3.4 Certificate of Designations, Preferences, Rights and Limitations of the Company’s Series B Convertible Preferred Stock.(1)
3.5 Bylaws of Entech Environmental Technologies, Inc.(2)

4.1 Warrants issued to Barron Partners LP, dated as of February 25, 2008.(2)

4.2 Warrants issued to EOS Holdings LLC, dated as of February 25, 2008.(2)

5.1 Legal Opinion of Guzov Ofsink, LLC re legality of the common stock being registered.*

9.1 Voting Trust Agreement, dated as of February 25, 2008, by and among Fancylight Limited and Hongke Xue.(2)

9.2 Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among Winsun Limited and Sixiao An.(2)

9.3 Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among China Tianren Organic Food Holding Company Limited.and Lin Bai.(2)

10.1 Series B Convertible Preferred Stock Purchase Agreement by and among the Company, Barron Partners LP and EOS Holdings, LLC, dated as of February 25, 2008.(2)

10.2 Registration Rights Agreement by and among the Company, Barron Partners LP and EOS Holdings, LLC, dated as of February 25, 2008.(2)

10.3 Escrow Agreement by and among Shaanxi Tianren Organic Food Co., Ltd., Barron Partners LP, EOS Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 6, 2008.(2)

10.4  Make Good Escrow Agreement by and among the Company, Barron Partners LP, EOS Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 25, 2008.(2)

10.5  Call Option Agreement between Hongke Xue and Fancylight Limited, dated as of February 25, 2008. (2)

10.6  Share Transfer Agreement by and among Shaanxi Hede Venture Capital Management Co., Ltd., Niu Hongling, Wang Qifu, Wang Jianping, Zhang Wei, Cui Youming and Yuan Ye, dated as of May 31, 2007.(2)

10.7  Lease Agreement between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Venture Capital Management Co., Ltd., dated as of June 2, 2007.(2)

10.8  Loan Agreement between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Venture Capital Management Co., Ltd., dated as of June 5, 2007.(2)

10.9  Loan Agreement between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Venture Capital Management Co., Ltd., dated as of August 1, 2007.(2)

16.1 Letter from Tavarsan Askelson & Company LLP dated March 6, 2008. (3)

21.1 Description of Subsidiaries of the Company.(2)

23.1 Consent of counsel to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion annexed at Exhibit 5.1)

23.2 Consent of Child, Van Wagoner & Bradshaw, PLLC.*

23.3 Consent of Tavarsan Askelson & Company LLP.*

23.4 Consent of Mendoza Berger & Company, LLP.*

*Filed herewith

(1) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on February 28, 2008.

(2) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 3, 2008.

(3) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 6, 2008.

(b) Financial Statement Schedules

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Shaanxi, PRC, on March 25, 2008.

Entech Environmental Technologies, Inc.

/s/ Yongke Xue
By: Yongke Xue, Chief Executive Officer and Director (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Yongke Xue	March 25, 2008
Yongke Xue Chief Executive Officer and Director (principal executive officer)

/s/ Song Liu Song Liu Chief Financial Officer (principal financial officer and accounting officer)	March 25, 2008

/s/ Joseph I. Emas Joseph I. Emas, Director	March 25, 2008